As filed with the Securities and Exchange Commission on April 10, 2020

Registration No. 333 - 236906

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Meridian Corporation
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	83-1561918 (IRS Employer Identification Number)

9 Old Lincoln Highway
Malvern, Pennsylvania 19335
(484) 568-5000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Christopher J. Annas
President and Chief Executive Officer
9 Old Lincoln Highway
Malvern, Pennsylvania 19335
(484) 568-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas L. Hanley, Esq.
Christopher S. Connell, Esq.
Stradley Ronon Stevens & Young, LLP
2005 Market Street, Suite 2600
Philadelphia, PA 19103-7018
(215) 564-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 10, 2020

PROSPECTUS

Offer to Exchange

$40,000,000 aggregate principal amount of
5.375% Fixed-to-Floating Rate Subordinated Notes due 2029
that have been registered under the Securities Act of 1933
for any and all outstanding unregistered
5.375% Fixed-to-Floating Rate Subordinated Notes due 2029

         The exchange offer will expire at 5:00 p.m., New York City time, on            , 2020, unless extended.

         We are offering to exchange 5.375% Fixed-to-Floating Rate Subordinated Notes due 2029 that have been registered under the Securities Act of 1933, as amended ("Securities Act"), which we refer to in this prospectus as the "New Notes," for any and all of our outstanding unregistered 5.375% Fixed-to-Floating Rate Subordinated Notes due 2029 that we issued in a private placement on December 18, 2019, which we refer to in this prospectus as the "Old Notes." We are making this offer to exchange the New Notes for the Old Notes to satisfy our obligations under a registration rights agreement that we entered into with the purchasers of the Old Notes in connection with our issuance of the Old Notes to those purchasers.

         We will not receive any cash proceeds from this exchange offer. The issuance of the New Notes in exchange for the Old Notes will not result in any increase in our outstanding indebtedness. Old Notes that are not exchanged for New Notes in this exchange offer will remain outstanding. The exchange offer is not subject to any minimum tender condition but is subject to certain customary conditions.

         Upon expiration of the exchange offer, all Old Notes that have been validly tendered and not withdrawn will be exchanged for an equal principal amount of New Notes. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes and do not have the right to additional interest under the circumstances described in that registration rights agreement relating to our fulfillment of our registration obligations. The New Notes evidence the same debt as the Old Notes and are governed by the same indenture under which the Old Notes were issued.

         There is no existing public market for the Old Notes or the New Notes and we do not expect any public market to develop in the future for either the Old Notes or the New Notes. The Old Notes are not listed on any national securities exchange or quotation system and we do not intend to list the New Notes on any national securities exchange or quotation system.

         You may withdraw your tender of Old Notes at any time prior to the expiration of the exchange offer. We will exchange all of the outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.

         Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See "Plan of Distribution."

         Investing in our securities involves certain risks. See "Risk Factors" beginning on page 8.

         None of the Securities and Exchange Commission, which we refer to as the SEC, any state securities commission, the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, the Federal Deposit Insurance Corporation, which we refer to as the FDIC, or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is                , 2020.

 ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement that we have filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the exchange offer and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement.

        We are providing this prospectus to holders of Old Notes in connection with our offer to exchange Old Notes for New Notes. We are not making this exchange offer in any jurisdiction where the exchange offer is not permitted.

        You should rely only on the information contained in this prospectus and in the accompanying exchange offer transmittal documents filed by us with the SEC. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of the applicable document that contains that information. Our business, financial condition, results of operations and prospects may have changed since that date.

        You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the exchange offer and ownership of these securities.

        Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented

i

from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for Old Notes. We have agreed to make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale. See "Plan of Distribution."

        References in this prospectus to the "company," "we," "us," "our," or similar references refer to Meridian Corporation, a Pennsylvania corporation, and our subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated. References in this prospectus to the "Bank" refer to the Bank, a Pennsylvania chartered bank.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file annual, quarterly and current reports, proxy statements, and other documents with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxies, information statements, and other information regarding registrants, including us, that file electronically with the SEC. We also maintain a website at www.meridianbanker.com. Information on, or accessible through, our website is not part of this prospectus.

        We have filed with the SEC a registration statement on Form S-4 relating to the New Notes and the exchange offer. This prospectus is a part of the registration statement and, as permitted by SEC rules, does not contain all of the information in the registration statement. The registration statement, including the exhibits thereto, contains additional relevant information about us, the New Notes and the exchange offer. You can obtain a copy of the registration statement and the exhibits and schedules from the SEC at the website address listed above. The registration statement may contain additional information that may be important to you.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to our strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond our control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause our financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

  •
  adverse changes in local, regional and national economic conditions;

  •
  adverse changes in local, regional and national real estate markets, including real estate values;

  •
  changes in U.S. monetary policy, the capital markets, interest rates and other market conditions that may affect our liquidity, funding sources, net interest margin and the value of our assets and liabilities;

  •
  competitive conditions in the markets we serve, including competition among depository and other financial institutions and increasing competition from non-bank providers of loans and other financial services;

  •
  our ability to attract and maintain deposits;

  •
  changes in consumer and business spending, borrowing and savings habits, which may affect deposit levels and cause fluctuations in the demand for our services and products, including the demand for loans;

  •
  our ability to introduce competitive new products and services on a timely, cost-effective basis and the mix of those products and services;

  •
  credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in our allowance for loan and lease losses;

  •
  our ability to implement our growth strategy and manage costs effectively;

  •
  our ability to maintain appropriate levels of capital and to comply with our capital ratio requirements;

  •
  changes in our access to funding or increased regulatory requirements with regard to funding, which could limit the financial resources available to us to fund our current and planned business;

  •
  our ability to raise additional capital on acceptable terms, or at all, when needed to fund our operations and planned growth;

  •
  changes in laws or government regulations, regulatory guidance or policies affecting financial institutions, including increased costs of compliance with such laws and regulations;

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  changes in accounting policies and practices;

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  the results of examinations of our business by Federal and state regulators, which may require us to take remedial actions, including the possibility that the regulatory authorities may require us to increase our allowance for loan losses, write-down assets or take other actions that adversely affect our business or results of operations or increase our costs;

  •
  fraudulent activity, breaches or failures of our information security controls or cybersecurity related incidents, which could result in claims for damages or adversely affect our reputation;

  •
  the ability of our key third-party service providers to perform their obligations to us;

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  our ability to respond to rapid technological developments and implement appropriate changes;

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  our ability to retain our senior management team and other key employees;

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  the impact of any litigation or regulatory actions, including any effect our expenses, our current and planned business activities or our reputation; and

  •
  our success in managing the risks involved in the foregoing.

        We caution you that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including Meridian Corporation's Annual Report on Form 10-K for the year ended December 31, 2019, and, for periods prior to the completion of the holding company reorganization, the Bank's filings with the FDIC, including the Bank's Annual Report on Form 10-K for the year ended December 31, 2017, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. We do not undertake to update any forward-looking statement contained in this prospectus to reflect new information or events or conditions after the date hereof.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to exchange your Old Notes for New Notes. You should read this prospectus carefully, including the "Risk Factors" sections contained in this prospectus before making a decision about whether to exchange your Old Notes for New Notes.

Meridian Corporation

        Meridian Corporation is a bank holding company engaged in banking activities through its wholly-owned subsidiary, the Bank, a full-service, state-chartered commercial bank with offices in the greater Philadelphia metropolitan market. We service small and middle market businesses throughout our market area. We have a modern, progressive consultative approach to creating innovative solutions. We are technology driven, with a culture that incorporates significant use of customer preferred alternative delivery channels, such as mobile banking, remote deposit capture and bank-to-bank ACH. Our 'Meridian everywhere' philosophy of community presence, along with our strategic business footprint, allows us to provide a high degree of service, convenience and products our customers need to achieve their financial objectives. We provide this service through three principal business line distribution channels. As of December 31, 2019, we had consolidated total assets of $1.2 billion, deposits of $851.2 million and shareholders' equity of $120.7 million.

        Meridian Corporation was incorporated on June 8, 2009 for the sole purpose of acquiring the Bank and serving as the Bank's parent bank holding company. On August 24, 2018, Meridian Corporation acquired the Bank in a merger and reorganization effected under Pennsylvania law.

        Our common stock is traded on the NASDAQ Stock Market under the symbol "MRBK." Our principal executive offices are located at 9 Old Lincoln Highway, Malvern, Pennsylvania 19355 and our telephone number is (484) 568-5000. Our website is www.meridianbanker.com. Information on, or accessible through, our website is not part of this prospectus, other than the documents accessible through our website that we file with the SEC that are incorporated herein by reference.

 Summary of the Exchange Offer

        The following provides a summary of certain terms of the exchange offer. Please refer to the section "The Exchange Offer" appearing elsewhere in this prospectus for a more complete description of the exchange offer and the section "Description of the Notes" for a more complete description of the terms of the Old Notes and New Notes.

Old Notes	$40,000,000 in aggregate principal amount of 5.375% Fixed-to-Floating Rate Subordinated Notes due 2029.
New Notes

Up to $40,000,000 in aggregate principal amount of 5.375% Fixed-to-Floating Rate Subordinated Notes due 2029 which have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

Exchange Offer

We are offering to exchange the New Notes for a like principal amount of Old Notes. Subject to the terms of this exchange offer, promptly following the termination of the exchange offer, we will exchange New Notes for all Old Notes that have been validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2020, unless extended.
Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date.
Conditions to Exchange Offer	This exchange offer is subject to customary conditions, which we may waive. See "The Exchange Offer—Conditions."
Procedures for Tendering Old Notes

Since the Old Notes are represented by global book-entry notes, the Depository Trust Company ("DTC"), as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for New Notes.

In order to participate in the Exchange Offer, you must follow the procedures established by DTC for tendering Old Notes held in book-entry form. These procedures, which we call "ATOP" ("Automated Tender Offer Program") procedures, require that (i) the exchange agent receive, prior to the expiration date of the Exchange Offer, an agent's message that is transmitted through ATOP, and (ii) DTC has received (a) your instructions to exchange your Old Notes, and (b) your agreement to be bound by the terms of the accompanying letter of transmittal.

Please note that by signing, or agreeing to be bound by, the letter of transmittal, you will be making a number of important representations to us. See "The Exchange Offer—Eligibility; Transferability."

Certain United States Federal Income Tax Considerations

The exchange of Old Notes for New Notes in the exchange offer generally should not constitute a taxable event for U.S. federal income tax purposes. See "Certain United States Federal Income Tax Considerations." You should consult your own tax advisor as to the tax consequences of exchanging your Old Notes for New Notes.

Registration Rights

Under the terms of the registration rights agreement that we entered into with the initial purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under certain limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Transferability

Based upon existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are acquiring the New Notes in the ordinary course of your business;

•

you are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued to you;

• you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act; and
• you are not acting on behalf of any person who could not truthfully make these statements.

Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered this exchange offer in the context of a no-action letter request from us, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to our exchange offer.

If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.

Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

See "The Exchange Offer—Eligibility; Transferability" and "Plan of Distribution."
Consequences of Failing to Exchange Old Notes

Any Old Notes that are not exchanged in the exchange offer will continue to be governed by the indenture relating to the Old Notes and the terms of the Old Notes. Old Notes that are not exchanged will remain subject to the restrictions on transfer described in the Old Notes, and you will not be able to offer or sell the Old Notes except under an exemption from the registration requirements of the Securities Act or unless the Old Notes are registered under the Securities Act.

Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the Old Notes under the U.S. federal securities laws. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."

Use of Proceeds	We will not receive any cash proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer.
Cancellation of Exchanged Old Notes

Old Notes that are surrendered in exchange for New Notes will be retired and cancelled by us upon receipt and will not be reissued. Accordingly, the issuance of the New Notes under this exchange offer will not result in any increase in our outstanding indebtedness.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent for this exchange offer. See "The Exchange Offer—Exchange Agent" for the address and telephone number of the exchange agent.

Summary of the New Notes

        The following provides a summary of certain terms of the New Notes. The New Notes have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture under which the Old Notes were issued. Please refer to the section "Description of the Notes" for a more complete description of the terms of the New Notes. References in this prospectus to the "notes" include both the Old Notes and the New Notes unless otherwise specified or the context otherwise requires.

Issuer	Meridian Corporation.
Securities Offered	5.375% Fixed-to-Floating Rate Subordinated Notes due 2029.
Aggregate Principal Amount	Up to $40,000,000.
Maturity Date	December 30, 2029, unless previously redeemed.
Form and Denomination

The New Notes will be issued in fully registered form, without coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for The Depository Trust Company, or DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

Interest Rate and Interest Rate Payment Dates During Fixed-Rate Period

From and including December 18, 2019 to but excluding December 30, 2024 or any earlier redemption date, the New Notes will bear interest at a fixed rate equal to 5.375% per year, payable semi-annually in arrears on June 30 and December 30 of each year, beginning on June 30, 2020.

Interest Rate and Interest Rate Payment Dates During Floating-Rate Period

From and including December 30, 2024 to but excluding the maturity date or earlier redemption date, the New Notes will bear interest at an annual floating rate, reset quarterly, equal to a benchmark rate (which is expected to be Three-Month Term SOFR) plus 395 basis points, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year beginning on December 30, 2024.

See "Description of the Notes—Principal, Maturity and Interest" for the definition of Three-Month Term SOFR, a description of the method of its determination, and the alternative methods for determining the applicable floating interest rate for the notes to the extent that Three-Month Term SOFR is discontinued, is no longer quoted, or is found by the regulatory supervisor of the administrator of the rate to be no longer representative.

Day Count Convention	30-day month/360-day year to but excluding December 30, 2024, and thereafter, a 360-day year and the number of days actually elapsed.
Record Dates	Each interest payment will be made to the holders of record who held the New Notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date.
Subordination; Ranking	The New Notes will be our general unsecured, subordinated obligations and:
• will rank junior in right of payment to all of our existing and future senior indebtedness;
• will rank equally in right of payment with all of our existing and future unsecured subordinated indebtedness; and

•

will be effectively subordinated to all of the existing and future indebtedness, liabilities and other obligations of the Bank and our other current and future subsidiaries, including without limitation the Bank's deposit liabilities and claims of other creditors of the Bank.

Optional Redemption

We may, at our option, redeem the New Notes (i) in whole or in part, beginning with the interest payment date of December 30, 2024 and on any interest payment date thereafter and (ii) in whole but not in part, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or an Investment Company Event (each as described in "Description of the Notes—Redemption").

Any redemption of the New Notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. Any redemption of the New Notes will be at a redemption price equal to 100% of the principal amount of the New Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

The New Notes are not subject to repayment at the option of the holders and there is no sinking fund for the New Notes.
No Limitations On Indebtedness

The terms of the New Notes do not limit the amount of additional indebtedness Meridian Corporation, the Bank or any of Meridian Corporation's or the Bank's respective subsidiaries may incur or the amount of other obligations ranking senior or equal to the New Notes that we may incur.

Limited Indenture Covenants

The indenture governing the New Notes contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves.

Moreover, neither the indenture nor the New Notes contain any covenants prohibiting us from, or limiting our right to, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the New Notes, to repurchase our stock or other securities, including any of the New Notes, or to pay dividends or make other distributions to our shareholders (except, in the case of dividends or other distributions on junior securities, upon our failure to timely pay the principal of or interest on the New Notes, when the same becomes due and payable).

Listing; No Public Market

The New Notes are a new issue of securities with no established trading market and we do not expect any public market to develop in the future for the New Notes. We do not intend to list the New Notes on any national securities exchange or quotation system.

Risk Factors	See "Risk Factors" beginning on page 8 of this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.
Trustee	U.S. Bank, National Association, or successor if replaced in accordance with the applicable provisions of the indenture.
Governing Law	The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS

        In consultation with your own advisors, you should carefully consider, among other matters, the factors set forth below as well as the other information included in this prospectus before deciding whether to participate in the exchange offer. If any of the risks contained in this prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the value of the New Notes could decline, our ability to repay the New Notes may be impaired, and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the "Cautionary Note Regarding Forward-Looking Statements" section in this prospectus.

Risks Related to Our Business

Our business and operations may be materially adversely affected by national and local market economic conditions.

        Our business and operations, which primarily consist of banking and wealth management activities, including lending money to customers in the form of loans and borrowing money from customers in the form of deposits, are sensitive to general business and economic conditions in the United States generally, and in our local markets in particular. If economic conditions in the United States or any of our local markets weaken, our growth and profitability from our operations could be constrained. The current economic environment is characterized by interest rates near historically low levels, which impacts our ability to attract deposits and to generate attractive earnings through our loan and investment portfolios. All of these factors can individually or in the aggregate be detrimental to our business, and the interplay between these factors can be complex and unpredictable. Unfavorable market conditions can result in a deterioration in the credit quality of our borrowers and the demand for our products and services, an increase in the number of delinquencies, defaults and charge-offs, additional provisions for loan losses, a decline in the value of our collateral, and an overall material adverse effect on the quality of our loan portfolio.

        The economic conditions in our local markets may be different from the economic conditions in the United States as a whole. Our success depends to a certain extent on the general economic conditions of the geographic markets that we serve in Pennsylvania, New Jersey and Delaware. Local economic conditions in these areas have a significant impact on our commercial, real estate and construction loans, the ability of borrowers to repay these loans and the value of the collateral securing these loans. Adverse changes in the economic conditions of the northeastern United States in general or any one or more of these local markets could negatively impact the financial results of our banking operations and have a negative effect on our profitability.

        In addition, the novel coronavirus (COVID-19) is causing worldwide concern and economic disruption. The Centers for Disease Control and Prevention has advised that coronavirus may spread significantly in the United States. There have been numerous reports of the outbreak disrupting or restricting supply chains, resulting in closures of facilities and reductions in demand across companies in a variety of industries. It is also possible that the spread of the coronavirus may have direct effects on our operations, such as limiting employee travel or increasing telecommuting arrangements. In addition, recent developments and reports relating to the coronavirus have coincided with heightened volatility in financial markets in the United States and worldwide. If the coronavirus adversely affects the ability of our borrowers to satisfy their obligations, the demand for our loans, or our business operations, or leads to a significant or prolonged impact on global markets or economic growth, our business, consolidated financial position, results of operations and cash flows could be adversely affected.

        The COVID-19 pandemic, trade wars, tariffs and similar events and disputes, domestic and international, have adversely affected, and may continue to adversely affect, economic activity globally, nationally and locally. Such events also may adversely affect business and consumer confidence, generally. Any such adverse changes may adversely affect our profitability, growth asset quality and financial condition.

        The COVID-19 pandemic has significantly affected the financial markets and has resulted in a number of Federal Reserve actions. Market interest rates have declined significantly. On March 3, 2020, the 10-year Treasury yield fell below 1.00% for the first time, and the Federal Reserve reduced the target federal funds rate by 50 basis points to 1.00% to 1.25%. On March 15, 2020, the Federal Reserve further reduced the target federal funds rate by 100 basis points to 0.00% to 0.25% and announced a $700 billion quantitative easing program in response to the expected economic downturn caused by the COVID-19 pandemic. The Federal Reserve reduced the interest that it pays on excess reserves from 1.60% to 1.10% on March 3, 2020, and then to 0.10% on March 15, 2020. We expect that these reductions in interest rates, especially if prolonged, could adversely affect our net interest income and margins and our profitability.

Our business depends on our ability to successfully manage credit risk.

        The operation of our business requires us to manage credit risk. As a lender, we are exposed to the risk that our borrowers will be unable to repay their loans and leases according to their terms, and that the collateral securing repayment of their loans, if any, may not be sufficient to ensure repayment. In addition, there are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers, including the risk that a borrower may not provide information to us about its business in a timely manner, and/or may present inaccurate or incomplete information to us, and risks relating to the value of collateral. In order to manage credit risk successfully, we must, among other things, maintain disciplined and prudent underwriting standards and ensure that our bankers follow those standards. The weakening of these standards for any reason, such as an attempt to attract higher yielding loans, a lack of discipline or diligence by our employees in underwriting and monitoring loans, the inability of our employees to adequately adapt policies and procedures to changes in economic or any other conditions affecting borrowers and the quality of our loan portfolio, may result in loan defaults, foreclosures and additional charge-offs and may necessitate that we significantly increase our allowance for loan and lease losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have a material adverse effect on our business, financial condition or results of operations.

Our allowance for loan and lease losses may be insufficient, and an increase in the allowance would reduce earnings.

        The credit quality of our loan and lease portfolio can have a significant impact on our earnings. We maintain an allowance for loan and lease losses, which is a reserve established through a provision for loan and lease losses charged to expense representing management's best estimate of probable losses that may be incurred within our existing portfolio of loans and leases. The allowance, in the judgment of management, is necessary to reserve for estimated loan and lease losses and risks inherent in our loan and lease portfolio. The level of the allowance reflects management's continuing evaluation of specific credit risks; the quality of the loan and lease portfolio; the value of the underlying collateral; the level of non-accruing loans and leases; incurred losses inherent in the current loan and lease portfolio; and economic, political and regulatory conditions.

        If the evaluation we perform in connection with establishing loan and lease loss reserves is insufficient, our allowance for loan and lease losses may not be sufficient to cover our losses, which would have an adverse effect on our operating results.

        The regulators, in reviewing our loan and lease portfolio as part of a regulatory examination, may from time to time require us to increase our allowance for loan and lease losses, thereby negatively affecting our earnings, financial condition and capital ratios at that time. Moreover, additions to the allowance may be necessary based on changes in economic and real estate market conditions, new information regarding existing loans and leases, identification of additional impaired loans and leases and other factors, both within and outside of our control. Additions to the allowance could have a negative impact on our results of operations.

        In addition, in June 2016, the Financial Accounting Standards Board (the "FASB") issued ASU 2016-13 (Topic 326 -Credit Losses), commonly referenced as the Current Expected Credit Loss ("CECL"). This standard will replace the current approach under GAAP for establishing allowances for loan and lease losses (the "Allowance"), which generally considers only past events and current conditions, with a forward-looking methodology that reflects the expected credit losses over the lives of financial assets, starting when such assets are first originated or acquired. Under the revised methodology, credit losses will be measured based on past events, current conditions and reasonable and supportable forecasts of future conditions that affect the collectability of financial assets. We are currently evaluating the effect that the new accounting standard will have on the consolidated financial statements and related disclosures. The standard will be effective for us as of January 1, 2023.

Our business, profitability and liquidity may be adversely affected by deterioration in the credit quality of, or defaults by, third parties who owe us money, securities or other assets or whose securities or obligations we hold.

        In addition to relying on borrowers to repay their loans and leases, we are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. A default by a significant market participant, or concerns that such a party may default, could lead to significant liquidity problems, losses or defaults by other parties, which in turn could adversely affect us.

        We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. Deterioration in the credit quality of third parties whose securities or obligations we hold, including the Federal Home Loan Mortgage Corporation, Government National Mortgage Corporation and municipalities, could result in significant losses.

Our mortgage lending business may not provide us with significant non-interest income.

        The residential mortgage business is highly competitive, and highly susceptible to changes in market interest rates, consumer confidence levels, employment statistics, the capacity and willingness of secondary market purchasers to acquire and hold or securitize loans, and other factors beyond our control.

        Because we sell substantially all of the mortgage loans we originate, the profitability of our mortgage banking business also depends in large part on our ability to aggregate a high volume of loans and sell them in the secondary market at a gain. In fact, as rates rise, we expect increasing industry-wide competitive pressures related to changing market conditions to reduce our pricing margins and mortgage revenues generally. Thus, in addition to our dependence on the interest rate environment, we are dependent upon (i) the existence of an active secondary market and (ii) our ability to profitably sell loans or securities into that market. If our level of mortgage production declines, the profitability will depend upon our ability to reduce our costs commensurate with the reduction of revenue from our mortgage operations.

        Our ability to originate and sell mortgage loans readily is dependent upon the availability of an active secondary market for single-family mortgage loans, which in turn depends in part upon the continuation of programs currently offered by government-sponsored entities ("GSEs") and other institutional and non-institutional investors. These entities account for a substantial portion of the secondary market in residential mortgage loans. We are highly dependent on these purchasers continuing their mortgage purchasing programs. Additionally, because the largest participants in the secondary market are Ginnie Mae, Fannie Mae and Freddie Mac, GSEs whose activities are governed by federal law, any future changes in laws that significantly affect the activity of these GSEs could, in turn, adversely affect our operations. In September 2008, Fannie Mae and Freddie Mac were placed into conservatorship by the U.S. government. Long-term continue operation in government-run conservatorships is not sustainable for the GSEs but until Congress determines the future of the GSEs and the housing finance market, the Federal Housing Finance Agency ("FHFA") will continue to carry out its responsibilities as conservator.

Our loan servicing rights could become impaired, which may require us to take non-cash charges.

        Because we retain the servicing rights on many loans we sell in the secondary market, we are required to record mortgage servicing right assets and SBA servicing right assets, which we test quarterly for impairment. The values of these servicing rights are heavily dependent on market interest rates and tends to increase with rising interest rates and decrease with falling interest rates. If we are required to record an impairment charge, it would adversely affect our financial condition and results of operations.

We may be required to repurchase mortgage loans or indemnify buyers against losses in some circumstances, which could harm liquidity, results of operations and financial condition.

        We sell substantially all of the mortgage loans held for sale that we originated. When mortgage loans are sold, whether as whole loans or pursuant to a securitization, we are required to make customary representations and warranties to purchasers, guarantors and insurers, including the GSEs, about the mortgage loans and the manner in which they were originated. Whole loan sale agreements require repurchase or substitute mortgage loans, or indemnify buyers against losses, in the event we breach these representations or warranties. In addition, we may be required to repurchase mortgage loans as a result of early payment default of the borrower on a mortgage loan, resulting in these mortgage loans being placed on our books and subjecting us to the risk of a potential default.

An economic slowdown could impact Meridian Wealth division revenues.

        A general economic slowdown may cause current clients to seek alternative investment opportunities with other providers, which would decrease the value of Meridian Wealth's assets under management resulting in lower fee income to us.

        A significant decrease in Meridian Wealth's assets under management could lead to impairment of the goodwill recorded upon the acquisition of HJ Wealth in 2017. Goodwill is initially recorded at fair value and is not amortized, but is reviewed at least annually or more frequently if events or changes in circumstances indicate that the carrying value may not be fully recoverable. If our estimates of goodwill fair value change, we may determine that impairment charges are necessary. Estimates of fair value are determined based on a complex model using cash flows and company comparisons. If management's estimates of future cash flows are inaccurate, the fair value determined could be inaccurate and impairment may not be recognized in a timely manner.

Fluctuations in market interest rates, particularly in a continuing period of low market interest rates, and relative balances of rate-sensitive assets to rate-sensitive liabilities, can negatively impact net interest margin and net interest income.

        The operations of financial institutions such as us are dependent to a large degree on net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings.

        An institution's net interest income is significantly affected by market rates of interest that in turn are affected by prevailing economic conditions, by the fiscal and monetary policies of the federal government and by the policies of various regulatory agencies. The FRB regulates the national money supply in order to manage recessionary and inflationary pressures. In doing so, the FRB may use techniques such as engaging in open market transactions of U.S. Government securities, changing the discount rate and changing reserve requirements against bank deposits. The use of these techniques may also affect interest rates charged on loans and paid on deposits. The interest rate environment, which includes both the level of interest rates and the shape of the U.S. Treasury yield curve, has a significant impact on net interest income.

        Low market interest rates have pressured the net interest margin in recent years. Interest-earning assets, such as loans and investments, have been originated, acquired or repriced at lower rates, reducing the average rate earned on those assets. While the average rate paid on interest-bearing liabilities, such as deposits and borrowings, has also declined, the decline has not always occurred at the same pace as the decline in the average rate earned on interest-earning assets, resulting in a narrowing of the net interest margin.

        Competition sometimes requires us to lower rates charged on loans more than the decline in market rates would otherwise indicate. Competition may also require us to pay higher rates on deposits than market rates would otherwise indicate. Thus, although loan demand has improved in recent years, intense competition among lenders has continued to place downward pressure on loan yields, also narrowing the net interest margin. Further, due to historically low market interest rates, rates paid on deposits have tended to reach a natural floor below which it is difficult to further reduce such rates.

        Changes in interest rates might also impact the values of equity and debt securities under management and administration by the Meridian Wealth which may have a negative impact on fee income.

        Like all financial institutions, our consolidated statement of financial condition is affected by fluctuations in interest rates. See the section entitled "Interest Rate Risk" in Management's Discussion and Analysis of Financial Condition, for our position on interest earning assets and interest bearing liabilities.

The value of the financial instruments we own may decline in the future.

        As of December 31, 2019, we owned $68.9 million of investment securities, which consisted primarily of our positions in U.S. government and government-sponsored enterprises and federal agency obligations, mortgage and asset-backed securities and municipal securities. We evaluate our investment securities on at least a quarterly basis, and more frequently when economic and market conditions warrant such an evaluation, to determine whether any decline in fair value below amortized cost is the result of an other-than-temporary impairment. The process for determining whether impairment is other-than-temporary usually requires complex, subjective judgments about the future financial performance of the issuer in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers, we may be required to recognize other-than-temporary impairment in future periods, which could adversely affect our business, results of operations or financial condition.

        In addition, an increase in market interest rates may affect the market value of our securities portfolio, potentially reducing accumulated other comprehensive income and/or earnings.

Liquidity risks could affect operations and jeopardize our business, financial condition and results of operations.

        Liquidity risk is the risk that we will not be able to meet our obligations, including financial commitments, as they come due and is inherent in our operations. An inability to raise funds through deposits, borrowings, the sale of loans and/or investment securities and from other sources could have a substantial negative effect on our liquidity. Our most important source of funds consists of our customer deposits. Deposit balances can decrease for a variety of reasons, including when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments, we could lose a stable source of funds. This loss would require us to seek other funding alternatives, including wholesale funding, in order to continue to grow, thereby potentially increasing our funding costs and reducing our net interest income and net income.

        Other primary sources of funds consist of cash from operations and investment maturities, redemptions and sales. To a lesser extent, proceeds from the issuance and sale of securities to investors has become a source of funds. Additional liquidity is provided by brokered certificates of deposits and we have the ability to borrow from the Federal Reserve Bank of Philadelphia and the FHLB. We also may borrow from correspondent banks or third party lenders from time to time. Our access to funding sources in amounts adequate to finance or capitalize our activities or on terms that are acceptable to us could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry. Economic conditions and a loss of confidence in financial institutions may increase our cost of funding and limit access to certain customary sources of capital, including inter-bank borrowings, repurchase agreements and borrowings from the discount window of the Federal Reserve System.

        Any decline in available funding could adversely impact our ability to continue to implement our business plan, including originating loans, investing in securities, meeting our expenses or fulfilling obligations such as repaying our borrowings and meeting deposit withdrawal demands, any of which could have a material adverse impact on our liquidity, business, financial condition and results of operations.

Our liquidity is dependent on dividends from the Bank.

        We are a legal entity separate and distinct from the Bank, which is a wholly-owned banking subsidiary. A substantial portion of our cash flow from operating activities, including cash flow to pay principal and interest on any debt we may incur, will come from dividends from the Bank. Various federal and state laws and regulations limit the amount of dividends that the Bank may pay to our shareholders. For example, Pennsylvania law only permits the Bank to pay dividends out of its net profits then on hand, after first deducting the Bank's losses and any debts owed to the Bank on which interest is past due and unpaid for a period of six months or more, unless the same are well secured and in the process of collection. Also, our right to participate in a distribution of assets upon a subsidiary's liquidation or reorganization is subject to the prior claims of the subsidiary's creditors.

Loss of deposits could increase our funding costs.

        As do many banking companies, we rely on customer deposits to meet a considerable portion of our funding needs, and we continue to seek customer deposits to maintain this funding base. We accept deposits directly from consumer and commercial customers and, as of December 31, 2019, we had $851.2 million in deposits. These deposits are subject to potentially dramatic fluctuations in availability or the price we must pay (in the form of interest) to obtain them due to certain factors outside our control, such as a loss of confidence by customers in us or the banking sector generally, customer perceptions of our financial health and general reputation, increasing competitive pressures from other financial services firms for consumer or corporate customer deposits, changes in interest rates and returns on other investment classes, which could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current customer deposits or attract additional deposits. The loss of customer deposits for any reason could increase our funding costs.

We may be adversely affected by changes in the actual or perceived soundness or condition of other financial institutions.

        Financial services institutions that deal with each other are interconnected as a result of trading, investment, liquidity management, clearing, counterparty and other relationships. Concerns about, or a default by, one institution could lead to significant liquidity problems and losses or defaults by other institutions, as the commercial and financial soundness of many financial institutions is closely related as a result of these credit, trading, clearing and other relationships. Even the perceived lack of creditworthiness of, or questions about, a counterparty may lead to market-wide liquidity problems and losses or defaults by various institutions. This systemic risk may adversely affect financial intermediaries with which we interact on a daily basis or key funding providers such as the FHLB, any of which could have a material adverse effect on our access to liquidity or otherwise have a material adverse effect on our business, financial condition or results of operations.

We may need to raise additional capital in the future, and such capital may not be available when needed or at all.

        We may need to raise additional capital, in the form of debt or equity securities, in the future to have sufficient capital resources to meet our commitments and fund our business needs and future growth, particularly if the quality of our assets or earnings were to deteriorate significantly. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control, and our financial condition. We may not be able to obtain capital on acceptable terms or at all. Any occurrence that may limit our access to capital, such as a decline in the confidence of debt purchasers, depositors of the Bank or counterparties participating in the capital markets or other disruption in capital markets, may adversely affect our capital costs and our ability to raise capital and, in turn, our liquidity. Further, if we need to raise capital in the future, we may have to do so when many other financial institutions are also seeking to raise capital and would then have to compete with those institutions for investors. An inability to raise additional capital on acceptable terms when needed could have a material adverse effect on our business, financial condition or results of operations and could be dilutive to both tangible book value and our share price.

We may not be able to implement our growth strategy or manage costs effectively, resulting in lower earnings or profitability.

        There can be no assurance that we will be able to continue to grow and to be profitable in future periods, or, if profitable, that our overall earnings will remain consistent or increase in the future. Our strategy is focused on organic growth, supplemented by opportunistic acquisitions.

        Our growth requires that we increase our loan and deposit growth while managing risks by following prudent loan underwriting standards without increasing interest rate risk or compressing our net interest margin, maintaining more than adequate capital at all times, hiring and retaining qualified employees and successfully implementing strategic projects and initiatives. Even if we are able to increase our interest income, our earnings may nonetheless be reduced by increased expenses, such as additional employee compensation or other general and administrative expenses and increased interest expense on any liabilities incurred or deposits solicited to fund increases in assets. Additionally, if our competitors extend credit on terms we find to pose excessive risks, or at interest rates which we believe do not warrant the credit exposure, we may not be able to maintain our lending volume and could experience deteriorating financial performance.

        Our inability to manage our growth successfully or to continue to expand into new markets could have a material adverse effect on our business, financial condition or results of operations.

The occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents could have a material adverse effect on our business, financial condition or results of operations.

        As a financial institution, we are susceptible to fraudulent activity, information security breaches and cybersecurity-related incidents that may be committed against us or our clients, which may result in financial losses or increased costs to us or our clients, disclosure or misuse of our information or our client information, misappropriation of assets, privacy breaches against our clients, litigation or damage to our reputation. Such fraudulent activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, social engineering and other dishonest acts. Information security breaches and cybersecurity-related incidents may include fraudulent or unauthorized access to systems used by us or our clients, denial or degradation of service attacks, and malware or other cyberattacks. In recent periods, there continues to be a rise in electronic fraudulent activity, security breaches and cyberattacks within the financial services industry, especially in the commercial banking sector due to cyber criminals targeting commercial bank accounts. Consistent with industry trends, we have also experienced an increase in attempted electronic fraudulent activity, security breaches and cybersecurity-related incidents in recent periods. Moreover, in recent periods, several large corporations, including financial institutions and retail companies, have suffered major data breaches, in some cases exposing not only confidential and proprietary corporate information, but also sensitive financial and other personal information of their customers and employees and subjecting them to potential fraudulent activity. Some of our clients may have been affected by these breaches, which could increase their risks of identity theft and other fraudulent activity that could involve their accounts with us.

        We also face risks related to cyberattacks and other security breaches in connection with debit card transactions that typically involve the transmission of sensitive information regarding our customers through various third parties, including retailers and payment processors. Some of these parties have in the past been the target of security breaches and cyberattacks, and because the transactions involve third parties and environments such as the point of sale that we do not control or secure, future security breaches or cyberattacks affecting any of these third parties could affect us through no fault of our own, and in some cases we may have exposure and suffer losses for breaches or attacks relating to them, including costs to replace compromised debit cards and address fraudulent transactions.

        Information pertaining to us and our customers is maintained, and transactions are executed, on networks and systems maintained by us and certain third party partners, such as our online banking or reporting systems. The secure maintenance and transmission of confidential information, as well as execution of transactions over these systems, are essential to protect us and our customers against fraud and security breaches and to maintain our customers' confidence. Breaches of information security also may occur, through intentional or unintentional acts by those having access to our systems or our customers' or counterparties' confidential information, including employees. In addition, increases in criminal activity levels and sophistication, advances in computer capabilities, new discoveries, vulnerabilities in third party technologies (including browsers and operating systems) or other developments could result in a compromise or breach of the technology, processes and controls that we use to prevent fraudulent transactions and to protect data about us, our customers and underlying transactions, as well as the technology used by our customers to access our systems. Although we have developed, and continue to invest in, systems and processes that are designed to detect and prevent security breaches and cyberattacks and periodically test our security, our or our third party partners' inability to anticipate, or failure to adequately mitigate, breaches of security could result in: losses to us or our customers; our loss of business and/or customers; damage to our reputation; the incurrence of additional expenses; disruption to our business; our inability to grow our online services or other businesses; additional regulatory scrutiny or penalties; or our exposure to civil litigation and possible financial liability—any of which could have a material adverse effect on our business, financial condition or results of operations.

        More generally, publicized information concerning security and cyber-related problems could inhibit the use or growth of electronic or web-based applications or solutions as a means of conducting commercial transactions. Such publicity may also cause damage to our reputation as a financial institution. As a result, our business, financial condition or results of operations could be adversely affected.

We depend on information technology and telecommunications systems of third parties, and any systems failures, interruptions or data breaches involving these systems could adversely affect our operations and financial condition.

        Our business is highly dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems, third party servicers, accounting systems, mobile and online banking platforms and financial intermediaries. We outsource to third parties many of our major systems, such as data processing, loan servicing, deposit processing and internal audit systems. The failure of these systems, or the termination of a third party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third party systems, we could experience service denials if demand for such services exceeds capacity or such third party systems fail or experience interruptions. If sustained or repeated, a system failure or service denial could result in a deterioration of our ability to process loans or gather deposits and provide customer service, compromise our ability to operate effectively, result in potential noncompliance with applicable laws or regulations, damage our reputation, result in a loss of customer business and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations. In addition, failure of third parties to comply with applicable laws and regulations, or fraud or misconduct on the part of employees of any of these third parties could disrupt our operations or adversely affect our reputation.

        It may be difficult for us to replace some of our third party vendors, particularly vendors providing our core banking, debit card services and information services, in a timely manner if they are unwilling or unable to provide us with these services in the future for any reason and even if we are able to replace them, it may be at higher cost or result in the loss of customers. Any such events could have a material adverse effect on our business, financial condition or results of operations.

        Our operations rely heavily on the secure processing, storage and transmission of information and the monitoring of a large number of transactions on a minute-by-minute basis, and even a short interruption in service could have significant consequences. We also interact with and rely on retailers, for whom we process transactions, as well as financial counterparties and regulators. Each of these third parties may be targets of the same types of fraudulent activity, computer break-ins and other cyber security breaches described above or herein, and the cyber security measures that they maintain to mitigate the risk of such activity may be different than our own and may be inadequate.

        As a result of financial entities and technology systems becoming more interdependent and complex, a cyber incident, information breach or loss, or technology failure that compromises the systems or data of one or more financial entities could have a material impact on counterparties or other market participants, including ourselves. Although we review business continuity and backup plans for our vendors and take other safeguards to support our operations, such plans or safeguards may be inadequate. As a result of the foregoing, our ability to conduct business may be adversely affected by any significant disruptions to us or to third parties with whom we interact.

Our use of third party vendors and our other ongoing third party business relationships is subject to increasing regulatory requirements and attention.

        Our use of third party vendors for certain information systems is subject to increasingly demanding regulatory requirements and attention by our federal bank regulators. Recent regulation requires us to enhance our due diligence, ongoing monitoring and control over our third party vendors and other ongoing third party business relationships. In certain cases we may be required to renegotiate our agreements with these vendors to meet these enhanced requirements, which could increase our costs. We expect that our regulators will hold us responsible for deficiencies in our oversight and control of our third party relationships and in the performance of the parties with which we have these relationships. As a result, if our regulators conclude that we have not exercised adequate oversight and control over our third party vendors or other ongoing third party business relationships or that such third parties have not performed appropriately, we could be subject to enforcement actions, including civil money penalties or other administrative or judicial penalties or fines as well as requirements for customer remediation, any of which could have a material adverse effect our business, financial condition or results of operations.

We continually encounter technological change.

        The financial services industry is continually undergoing rapid technological change with frequent introductions of new, technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to serve customers better and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements than we do. We may not be able to effectively implement new, technology-driven products and services or be successful in marketing these products and services to our customers. In addition, the implementation of technological changes and upgrades to maintain current systems and integrate new ones may also cause service interruptions, transaction processing errors and system conversion delays and may cause us to fail to comply with applicable laws. Failure to successfully keep pace with technological change affecting the financial services industry and failure to avoid interruptions, errors and delays could have a material adverse effect on our business, financial condition or results of operations.

        We expect that new technologies and business processes applicable to the banking industry will continue to emerge, and these new technologies and business processes may be better than those we currently use. Because the pace of technological change is high and our industry is intensely competitive, we may not be able to sustain our investment in new technology as critical systems and applications become obsolete or as better ones become available. A failure to maintain current technology and business processes could cause disruptions in our operations or cause our products and services to be less competitive, all of which could have a material adverse effect on our business, financial condition or results of operations.

Current or former employee or predecessor misconduct could expose us to significant legal liability and reputational harm.

        We are vulnerable to reputational harm because we operate in an industry in which integrity and the confidence of our customers are of critical importance. Our employees could engage, or our former directors, employees, or controlling shareholders could have engaged, in misconduct that adversely affects our business. For example, if such a person were to engage, or previously engaged, in fraudulent, illegal or suspicious activities, we could be subject to regulatory sanctions and suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities), financial position, customer relationships and ability to attract new customers. Our business often requires that we deal with confidential information. If our employees were to improperly use or disclose this information, or if former directors, employees, or controlling shareholders previously improperly used or disclosed this information, even if inadvertently, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not always be effective. Misconduct by our employees or former directors, employees, or controlling shareholders, or even unsubstantiated allegations of misconduct, could result in a material adverse effect on our business, financial condition or results of operations.

We may not be able to attract and retain key personnel and other skilled employees.

        Our success depends, in large part, on the skills of our management team and our ability to retain, recruit and motivate key officers and employees. There is a limited number of qualified persons with requisite knowledge of, and experience in, certain of our specialized business lines. A number of our employees have considerable tenure with Meridian, which makes succession planning important to the continued operation of our business. We need to continue to attract and retain key personnel and to recruit qualified individuals who fit our culture to succeed existing key personnel to ensure the continued growth and successful operation of our business. Leadership changes may occur from time to time, and we cannot predict whether significant retirements or resignations will occur or whether we will be able to recruit additional qualified personnel. Competition for senior executives and skilled personnel in the financial services and banking industry is intense, which means the cost of hiring, incentivizing and retaining skilled personnel may continue to increase. This could have a material adverse effect on our business, financial condition or results of operations. The loss of the services of any senior executive or other key personnel, the inability to recruit and retain qualified personnel in the future or the failure to develop and implement a viable succession plan, could have a material adverse effect on our business, financial condition or results of operations.

New lines of business, products, product enhancements or services may subject us to additional risks.

        From time to time, we may implement new lines of business or offer new products and product enhancements as well as new services within our existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances in which the markets are not fully developed. In implementing, developing or marketing new lines of business, products, product enhancements or services, we may invest significant time and resources, although we may not assign the appropriate level of resources or expertise necessary to make these new lines of business, products, product enhancements or services successful or to realize their expected benefits. Further, initial timetables for the introduction and development of new lines of business, products, product enhancements or services may not be achieved, and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also affect the ultimate implementation of a new line of business or offerings of new products, product enhancements or services. Furthermore, any new line of business, product, product enhancement or service or system conversion could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or offerings of new products, product enhancements or services could have a material adverse effect on our business, financial condition or results of operations.

Our business may be adversely affected by conditions in the financial markets and economic conditions generally.

        Our financial performance generally, and in particular the ability of our borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services we offer, is highly dependent upon the business environment in the markets in which we operate and in the United States as a whole. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in southeast Pennsylvania, Delaware and southern New Jersey. The economic conditions in this local market may be different from, or worse than, the economic conditions in the United States as a whole. Some elements of the business environment that affect our financial performance include short-term and long-term interest rates, the prevailing yield curve, inflation and price levels, tax policy, monetary policy, unemployment and the strength of the domestic economy and the local economy in the markets in which we operate. Unfavorable market conditions can result in a deterioration in the credit quality of our borrowers and the demand for our products and services, an increase in the number of loan delinquencies, defaults and charge-offs, additional provisions for loan and lease losses, adverse asset values and an overall material adverse effect on the quality of our loan and lease portfolio. Unfavorable or uncertain economic and market conditions can be caused by, among other factors, declines in economic growth, business activity or investor or business confidence; limitations on the availability or increases in the cost of credit and capital; changes in inflation or interest rates; increases in real estate and other state and local taxes; high unemployment; natural disasters; or a combination of these or other factors.

        In recent years, economic growth and business activity across a wide range of industries has been slow and uneven. There are continuing concerns related to the level of U.S. government debt, fiscal actions that may be taken to address that debt, energy price volatility, global economic conditions, and significant uncertainty with respect to domestic and international fiscal and monetary policy. Economic pressure on consumers and uncertainty about continuing economic improvement may result in changes in consumer and business spending, borrowing, and savings habits. There can be no assurance that these conditions will improve or that these conditions will not worsen. Such conditions could adversely affect the credit quality of the Bank's loans and the Company's business, financial condition, and results of operations.

        Additionally, the emergence of widespread health emergencies or pandemics, such as the spread of the coronavirus ("COVID-19"), could lead to regional quarantines, business shutdowns, labor shortages, disruptions to supply chains, and overall economic instability. Events such as these may become more common in the future and could cause significant damage such as disrupt power and communication services, impact the stability of our facilities and result in additional expenses, impair the ability of our borrowers to repay their loans, reduce the value of collateral securing the repayment of our loans, which could result in the loss of revenue. While we have established and regularly test disaster recovery procedures, the occurrence of any such event could have a material adverse effect on our business, operations and financial condition.

Our business is significantly dependent on the real estate markets in which we operate, as a significant percentage of our loan portfolio is secured by real estate or mortgage loans originated for sale.

        Many of the loans in our portfolio are secured by real estate. As of December 31, 2019, our real estate loans, excluding mortgages held for sale, include $172.0 million of construction and development loans, $81.6 million of home equity loans, $325.4 million of commercial real estate ("CRE") loans and $53.7 million of residential mortgage loans, with the majority of these real estate loans concentrated in the southeast Pennsylvania, Delaware and southern New Jersey. Real property values in our market may be different from, and in some instances worse than, real property values in other markets or in the United States as a whole, and may be affected by a variety of factors outside of our control and the control of our borrowers, including national and local economic conditions, generally. Southeast Pennsylvania, Delaware and southern New Jersey has experienced volatility in real estate values over the past decade. Declines in real estate values, including prices for homes and commercial properties in southeast Pennsylvania, Delaware and southern New Jersey, could result in a deterioration of the credit quality of our borrowers, an increase in the number of loan delinquencies, defaults and charge-offs, and reduced demand for our products and services, generally.

Our small business customers may lack the resources to weather a downturn in the economy.

        One of our primary strategies is serving the banking and financial services needs of small and medium sized businesses. These businesses generally have fewer financial resources than larger entities and less access to capital sources and loan facilities. If economic conditions are generally unfavorable in our market areas, our small business borrowers may be disproportionately affected and their ability to repay outstanding loans may be negatively affected, resulting in an adverse effect on our results of operations and financial condition.

We operate in a highly competitive and changing industry and market area and compete with both banks and non-banks.

        We operate in the highly competitive financial services industry and face significant competition for customers from financial institutions located both within and beyond our principal markets. We compete with national commercial banks, regional banks, private banks, savings banks, credit unions, non-bank financial services companies and other financial institutions operating within or near the areas we serve, many of whom target the same customers we do in southeast Pennsylvania, Delaware and southern New Jersey. As customer preferences and expectations continue to evolve, technology has lowered barriers to entry and made it possible for banks to expand their geographic reach by providing services over the Internet and for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. The banking industry is experiencing rapid changes in technology, and, as a result, our future success will depend in part on our ability to address our customers' needs by using technology. Customer loyalty can be influenced by a competitor's new products, especially offerings that could provide cost savings or a higher return to the customer. We may not be able to compete successfully with other financial institutions in our markets, particularly with larger financial institutions operating in our markets that have significantly greater resources than us, and we may have to pay higher interest rates to attract deposits, accept lower yields to attract loans and pay higher wages for new employees, resulting in lower net interest margins and reduced profitability. Many of our non-bank competitors are not subject to the same extensive regulations that govern our activities and may have greater flexibility in competing for business. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Our inability to compete successfully in the markets in which we operate could have a material adverse effect on our business, financial condition or results of operations.

Our ability to maintain, attract and retain customer relationships is highly dependent on our reputation.

        We rely, in part, on the reputation of the Bank to attract customers and retain our customer relationships. Damage to our reputation could undermine the confidence of our current and potential customers in our ability to provide high-quality financial services. Such damage could also impair the confidence of our counterparties and vendors and ultimately affect our ability to effect transactions. Maintenance of our reputation depends not only on our success in maintaining our service-focused culture and controlling and mitigating the various risks described herein, but also on our success in identifying and appropriately addressing issues that may arise in areas such as potential conflicts of interest, anti-money laundering, customer personal information and privacy issues, customer and other third party fraud, record-keeping, regulatory investigations and any litigation that may arise from the failure or perceived failure of us to comply with legal and regulatory requirements. Maintaining our reputation also depends on our ability to successfully prevent third parties from infringing on the "Meridian" brand and associated trademarks and our other intellectual property. Defense of our reputation, trademarks and other intellectual property, including through litigation, could result in costs that could have a material adverse effect on our business, financial condition or results of operations.

Severe weather, natural disasters, pandemics, acts of war or terrorism or other external events could significantly impact our business.

        Severe weather, natural disasters, widespread disease or pandemics, acts of war or terrorism or other adverse external events could have a significant impact on our ability to conduct business. In addition, such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans and leases, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue or cause us to incur additional expenses. The occurrence of any of these events in the future could have a material adverse effect on our business, financial condition or results of operations.

Accounting standards periodically change and the application of our accounting policies and methods may require management to make estimates about matters that are uncertain.

        The regulatory bodies that establish accounting standards, including, among others, the Financial Accounting Standards Board and the SEC, periodically revise or issue new financial accounting and reporting standards that govern the preparation of our consolidated financial statements. The effect of such revised or new standards on our financial statements can be difficult to predict and can materially impact how we record and report our financial condition and results of operations.

        In addition, management must exercise judgment in appropriately applying many of our accounting policies and methods so they comply with generally accepted accounting principles. In some cases, management may have to select a particular accounting policy or method from two or more alternatives. In some cases, the accounting policy or method chosen might be reasonable under the circumstances and yet might result in our reporting materially different amounts than would have been reported if we had selected a different policy or method. Accounting policies are critical to fairly presenting our financial condition and results of operations and may require management to make difficult, subjective or complex judgments about matters that are uncertain.

Our controls and procedures may fail or be circumvented.

        Our management diligently reviews and updates our internal controls over financial reporting, disclosure controls and procedures, and corporate governance policies and procedures. Any failure or undetected circumvention of these controls could have a material adverse impact on our financial condition and results of operations.

The banking industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a significant adverse effect on our operations.

        The banking industry is extensively regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, federal deposit insurance funds and the banking system as a whole, not for the protection of our shareholders and creditors. We are subject to regulation and supervision by the Federal Reserve, and the Bank is subject to regulation and supervision by the FDIC and the PDBS. The laws and regulations applicable to us govern a variety of matters, including permissible types, amounts and terms of loans and investments we may make, the maximum interest rate that may be charged, the amount of reserves we must hold against deposits we take, the types of deposits we may accept, maintenance of adequate capital and liquidity, changes in the control of us, restrictions on dividends and establishment of new offices. We must obtain approval from our regulators before engaging in certain activities, and there is the risk that such approvals may not be obtained, either in a timely manner or at all. Our regulators also have the ability to compel us to take certain actions, or restrict us from taking certain actions entirely, such as actions that our regulators deem to constitute an unsafe or unsound banking practice. Our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to capital adequacy requirements and may be subject to more stringent capital requirements.

        We are subject to capital adequacy guidelines and other regulatory requirements specifying minimum amounts and types of capital that we must maintain. From time to time, the regulators change these regulatory capital adequacy and liquidity guidelines. If we fail to meet these minimum capital adequacy and liquidity guidelines and other regulatory requirements, we or our subsidiaries may be restricted in the types of activities we may conduct and we may be prohibited from taking certain capital actions, such as paying dividends and repurchasing or redeeming capital securities. See "Supervision and Regulation—Regulatory Capital Requirements" for more information on the capital adequacy standards that we must meet and maintain.

        While we currently meet the requirements of the Basel III-based Capital Rules, we may fail to do so in the future. The failure to meet applicable regulatory capital requirements could result in one or more of our regulators placing limitations or conditions on our activities, including our growth initiatives, or restricting the commencement of new activities, and could affect customer and investor confidence, our costs of funds and level of required deposit insurance assessments to the FDIC, our ability to pay dividends on our capital stock, our ability to make acquisitions, and our business, results of operations and financial conditions, generally.

Increases in FDIC insurance premiums may adversely affect our earnings.

        Since 2008, poor economic conditions and the resulting bank failures increased the costs of the FDIC and depleted its deposit insurance fund. In more recent history, the FDIC fund position has improved and the cost basis has been updated which in some cases can result in decreased costs of the insurance fund. Additional bank failures may prompt the FDIC to increase its premiums above the recently increased levels or to issue special assessments. We are generally unable to control the amount of premiums or special assessments that its subsidiary is required to pay for FDIC insurance. Any future changes in the calculation or assessment of FDIC insurance premiums may have a material adverse effect on our results of operations, financial condition, and its ability to continue to pay dividends on its common stock at the current rate or at all.

Federal and state regulators periodically examine our business, and we may be required to remediate adverse examination findings.

        The FDIC, PDBS and the Federal Reserve periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, a banking agency were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we or our predecessor were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to assess civil money penalties, to fine or remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance and place the Bank into receivership or conservatorship. Any regulatory action against us could have an adverse effect on our business, financial condition and results of operations.

Our ability to pay dividends may be limited; consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

        Holders of our common stock are entitled to receive only such dividends as our board of directors may declare out of funds legally available for such payments. We expect that we will retain all earnings, if any, for operating capital, and we do not expect our board of directors to declare any dividends on our common stock in the foreseeable future. Even if we have earnings in an amount sufficient to pay cash dividends, our board of directors may decide to retain earnings for the purpose of financing growth. We cannot assure you that cash dividends on our common stock will ever be paid. You should not purchase shares of common stock offered hereby if you need or desire dividend income from this investment.

        In addition, our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the federal and state bank regulators regarding capital adequacy and dividends.

        Further, if we are unable to satisfy the capital requirements applicable to us for any reason, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our common stock in the event we decide to declare dividends. Any change in the level of our dividends or the suspension of the payment thereof could have a material adverse effect on the market price of our common stock.

Previously enacted and potential future legislation, including legislation to reform the U.S. financial regulatory system, could adversely affect our business.

        The change in President and political party controlling the Executive Branch of the Federal Government resulting from the 2016 U.S. presidential election has brought changes to laws and regulations of the U.S. financial services industry, including the EGRRCPA, and may continue to bring changes that we cannot now predict. The EGRRCPA, which amended the Dodd-Frank Act, directed certain federal banking regulatory agencies, including the Federal Reserve, to take action to reduce the regulatory burden on certain banks and financial institutions. Federal banking regulatory agencies are currently working on taking the actions congressionally mandated by the EGRRCPA; however, uncertainty about the timing and scope of any such changes as well as the cost of complying with a new regulatory regime, may negatively impact our business, at least in the short-term, even if the long-term impact of any such changes are positive for our business. Further, it is unknown what impact the 2018 congressional elections and change in leadership of the House of Representatives will have on future legislation.

        Market conditions have resulted in the creation of various programs by the United States Congress, the Treasury, the Federal Reserve and the FDIC that were designed to enhance market liquidity and bank capital. As these programs expire, are withdrawn or reduced, or new programs are adopted or considered, the impact on the financial markets, banks in general and their customers is unknown. This could have the effect of, among other things, reducing liquidity, raising interest rates, reducing fee revenue, limiting the ability to raise capital, all of which could have an adverse impact on the financial condition of the Bank and us.

        Additionally, the federal government has passed a variety of other reforms related to banking and the financial industry including, without limitation, the Dodd-Frank Act. The Dodd-Frank Act imposed significant regulatory and compliance changes. Effects of the Dodd-Frank Act on our business include:

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  changes to regulatory capital requirements;

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  exclusion of hybrid securities, including trust preferred securities, issued on or after May 19, 2010 from Tier I capital;

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  creation of new government regulatory agencies (such as the Financial Stability Oversight Council, which will oversee systemic risk, and the Consumer Financial Protection Bureau, which will develop and enforce rules for bank and non-bank providers of consumer financial products);

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  potential limitations on federal preemption;

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  changes to deposit insurance assessments;

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  regulation of debit interchange fees we earn;

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  changes in retail banking regulations, including potential limitations on certain fees we may charge; and

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  changes in regulation of consumer mortgage loan origination and risk retention.

        In addition, the Dodd-Frank Act restricts the ability of banks to engage in certain proprietary trading or to sponsor or invest in private equity or hedge funds, commonly referred to as the Volcker Rule. The EGRRCPA provided an exemption from the Volcker Rule's restrictions for banks with less than $250 billion in assets. The Dodd-Frank Act also contains provisions designed to limit the ability of insured depository institutions, their holding companies and their affiliates to conduct certain swaps and derivatives activities and to take certain principal positions in financial instruments.

        Some provisions of the Dodd-Frank Act became effective immediately upon its enactment. Many provisions, however, require regulations to be promulgated by various federal agencies in order to be implemented, some of which have been proposed by the applicable federal agencies. The provisions of the Dodd-Frank Act may have unintended effects, which will not be clear until implementation. The changes resulting from the Dodd-Frank Act could limit our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise materially and adversely affect us. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements could also materially and adversely affect us.

Rulemaking changes implemented by the CFPB may result in higher regulatory and compliance costs that could adversely affect our results of operations.

        The Dodd-Frank Act created a new, independent federal agency, the CFPB, which was granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws. The consumer protection provisions of the Dodd-Frank Act and the examination, supervision and enforcement of those laws and implementing regulations by the CFPB have created a more intense and complex environment for consumer finance regulation. See "Supervision and Regulation—Consumer Financial Protection". Notwithstanding that insured depository institutions with assets of $10 billion or less (such as the Bank) will continue to be supervised and examined by their primary federal regulators, the ultimate impact of this heightened scrutiny is uncertain and could result in changes to pricing, practices, products and procedures. It could also result in increased costs related to regulatory oversight, supervision and examination, remediation efforts and possible penalties.

Litigation and regulatory actions, including possible enforcement actions, could subject us to significant fines, penalties, judgments or other requirements resulting in increased expenses or restrictions on our business activities.

        Our business is subject to increased litigation and regulatory risks as a result of a number of factors, including the highly regulated nature of the financial services industry and the focus of state and federal prosecutors on banks and the financial services industry generally. This focus has only intensified since the Great Recession, with regulators and prosecutors focusing on a variety of financial institution practices and requirements, including foreclosure practices, compliance with applicable consumer protection laws, classification of "held for sale" assets and compliance with anti-money laundering statutes, the Bank Secrecy Act and sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC").

        In the normal course of business, from time to time, we have in the past and may in the future be named as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with our current and/or prior business activities. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. In addition, while the arbitration provisions in certain of our customer agreements historically have limited our exposure to consumer class action litigation, there can be no assurance that we will be successful in enforcing our arbitration clause in the future. Further, we have in the past, and may in the future be subject to consent orders with our regulators. We may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our current and/or prior business activities. Any such legal or regulatory actions may subject us to substantial compensatory or punitive damages, significant fines, penalties, obligations to change our business practices or other requirements resulting in increased expenses, diminished income and damage to our reputation. Our involvement in any such matters, whether tangential or otherwise and even if the matters are ultimately determined in our favor, could also cause significant harm to our reputation and divert management attention from the operation of our business. Further, any settlement, consent order or adverse judgment in connection with any formal or informal proceeding or investigation by government agencies may result in litigation, investigations or proceedings as other litigants and government agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could be material to our business, results of operations, financial condition and cash flows depending on, among other factors, the level of our earnings for that period, and could have a material adverse effect on our business, financial condition or results of operations.

Non-compliance with the USA PATRIOT Act, the Bank Secrecy Act or other laws and regulations could result in fines or sanctions against us.

        The USA PATRIOT Act of 2001 and the Bank Secrecy Act require financial institutions to design and implement programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the Financial Crimes Enforcement Network of the U.S. Department of the Treasury. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Federal and state bank regulators also have focused on compliance with Bank Secrecy Act and anti-money laundering regulations. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. In recent years, several banking institutions have received large fines for non-compliance with these laws and regulations. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, these policies and procedures may not be effective in preventing violations of these laws and regulations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us, which could have a material adverse effect on our business, financial condition or results of operations.

Regulations relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and adversely affect our business opportunities.

        We are subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and we could be negatively affected by these laws. For example, our business is subject to the Gramm-Leach-Bliley Act which, among other things: (i) imposes certain limitations on our ability to share nonpublic personal information about our customers with nonaffiliated third parties; (ii) requires that we provide certain disclosures to customers about our information collection, sharing and security practices and afford customers the right to "opt out" of any information sharing by us with nonaffiliated third parties (with certain exceptions) and (iii) requires that we develop, implement and maintain a written comprehensive information security program containing appropriate safeguards based on our size and complexity, the nature and scope of our activities, and the sensitivity of customer information we process, as well as plans for responding to data security breaches. Various state and federal banking regulators and states have also enacted data security breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in certain circumstances in the event of a security breach. Moreover, legislators and regulators in the United States are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on our current and planned privacy, data protection and information security-related practices, our collection, use, sharing, retention and safeguarding of consumer or employee information, and some of our current or planned business activities. This could also increase our costs of compliance and business operations and could reduce income from certain business initiatives. This includes increased privacy-related enforcement activity at the federal level, by the Federal Trade Commission and CFPB, as well as at the state level, such as with regard to mobile applications.

        Compliance with current or future privacy, data protection and information security laws (including those regarding security breach notification) affecting customer or employee data to which we are subject could result in higher compliance and technology costs and could restrict our ability to provide certain products and services, which could have a material adverse effect on our business, financial conditions or results of operations. Our failure to comply with privacy, data protection and information security laws could result in potentially significant regulatory or governmental investigations or actions, litigation, fines, sanctions and damage to our reputation, which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to environmental liability risk associated with our lending activities and with the property we own.

        A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans and there is a risk that hazardous or toxic substances could be found on these properties, notwithstanding our prior due diligence. We also own our corporate headquarters and it is possible that hazardous or toxic substances could be found on this property. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property's value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our business, results of operations and financial condition.

We may be adversely affected by risks associated with completed and potential acquisitions, including execution risks, failure to realize anticipated transaction benefits, and failure to overcome integration risks, which could adversely affect our growth and profitability.

        We plan to grow our businesses organically but remain open to considering potential smaller bank or other acquisition opportunities that fit within the deposit strength and commercial orientation of our franchise and that we believe support our businesses and make financial and strategic sense. In the event that we do pursue acquisitions, we may have difficulty executing on acquisitions and may not realize the anticipated benefits of any transaction we complete. Any of the foregoing matters could materially and adversely affect us.

        Generally, any acquisition of target financial institutions, branches or other banking assets by us will require approval by, and cooperation from, a number of governmental regulatory agencies, possibly including the Federal Reserve and the FDIC as well as the PDBS. In evaluating applications seeking approval of acquisitions, such regulators consider factors such as, among other things, the competitive effect and public benefits of the transaction, the capital position and managerial resources of the combined organization, the risks to the stability of the U.S. banking or financial system, the applicant's performance record under the CRA, the applicant's compliance with fair housing and other consumer protection laws and the effectiveness of all organizations involved in combating money laundering activities. Such regulators could deny our application, which would restrict our growth, or the regulatory approvals may not be granted on terms that are acceptable to us. For example, we could be required to sell branches as a condition to receiving regulatory approvals, and such a condition may not be acceptable to us or may reduce the benefit of an acquisition.

        As to any acquisition that we complete, including the acquisition of HJ Wealth in 2017 we may fail to realize some or all of the anticipated transaction benefits if the integration process takes longer or is more costly than expected or otherwise fails to meet our expectations.

        In addition, acquisition activities could be material to our business and involve a number of risks, including the following:

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  incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in our attention being diverted from the operation of our existing business;

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  using inaccurate estimates and judgments to evaluate credit, operations, management, and market risks with respect to the target institution or assets;

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  potential exposure to unknown or contingent liabilities of banks and businesses we acquire;

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  the time and expense required to integrate the operations and personnel of the combined businesses;

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  experiencing higher operating expenses relative to operating income from the new operations;

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  creating an adverse short-term effect on our results of operations;

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  losing key employees and customers as a result of an acquisition that is poorly received;

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  risk of significant problems relating to the conversion of the financial and customer data of the entity being acquired into our financial and customer product systems; and,

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  potential impairment of goodwill or intangible assets created in business acquisitions.

        We may not be successful in overcoming these risks or any other problems encountered in connection with potential acquisitions. Our inability to overcome these risks could have an adverse effect on our ability to achieve our business strategy and could have an adverse effect on our financial condition and results of operations.

Risks Related to Our Common Stock

Our stock price, like many of our peers, may be volatile, and you could lose part or all of your investment as a result.

        Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price may fluctuate significantly in response to a variety of factors including, among other things:

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  actual or anticipated variations in our quarterly results of operations;

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  recommendations or research reports about us or the financial services industry in general published by securities analysts;

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  the failure of securities analysts to cover, or continue to cover, us after this offering;

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  operating and stock price performance of other companies that investors deem comparable to us;

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  news reports relating to trends, concerns and other issues in the financial services industry;

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  perceptions in the marketplace regarding us, our competitors or other financial institutions;

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  future sales of our common stock;

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  departure of our management team or other key personnel;

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  new technology used, or services offered, by competitors;

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  significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

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  changes or proposed changes in laws or regulations, or differing interpretations thereof affecting our business, or enforcement of these laws and regulations;

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  litigation and governmental investigations; and

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  geopolitical conditions such as acts or threats of terrorism or military conflicts.

        If any of the foregoing occurs, it could cause our stock price to fall and may expose us to litigation that, even if our defense is successful, could distract our management and be costly to defend. General market fluctuations, industry factors and general economic and political conditions and events—such as economic slowdowns or recessions, interest rate changes or credit loss trends—could also cause our stock price to decrease regardless of operating results.

We are an emerging growth company within the meaning of the Securities Act of 1933 (the "Securities Act") and because we have decided to take advantage of certain exemptions from various reporting and other requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

        For as long as we remain an "emerging growth company", as defined in the JOBS Act, we will have the option to take advantage of certain exemptions from various reporting and other requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), being permitted to have an extended transition period for adopting any new or revised accounting standards that may be issued by the Financial Accounting Standards Board or the SEC reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have elected to, and expect to continue to, take advantage of certain of these and other exemptions until we are no longer an emerging growth company. If we do so, we will prominently disclose this decision in the first periodic report following our decision, and such decision is irrevocable. Although the JOBS Act allowed us to present only two years of audited financial statements and only two years of related management's discussion and analysis of financial condition and results of operations in our registration statement for our initial public offering, we elected to provide five years of selected financial data.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an "emerging growth company" our financial statements may not be comparable to companies that comply with these accounting standards as of the public company effective dates.

        We have elected to use the extended transition period for complying with new or revised accounting standards under Section 7(a)(2)(B) of the Securities Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with these accounting standards as of the public company effective dates. Consequently, our financial statements may not be comparable to companies that comply with public company effective dates. Because our financial statements may not be comparable to companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock. We cannot predict if investors will find our common stock less attractive because we plan to rely on this exemption. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Certain banking laws and certain provisions of our articles of incorporation may have an anti-takeover effect.

        Provisions of federal banking laws, including regulatory approval requirements, could make it difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. Acquisition of 10% or more of any class of voting stock of a bank holding company or depository institution, generally creates a rebuttable presumption that the acquirer "controls" the bank holding company or depository institution. Also, a bank holding company must obtain the prior approval of the Federal Reserve before, among other things, acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, including the Bank.

        There also are provisions in our articles of incorporation and our bylaws, such as limitations on the ability to call a special meeting of our shareholders, that may be used to delay or block a takeover attempt. In addition, our board of directors are be authorized under our articles of incorporation to issue shares of our preferred stock, and determine the rights, terms conditions and privileges of such preferred stock, without shareholder approval. These provisions may effectively inhibit a non-negotiated merger or other business combination, which, in turn, could have a material adverse effect on the market price of our common stock.

Risks Related to the Exchange Offer

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.

        We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. See "The Exchange Offer—Procedures for Tendering Old Notes."

        If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act.

        The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to reduction in liquidity.

You may not receive New Notes in the exchange offer if you do not properly follow the exchange offer procedures.

        We will issue New Notes in exchange for your Old Notes only if you properly tender the Old Notes before expiration of the exchange offer. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender on your behalf in accordance with the procedures described in this prospectus and the accompanying transmittal letter.

Some holders who exchange their Old Notes may be deemed to be underwriters.

        Based on interpretations of the staff of the SEC contained certain no action letters addressed to other parties, we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the New Notes. If such a holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify a holder against, such liability.

Risks Related to the Notes

The notes are unsecured and subordinated to our existing and future senior indebtedness.

        Although the New Notes will rank on par with the Old Notes, the notes will be unsecured, subordinated obligations of Meridian Corporation, and, consequently, will rank junior in right of payment to all of our secured and unsecured "senior indebtedness" now existing or that we incur in the future, as described under "Description of the Notes—Subordination." As a result, upon any payment or distribution of assets to creditors in the case of liquidation, dissolution, winding up, reorganization, assignment for benefit of creditors or any bankruptcy, insolvency or similar proceeding, the holders of the senior indebtedness will be entitled to have the senior indebtedness paid in full prior to the holders of the notes receiving any payment of principal of, or interest on, the notes.

        As of December 31, 2019, Meridian Corporation had no outstanding indebtedness and other liabilities of ranking senior to the notes, and the Bank and our other subsidiaries had outstanding indebtedness, deposits and other liabilities of approximately $989.3 million, excluding intercompany liabilities, all of which ranks structurally senior to the notes. The notes and the indenture governing the notes do not limit the amount of additional indebtedness or senior indebtedness that we or any of our subsidiaries, including the Bank, may incur. Accordingly, in the future, we and our subsidiaries may incur other indebtedness, which may be substantial in amount, including senior indebtedness, indebtedness ranking equally with the notes and indebtedness ranking effectively senior to the notes, as applicable. Any additional indebtedness and liabilities that we and our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.

        As a consequence of the subordination of the notes to our existing and future senior indebtedness, an investor in the notes may lose all or some of its investment upon our liquidation, dissolution, winding up, reorganization, assignment for benefit of creditors or any bankruptcy, insolvency or similar proceeding. In such an event, our assets would be available to pay the principal of, and any accrued and unpaid interest on, the notes only after all of our senior indebtedness had been paid in full. In such an event, any of our other general, unsecured obligations that do not constitute senior indebtedness, depending upon their respective preferences, will share pro rata in our remaining assets after we have paid all of our senior indebtedness in full.

The notes are obligations only of Meridian Corporation and not obligations of the Bank or any of our other subsidiaries and will be effectively subordinated to the existing and future indebtedness, deposits of the Bank, and other liabilities of the Bank and our other subsidiaries.

        The notes are obligations solely of Meridian Corporation and are not obligations of the Bank or any of our other subsidiaries. The Bank and our other subsidiaries are separate and distinct legal entities from Meridian Corporation. Meridian Corporation's rights and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of the Bank or any other subsidiary (either as a shareholder or as a creditor) upon an insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding of the Bank or such other subsidiary (and the consequent right of the holders of the notes to participate in those assets after repayment of our existing or future senior indebtedness), will be subject to the claims of the creditors of the Bank, including depositors in the Bank, or such other subsidiary. Accordingly, the notes are effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities and preferred equity of the Bank and our other subsidiaries, to the extent that those liabilities, including deposit liabilities, equal or exceed their respective assets.

        As of December 31, 2019, Meridian Corporation had no outstanding indebtedness and other liabilities of ranking senior to the notes, and the Bank and our other subsidiaries had outstanding indebtedness, deposits and other liabilities of approximately $989.3 million, excluding intercompany liabilities, all of which ranks structurally senior to the notes. Any additional indebtedness and liabilities that our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.

The Bank's ability to pay dividends or lend funds to us is subject to regulatory limitations which, to the extent we need but are not able to access such funds, may prevent us from making principal and interest payments due on our debt obligations, including our obligations under the notes.

        The notes will be exclusively our obligations and not those of our subsidiaries. We are a Pennsylvania registered bank holding company currently regulated by the Board of Governors of the Federal Reserve, and almost all of our operating assets are owned by the Bank. We rely primarily on dividends from the Bank to meet our financial obligations, including payment of principal and interest on our debt obligations and for distributions, if any, to our shareholders or to repurchase shares. The Federal Reserve regulates all capital distributions, such as dividends, by the Bank directly or indirectly to us, including dividend payments. Generally, the Bank is required to pay dividends only from current earnings and from funds lawfully available, and cannot pay dividends in excess of its current year's earnings, plus the last two years' earnings, without prior Federal Reserve approval.

        In addition, the Bank may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements or the Federal Reserve notified the Bank that it was in need of more than normal supervision. Under the prompt corrective action provisions of the Federal Deposit Insurance Act, or the FDIA, an insured depository institution such as the Bank is prohibited from making a capital distribution, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the FDIA). Payment of dividends by the Bank also may be restricted at any time at the discretion of the Federal Reserve if it deems the payment to constitute an unsafe or unsound banking practice.

        Furthermore, capital standards imposed on us and similarly situated institutions have been and continue to be refined by bank regulatory agencies under the Reform Act. Deterioration of economic conditions and further changes to regulatory guidance could result in revised capital standards that may indicate the need for us or the Bank to maintain greater capital positions, which could lead to limitations in dividend payments to us by the Bank.

        In addition to regulatory restrictions on the payment of dividends, the Bank is subject to certain restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of the Bank. These restrictions prevent affiliates of the Bank, including us, from borrowing from the Bank, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of the Bank's capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of the Bank's capital stock and surplus.

        The Reform Act imposes further restrictions on transactions with affiliates and extensions of credit to executive officers, directors and principal shareholders, by, among other things, expanding covered transactions to include securities lending, repurchase agreement and derivatives activities with affiliates.

        There can be no assurance that the Bank will be able to pay dividends at past levels, or at all, in the future. If we do not receive sufficient cash dividends or are unable to borrow from the Bank, then we may not have sufficient funds to service our debt obligations, including our obligations under the notes.

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.

        Our ability to make payments on or to refinance our indebtedness, including our ability to meet our obligations under the notes, and to fund our operations depends on our ability to generate cash and our access to the capital markets in the future. These will depend on our financial and operating performance, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory, capital market conditions and other factors that are beyond our control. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be unable to obtain new financing or to fund our obligations to our customers and business partners, implement our business plans, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. As a result, we may be unable to meet our obligations under the notes. In the absence of sufficient capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. We may not be able to consummate those dispositions of assets or to obtain the proceeds that they could realize from them and these proceeds may not be adequate to meet any debt service obligations then due, including obligations under the notes.

The notes include limited covenants and do not restrict our ability to incur additional debt.

        The notes do not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, the notes do not contain any covenants prohibiting us or our subsidiaries from, or limiting our or our subsidiaries' right to, grant liens on assets to secure indebtedness or other obligations, to repurchase our stock or other securities, including any of the notes, or to pay dividends or make other distributions to our shareholders. The notes do not contain any provision that would provide protection to the holders of the notes against a material decline in our credit quality.

        In addition, the notes do not limit the amount of additional indebtedness Meridian Corporation, the Bank or any of our subsidiaries may incur or the amount of other obligations that Meridian Corporation or the Bank may incur ranking senior or equal to the indebtedness evidenced by the notes. The issuance or guarantee of any such securities or the incurrence of any such other liabilities may reduce the amount, if any, recoverable by holders of the notes in the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, and may limit our ability to meet our obligations under the notes.

The notes are subject to limited rights of acceleration.

        Payment of principal of the notes may be accelerated only in the case of certain bankruptcy-related events with respect to us. As a result, you have no right to accelerate the payment of principal of the notes if we fail to pay principal of or interest on the notes or if we fail in the performance of any of our other obligations under the notes.

The amount of interest payable on the notes will vary beginning December 30, 2024, and interest after that date may be less than the initial fixed annual rate of 5.375% in effect until December 30, 2024.

        From and including December 30, 2024 to but excluding the maturity date or early redemption date, the interest rate on the notes shall reset quarterly to an interest rate per annum equal to a benchmark rate (which is expected to be Three-Month Term SOFR) plus 395 basis points, payable quarterly in arrears. Because the expected benchmark rate, Three-Month Term SOFR, is a floating rate, the interest rate on the notes will vary beginning December 30, 2024. The floating rate may be volatile over time and could be substantially less than the fixed rate. This could result in holders of the notes experiencing a decline in their receipt of interest and also could cause a decline in the market price of the notes. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude and longevity of market rate risk.

The Secured Overnight Financing Rate, otherwise referred to as SOFR, is a relatively new market index and the Three-Month Term SOFR is currently being developed.

        Under the terms of the notes, the interest on the notes during the floating-rate interest period is expected to be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. Three-Month Term SOFR does not currently exist and is being developed under the sponsorship of the Alternative Reference Rates Committee (the "ARRC") convened by the Federal Reserve and the Federal Reserve Bank of New York (the "FRBNY"). There is no assurance that the development of Three-Month Term SOFR will be completed and selected or recommended by the ARRC.

Investors should not rely on indicative or historical data concerning SOFR.

        SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement ("repo") transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the "FICC"), a subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be "specials." According to FRBNY, "specials" are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security. FRBNY further reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC's delivery-versus-payment service. FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

        FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

        FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFR dating back to 2014, although such historical indicative data inherently involves assumptions, estimates and approximations. Investors should not rely on such historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data.

Changes in the Secured Overnight Financing Rate could adversely affect holders of the notes.

        Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the notes. If the manner in which SOFR is calculated is changed, it could adversely affect the return on, value of and market for the notes.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

        In June 2017, the ARCC convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate for U.S. dollar obligations ("U.S. dollar LIBOR"). However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that SOFR is a comparable substitute for U.S. dollar LIBOR.

Any failure of SOFR to gain market acceptance could adversely affect holders of the notes.

        SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for the notes.

The interest on the notes during the floating-rate interest period may be determined based on a rate other than Three-Month Term SOFR.

        Under the terms of the notes, the interest on the notes during the floating-rate interest period is expected to be Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. Three-Month Term SOFR does not currently exist and is currently being developed under the sponsorship of the ARRC. There is no assurance that the development of Three-Month Term SOFR, or any other forward-looking term rate based on SOFR, will be completed. Uncertainty surrounding the development of forward-looking term rates based on the SOFR could have a material adverse effect on the interest on the notes during the floating-rate interest period, If, at the commencement of the floating rate period for the notes, the Relevant Governmental Body (as defined below) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest on the notes during the floating-rate interest period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

        Under the terms of the notes, we are expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that we decide are appropriate to reflect the use of Three-Month Term SOFR as the interest on notes during the floating-rate interest period, which are defined in the terms of the notes as "Three-Month Term SOFR Conventions." For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published. Accordingly, we will need to determine and to instruct the calculation agent concerning the manner and timing for its determination of the applicable Three-Month Term SOFR during the floating rate period. Our determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the interest on notes during the floating-rate interest period.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

        Under the benchmark transition provisions of the notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest on notes during the floating-rate interest period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first-available Benchmark Replacement, is the compounded average of the daily Secured Overnight Financing Rates calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

The implementation of Benchmark Replacement Conforming Changes could adversely affect holders of the notes.

        Under the benchmark transition provisions of the notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) the International Swaps and Derivatives Association, Inc., otherwise referred to herein as ISDA, or (iii) in certain circumstances, us. In addition, the benchmark transition provisions expressly authorize us to make certain changes, which are defined in the terms of the notes as "Benchmark Replacement Conforming Changes," with respect to the determination of interest on notes during the floating-rate interest period. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to interest on notes during the floating-rate interest period. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

Because the notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

        We may, at our option, redeem the notes (i) in whole or in part, beginning with the interest payment date of December 30, 2024 and on any interest payment date thereafter and (ii) in whole, but not in part, at any time upon the occurrence of a Tax Event, a Tier 2 Capital Event or an Investment Company Event, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest to, but not including, the date of redemption. Any redemption of the notes by us will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. We cannot assure you that the Federal Reserve will approve any redemption of the notes that we may propose. Furthermore, you should not expect us to redeem any notes when they first become redeemable or on any particular date thereafter. If we redeem the notes for any reason, you will not have the opportunity to continue to accrue and be paid interest to the stated maturity date and you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities with an equivalent level of risk bearing similar interest rates or yields.

There may be no active trading market for the notes.

        The notes are a new issue of securities with no established trading market. We are not obligated to and do not intend to apply for listing of the notes on any national securities exchange or quotation system. A liquid or active trading market for the notes may not develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Accordingly, we cannot assure you that you will be able to sell any notes or the prices, if any, at which holders may be able to sell their notes.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

        In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase. Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

  •
  limiting our ability to satisfy our obligations with respect to the notes;

  •
  increasing our vulnerability to general adverse economic industry conditions;

  •
  limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

  •
  requiring a substantial portion of our cash flow from operations for the payment of principal of and interest on our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

  •
  putting us at a disadvantage compared to competitors with less indebtedness.

Our credit ratings may not reflect all risks of an investment in the notes, and changes in our credit rating could adversely affect the market price or liquidity of the notes.

        Our credit ratings are an assessment of our ability to pay our obligations as they become due. Accordingly, real or anticipated changes in our credit ratings or their outlook will generally affect the market price of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the market price of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued.

        Credit ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. Credit rating agencies continually revise their ratings for the companies that they follow, including us, and there can be no assurance that any credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances so warrant. Any ratings are based on a number of factors, including financial strength, as well as factors not entirely within our control, such as conditions affecting the financial services industry generally. Adverse changes in our ratings in the future could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.

An investment in the notes is not an FDIC insured deposit.

        The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Your investment will be subject to investment risk and you may experience loss with respect to your investment.

USE OF PROCEEDS

        We will not receive any cash proceeds from the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Old Notes in like principal amount. We intend to have all Old Notes received in exchange for New Notes in the exchange offer cancelled.

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following table should be read in conjunction with our Consolidated Financial Statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is included herein.

	As of and for the Years Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2017	2016	2015
Selected period End Balance Sheet Data:
Cash and cash equivalents	$39,371	23,952	35,506	18,872	19,159
Investment securities	67,636	63,169	52,867	47,552	39,739
Loans receivable, gross	964,710	838,106	694,637	604,291	500,744
Loans held for sale	33,704	37,695	35,024	39,573	83,684
Allowance for loans losses	(9,513)	(8,053)	(6,709)	(5,425)	(5,298)
Goodwill and intangible assets, net	4,773	5,046	5,495	—	—
Total assets	1,150,019	997,480	856,035	733,693	663,344
Interest-bearing deposits	711,718	625,980	526,655	431,034	430,068
Total deposits	851,168	752,130	627,109	527,136	490,568
Total liabilities	1,029,324	887,928	754,672	663,730	610,423
Total Stockholders' equity	120,695	109,552	101,363	69,963	52,921
Selected Income Statement Data:
Interest income	$52,863	44,064	35,720	30,980	27,981
Interest expense	16,527	11,407	6,782	5,192	4,590
Net interest income	36,336	32,657	28,938	25,788	23,391
Provisions for loan losses	901	1,577	2,161	1,198	1,434
Net interest income after provisions for loan losses	35,435	31,080	26,777	24,590	21,957
Noninterest income	33,098	32,355	36,700	42,844	36,121
Noninterest expense	55,019	52,945	57,691	59,913	48,642
Net income before income taxes	13,514	10,490	5,786	7,521	9,436
Income tax expense (benefit)	3,033	2,327	2,754	2,599	3,248
Net income	10,481	8,163	3,032	4,922	6,188
Preferred stock dividends and net accretion	—	—	(1,167)	(1,156)	(1,099)
Net income available to common stockholders	10,481	8,163	1,865	3,767	5,089
Selected Per Share Data:
Earnings per common share, basic	$1.64	1.28	0.50	1.12	1.91
Earnings per common share, diluted	$1.63	1.27	0.49	1.11	1.88
Book value per common share	$18.84	17.10	15.86	15.50	14.69
Tangible book value per share(1)	$18.09	16.31	15.00	15.50	14.69
Weighted average common shares outstanding, basic	6,407	6,397	3,743	3,362	2,669
Weighted average common shares outstanding, diluted	6,438	6,427	3,770	3,389	2,706
Shares outstanding at the end of period	6,405	6,407	6,392	3,685	2,773
Selected Performance Metrics:
Return on average assets (ROAA)	1.01%	0.90%	0.39%	0.71%	1.02%
Return on average equity (ROAE)	9.09%	7.77%	3.97%	7.69%	12.78%
Net interest spread	3.21%	3.44%	3.69%	3.67%	3.83%
Net interest margin (NIM)	3.65%	3.80%	3.93%	3.87%	3.98%
Efficiency ratio	79.24%	81.44%	87.78%	87.30%	81.73%
Noninterest income to average assets	3.51%	3.62%	4.69%	6.21%	5.96%
Noninterest expense to average assets	5.31%	5.87%	7.41%	8.68%	8.03%
Yield on interest-earning assets	5.30%	5.14%	4.83%	4.62%	4.74%
Cost of interest-bearing liabilities	2.10%	1.69%	1.16%	0.95%	0.91%
Yield on loans	5.51%	5.35%	5.10%	4.89%	4.99%
Cost of deposits	1.97%	1.54%	0.95%	0.77%	0.71%
Selected Credit Quality Ratios:
Nonperforming assets to total assets	0.29%	0.39%	0.42%	0.73%	0.63%
Nonperforming loans to total loans	0.34%	0.45%	0.43%	0.83%	0.68%
Allowance for loan losses to nonperforming loans	294.12%	204.85%	212.51%	101.90%	133.65%
Allowance for loan losses to total loans	0.99%	0.96%	0.92%	0.84%	0.91%
Allowance for loan losses to total loans held-for-investment	1.00%	1.01%	0.96%	0.90%	1.06%
Net charge-offs to average loans	(0.06)%	0.03%	0.13%	0.17%	0.21%
Capital Ratios:
Tier 1 leverage capital ratio	14.08%	11.16%	12.37%	9.67%	8.39%
Tier 1 risk-based capital ratio	14.98%	11.72%	12.86%	10.62%	9.29%
Total risk-based capital ratio	16.09%	13.66%	15.53%	13.51%	12.58%
Common equity tier 1 capital ratio	14.98%	11.72%	12.86%	8.68%	N/A

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Recent Market Conditions

        Our financial condition and performance, as well as the ability of our borrowers to repay their loans, the value of collateral securing those loans, as well as demand for loans and other products and services that we offer, are all highly dependent on the business environment in the primary markets in which we operate and in the United States as a whole. During the first quarter of 2020, an outbreak of a novel strain of coronavirus (COVID-19), which was originally identified in Wuhan, China, has spread to a number of countries around the world, including the United States. COVID-19 and its associated impacts on trade (including supply chains and export levels), travel, employee productivity and other economic activities have had, are currently having and may for some time continue to have a destabilizing effect on financial markets and economic activity. The extent of the impact of COVID-19 on our operational and financial performance is currently uncertain, cannot be predicted and will depend on certain developments, including, among others, the duration and spread of COVID-19, its impact on our customers, employees and vendors, and governmental, regulatory and private sector responses, which may be precautionary, to the coronavirus.

        In light of the changing economic outlook as a result of COVID-19, as well as other factors, including the possibility of an oil price war in March 2020, the 10-year Treasury yield has fallen to historic lows, and the equity markets have been significantly impacted. In response, the Federal Reserve reduced the target federal funds rate by 50 basis points on March 3, 2020, and then by an additional 100 basis points on March 15, 2020. Our assets and liabilities may be significantly impacted by changes in interest rates. We are currently reviewing actions that it may take in response to these changes in the event that market turmoil continues for an extended period.

Critical Accounting Policies and Estimates

        Our accounting and reporting policies conform to GAAP and conform to general practices within the industry in which we operate. To prepare financial statements in conformity with GAAP, management makes estimates, assumptions and judgments based on available information. These estimates, assumptions and judgments affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgements are based on information available as of the date of the financial statements and, as this information changes, actual results could differ from the estimates, assumptions and judgments reflected in the financial statements. In particular, management has identified the provision and allowance for loan and lease losses as the accounting policy that, due to the estimates, assumptions and judgements inherent in that policy, is critical in understanding our financial statements. Management has presented the application of this policy to the audit committee of our board of directors.

        The JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to take advantage of this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, will not be subject to all new or revised accounting standards generally applicable to public companies for the transition period for so long as we remain an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period under the JOBS Act. If we do so, we will prominently disclose this decision in the first periodic report filed with the SEC following our decision, and such decision is irrevocable.

        The following is a discussion of the critical accounting policies and significant estimates that require us to make complex and subjective judgments. Additional information about these policies can be found in footnote 1 of our Consolidated Financial Statements as of and for the years ended December 31, 2019 and 2018.

Provision and allowance for loan and lease losses

        The provision for loan and lease losses reflects the amount required to maintain the allowance for loan and lease losses ("Allowance") at an appropriate level based upon management's evaluation of the adequacy of general and specific loss reserves.

        The Allowance is maintained at a level that management believes is appropriate to provide for incurred loan and lease losses as of the date of the Consolidated Balance Sheet and we have established methodologies for the determination of its adequacy. The methodologies are set forth in a formal policy and take into consideration the need for an overall general allowance as well as specific allowances that are determined on an individual loan basis for impaired loans. We increase our Allowance by charging provisions for losses against our income and decreased by charge-offs, net of recoveries.

        The evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses available information to recognize losses on loans and leases, changes in economic or other conditions may necessitate revision of the estimate in future periods.

        The Allowance is maintained at a level sufficient to provide for probable losses based upon an ongoing review of the originated loan and lease portfolios by portfolio category, which include consideration of actual loss experience, peer loss experience, changes in the size and risk profile of the portfolio, identification of individual problem loan and lease situations which may affect a borrower's ability to repay, and evaluation of prevailing economic conditions.

Results of operations—Years ended December 31, 2019 and 2018

Overview

        Our reported net income for the year ended December 31, 2019, was $10.5 million or $1.63 per diluted common share compared to $8.2 million or $1.27 per diluted common share for the same period in 2018. The $2.3 million increase in net income was attributable to a $4.4 million increase net interest income, a decrease in the provision for loan losses of $676 thousand, offset somewhat by an increase of $1.3 million in net non-interest expense (non-interest expense less non-interest income).

Net interest income

        Our earnings are derived predominantly from net interest income, which is our interest income less interest expense. Changes in our balance sheet composition, including interest-earning assets, deposits, and borrowings, combined with changes in market interest rates, impact our net interest income. Net interest margin is net interest income divided by average interest-earning assets. We manage our interest-earning assets and funding sources, including non-interest and interest-bearing liabilities, in order to maximize this margin. Net interest income increased by $3.7 million, or 11.3%, to $36.3 million for the year ended December 31, 2019 from $32.7 million for the same period in 2018. Our net interest margin was 3.65% on a tax equivalent yield basis ("TEY") for the year ended December 31, 2019 as compared to 3.80% for the same period in 2018. The decrease in net interest margin, year-over-year, reflects the pressure from rising cost of funds, which outpaced the favorable trend in yield on earning assets.

Average balance sheet, interest and yield/rate analysis.

        The following table presents average balance sheet information, interest income, interest expense and the corresponding average yield earned, on a tax equivalent basis, and rates paid for the years ended December 31, 2019 and 2018. The average balances are principally daily averages and, for loans, include both performing and nonperforming loans.

	2019			2018
For the Year Ended December 31, (dollars in thousands)	Average Balance	Interest Income/ Expense	Yields/ rates	Average Balance	Interest Income/ Expense	Yields/ rates
Assets
Interest-earning assets
Due from banks	$6,429	140	2.17%	$5,407	93	1.74%
Federal funds sold	930	24	2.64%	1,344	29	2.14%
Investment securities(1)	62,900	1,642	2.61%	55,945	1,347	2.41%
Loans held for sale	28,980	1,164	4.01%	30,209	1,362	4.92%
Loans held for investment(1)	898,810	49,973	5.53%	769,021	41,342	5.37%

Total loans	927,790	51,137	5.51%	799,230	42,704	5.35%
Total interest-earning assets	998,049	52,943	5.30%	861,926	44,173	5.14%
Noninterest earning assets	38,320			40,683

Total assets	$1,036,369			$902,609

Liabilities and stockholders' equity
Interest-bearing liabilities
Interest-bearing deposits	$92,695	1,461	1.57%	$105,718	1,256	1.19%
Money market and savings deposits	303,463	5,239	1.73%	239,568	3,390	1.41%
Time deposits	310,293	7,207	2.32%	254,161	4,581	1.80%

Total deposits	706,451	13,907	1.97%	599,447	9,227	1.54%
Short-term borrowings	68,059	1,696	2.49%	58,172	1,285	2.21%
Long-term borrowings	2,328	71	3.06%	7,418	201	2.71%

Total Borrowings	70,387	1,767	2.51%	65,590	1,486	2.27%
Subordinated Debentures	10,704	853	7.96%	9,469	694	7.32%

Total interest-bearing liabilities	787,542	16,527	2.10%	674,506	11,407	1.69%
Noninterest-bearing deposits	126,001			116,644
Other noninterest-bearing liabilities	7,570			6,440

Total liabilities	$921,113			$797,590
Total stockholders' equity	115,256			105,019

Total stockholders' equity and liabilities	$1,036,369			$902,609

Net interest income		$36,416			$32,766

Net interest spread			3.21%			3.44%

Net interest margin			3.65%			3.80%

(1)
Yields and net interest income are reflected on a tax-equivalent basis.

Rate/Volume Analysis

        During 2019, net interest income increased $3.7 million or 11.3% on a tax equivalent basis. As shown in the following Rate/Volume Analysis table, this increase was primarily attributable to volume changes. Volume related changes contributed $5.3 million towards interest income which was partially offset by unfavorable changes in rate of $1.6 million.

        The favorable change in net interest income due to volume changes was driven largely from growth in total loans, which increased $128.6 million on average. This increase contributed $7.3 million to interest income. Total investment securities, cash and cash equivalents increased $7.6 million on average combined, contributing $186 thousand to interest income. On the funding side, interest checking and money market accounts together rose $50.9 million on average during the year, reducing net interest income by $836 thousand. Time deposits increased $56.1 million on average year over year, causing an unfavorable change of $1.1 million to net interest income. Average borrowings increased $4.8 million and had an unfavorable impact of $83 thousand on net interest income, while moderately higher level of average subordinated debt contributed $95 thousand unfavorably to net interest income.

        The unfavorable change in net interest income due to rate changes was driven largely from the increase in cost of funds, particularly from wholesale funding such as borrowings and time deposits, which rose 24 and 52 basis points, respectively. Cost of funds for core deposits, such as interest checking and money market accounts, rose 38 and 32 basis points, respectively. These unfavorable rate changes reduced net interest income $3.0 million, but were partially offset by favorable rate changes in interest-earning assets which increased net interest income $1.3 million. The favorable change due to rate earned on loans was $1.2 million resulting from a 16 basis point increase on average for the total portfolio. The favorable change due to rate earned on cash and investments was $151 thousand, resulting from a 23 basis point increase in the yields.

        The following table sets forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have affected interest income and expense for the periods noted (tax-exempt yields have been adjusted to a tax equivalent basis using a 22% tax rate). For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to (i) changes in rate (change in rate multiplied by old volume) and (ii) changes in volume (change in volume multiplied by new rate). The net change attributable to the combined impact of rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	2019 Compared to 2018 Change in interest due to:
(dollars in thousands)	Rate	Volume	Total
Interest income:
Due from banks	$27	20	47
Federal funds sold	6	(11)	(5)
Investment securities(1)	118	177	295
Loans held for sale	(162)	(36)	(198)
Loans held for investment(1)	1,315	7,316	8,631

Total loans	1,153	7,280	8,433

Total interest income	$1,304	7,466	8,770

Interest expense:
Interest checking	$373	(168)	205
Money market and savings deposits	845	1,004	1,849
Time deposits	1,492	1,134	2,626

Total interest-bearing deposits	2,710	1,970	4,680
Short-term borrowings	175	236	411
Long-term borrowings	23	(153)	(130)

Total borrowings	198	83	281
Subordinated debentures	64	95	159

Total interest expense	2,972	2,148	5,120

Interest differential	$(1,668)	5,318	3,650

(1)
Yields and net interest income are reflected on a tax-equivalent basis.

Provision for loan losses

        We recorded a provision for loan losses of $901 thousand for the year ended December 31, 2019, down $676 thousand from $1.6 million for the same period in 2018. The decreased provision for 2019 is due to continued strong asset quality and net recoveries of $559 thousand, compared to net charge-offs of $233 thousand for the same period in 2018.

Non-interest income

        Non-interest income increased $743 thousand, or 2.3%, to $33.1 million for the year ended December 31, 2019 compared to $32.4 million for the prior year. The increase was mainly the result of $1.4 million in SBA income recognized on the sales of SBA loans for the year ended December 31, 2019. There were no SBA loan sales in the prior year. Mortgage revenue for the year ended December 31, 2019 was $26.2 million, relatively unchanged from the same period in 2018. In addition, fair value gains were $489 thousand for the twelve months of 2019, compared to fair value losses of $368 thousand for the twelve months in 2018.

        For the twelve month period of 2019, wealth management revenue was down $293 thousand to $3.6 million reflecting the market value changes in assets under management largely from the first quarter. Included in other non-interest income is fee income as well as hedging gains and losses. Fee income was $1.6 million for the full year of 2019 compared to $1.6 million for the same period in 2018. Fee income is comprised mainly of FHLB stock dividend income, wire transfer fee income, title fee income, as well as various other less significant income sources. Hedging losses were $816 thousand for the full year of 2019 compared to hedging gains of $627 thousand for the same period in 2018.

	Year Ended December 31,
(dollars in thousands)	2019	2018
Non-interest income:
Mortgage banking income	$26,167	26,187
Wealth management income	3,624	3,917
SBA loan income	1,448	—
Earnings on investment in life insurance	290	300
Net change in the fair value of derivative instruments	111	(161)
Net change in the fair value of loans held-for-sale	(13)	7
Net change in the fair value of loans held-for-investment	391	(214)
Gain on sale of investment securities available-for-sale	165	—
Service charges	110	115
Other	805	2,204

Total non-interest income	$33,098	32,355

Non-interest expense

        Non-interest expenses increased $2.1 million, or 3.9%, to $55.0 million for the year ended December 31, 2019 from $52.9 million in 2018. This increase was mainly attributable to an increase of $452 thousand, or 20.9%, in professional fees for the twelve month periods ended December 31, 2019 compared to the same periods in 2018. The higher professional fees were due largely to legal and accounting fees incurred as part of the Maryland mortgage licensing issue in the first quarter, in addition to legal fees incurred related to the litigation matter discussed below.

        Other non-interest expenses increased $1.2 million, or 29.6%, to $5.1 million when compared to the prior year period. The settlement of the outstanding litigation matter contributed $790 thousand to other non-interest expense, along with $79 thousand of other expense incurred for the previously disclosed Maryland mortgage licensing issue. Increases in the PA shares tax assessment and FDIC insurance due to the growth of the Bank also contributed to higher other non-interest expenses during the year-to-date period, from the same period in the prior year.

	Year Ended December 31,
(dollars in thousands)	2019	2018
Non-interest expenses:
Salaries and employee benefits	$35,157	34,794
Occupancy and equipment	3,806	3,779
Loan expenses	2,579	2,643
Professional fees	2,614	2,162
Advertising and promotion	2,475	2,355
Data processing	1,327	1,261
Information Technology	1,256	1,107
Communications	675	886
Other	5,130	3,958

Total non-interest expenses	$55,019	52,945

Income tax expense

        Income tax expense for the year ended December 31, 2019 was $3.0 million as compared to $2.3 million for the same period in 2018. The effective tax rates for the twelve-month periods ended December 31, 2019 and 2018 were 22.4% and 22.1%, respectively. For more information related to income taxes, refer to footnote 14 in the Notes to Consolidated Financial Statements.

Balance Sheet Summary

Assets

        As of December 31, 2019, total assets were $1.2 billion compared with $997.5 million as of December 31, 2018. Total assets increased $152.5 million, or 15.3%, on a year-over-year basis.

        This growth was concentrated in our loan portfolio, excluding mortgage loans held for sale, which increased by $126.6 million, or 15.1%, year-over-year. Investment securities and cash decreased $20.9 million, or 24.0%, year-over-year. Our overall asset growth was funded largely by an increase in deposits of $99.0 million, or 13.2%, to $851.2 million at December 31, 2019 from $752.1 million at December 31, 2018. Increases in borrowings of $6.3 million, or 5.2% year-over-year, as well as an increase of $31.7 million or 343.4% in subordinated debt, also helped to fund the growth in our loan portfolio.

Loans

        Our loan portfolio is the largest category of our interest-earning assets. As of December 31, 2019 and 2018, our total loans amounted to $998.4 million and $875.8 million, respectively. Our loan portfolio is comprised of loans originated to be held in portfolio, as well as residential mortgage loans originated for sale. Meridian engages in the origination of residential mortgages, most typically for 1-4 family dwellings, with our intention to principally sell substantially all of these loans in the secondary market to qualified investors. Our loans held in portfolio are originated by our commercial and consumer loan divisions. We have a strong credit culture that promotes diversity of lending products with a focus on commercial businesses. We have no particular credit concentration. Our commercial loans have been proactively managed in an effort to achieve a balanced portfolio with no unusual exposure to one industry. Loans held for investment increased $126.6 million, or 15.1%, for the year ended December 31, 2019.

        Loans and leases outstanding at December 31, 2019 and 2018 are detailed by category as follows:

(dollars in thousands)	2019	% of Portfolio	2018	% of Portfolio
Mortgage loans held for sale	$33,704	3.4%	37,695	4.3%
Real estate loans:
Commercial mortgage	362,590	36.3%	325,393	37.1%
Home equity lines and loans	81,583	8.2%	82,286	9.4%
Residential mortgage	53,665	5.4%	53,360	6.1%
Construction	172,044	17.2%	116,906	13.3%

Total real estate loans	669,882	67.0%	577,945	65.9%
Commercial and industrial	273,301	27.3%	254,050	29.0%
Small business loans	21,616	2.2%	5,756	0.7%
Consumer	1,003	0.1%	701	0.1%
Leases, net	697	0.1%	1,335	0.1%

Total portfolio loans and leases	966,499	96.6%	839,787	95.7%

Total loans and leases	$1,000,203	100.0%	877,482	100.0%

        Commercial loans, commercial construction loans and commercial real estate loans increased a combined $111.6 million, or 16.0%, for the year ended December 31, 2019. The growth in the commercial portfolios continues to reflect the work of our strategically expanded lending team as well as strong local market conditions.

        Commercial real estate loans.    Our commercial real estate loans are secured by real estate that is both owner-occupied and investor owned. Owner-occupied commercial real estate loans generally involve less risk than an investment property and are distinctly reported from non-owner occupied commercial real estate loans for measuring loan concentrations for regulatory purposes. Our owner-occupied commercial real estate loans are originated and managed within our commercial loan department and comprised 37% of our total commercial real estate loan portfolio at December 31, 2019. The remaining commercial real estate loans are managed by our commercial real estate department which offer the following commercial real estate products:

  •
  Permanent—Investor Real Estate Loans

  •
  Purchase and refinance loan opportunities for a number of product types, including single-family rentals, multi-family residential as well as tenanted income producing properties in a variety of real estate types, including office, retail, industrial, and flex space

  •
  Construction Loans

  •
  Residential construction loans to finance new construction and renovation of single and 1-4 family homes located within our market area

  •
  Commercial construction loans for investment properties, generally with semi-permanent attributes

  •
  Construction loans for new, expanded or renovated operations for our owner occupied business clients

  •
  Land Development Loans

  •
  Meridian considers a limited number of strictly land development oriented loans based upon the risk, merit of the future project and strength of the borrower/guarantor relationship

        Our commercial real estate loans increased by $37.2 million, or 11.4%, to $362.6 million at December 31, 2019 from $325.4 million at December 31, 2018. Our total commercial real estate loan portfolio represented 36.3% and 37.1% of our total loan portfolio at December 31, 2019 and 2018, respectively.

Commercial and Industrial Loans

        We provide a variety of variable and fixed rate commercial business loans and lines of credit. These loans and lines of credit are made to small and medium-sized manufacturers and wholesale, retail and service-related businesses. Additionally, we lend to companies in the technology, healthcare, real estate and financial service industries. Commercial business loans generally include lines of credit and term loans with a maturity of five years or less. The primary source of repayment for commercial business loans is generally operating cash flows of the business and may also include collateralization of inventory, accounts receivable, equipment and/or personal guarantees. Our commercial loans increased by $19.3 million, or 7.6%, to $273.3 million at December 31, 2019 from $254.0 million at December 31, 2018. The total commercial portfolio represented 27.3% and 29.0% of our total loan portfolio at December 31, 2019 and 2018, respectively.

Small Business Loans

        We provide financing to small businesses in various industries that include guarantees under the Small Business Administrations (SBA's) loan programs. Our small business loans increased by $15.9 million, or 275.5%, to $21.6 million at December 31, 2019 from $5.8 million at December 31, 2018. The small business loans portfolio represented 2.2% and 0.7% of our total loan portfolio at December 31, 2019 and 2018, respectively.

Residential loans

        Our residential loans held in portfolio are primarily secured by single-family homes located in our market areas. Our loan pipeline is fed via our mortgage loan production offices ("LPOs") and through relationships with commercial lending and through relationships with sales brokers and agents who actively refer clients to Meridian. The balance of residential loans in portfolio increased $305 thousand, or 0.6%, to $53.7 million at December 31, 2019 from $53.4 million at December 31, 2018. The total residential loan portfolio represented 5.4% and 6.1% of our total loan portfolio at December 31, 2019 and 2018, respectively.

Consumer and Personal Loans

        Our consumer-lending department principally originates home equity based products for our clients and prospects. These loans typically fund completely at closing. Additional products include smaller dollar personal loans and our newly introduced student loan refinance product, designed to provide additional flexibility in repayment terms desired in the marketplace. Our consumer credit products include home equity lines and loans, personal lines and loans, and student loan refinancing. The total consumer loan portfolio represented 0.1% of our total loan portfolio at December 31, 2019 and 2018.

Investments

        Our securities portfolio is used to make various term investments, maintain a source of liquidity and serve as collateral for certain types of deposits and borrowings. We manage our investment portfolio according to written investment policies approved by our board of directors. Investments in our securities portfolio may change over time based on our funding needs and interest rate risk management objectives. Our liquidity levels take into account anticipated future cash flows and other available sources of funds and are maintained at levels that we believe are appropriate to provide the necessary flexibility to meet our anticipated funding requirements.

        As of December 31, 2019 the fair value of our investment portfolio totaled $68.9 million, with an effective tax equivalent yield of 2.65% and an estimated duration of approximately 3.64 years. The majority of our investment portfolio, or 59.1%, consists of residential mortgage-backed securities, along with 22.2% in municipal securities. The remainder of our securities portfolio is invested in U.S. Treasuries and other securities. We regularly evaluate the composition of our investment portfolio as the interest rate yield curve changes and may sell investment securities from time to time to adjust our exposure to interest rates or to provide liquidity to meet loan demand.

	December 31, 2019
(dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available-for-sale:
U.S. asset backed securities	$11,967	—	(101)	11,866
U.S. government agency mortgage-backed securities	5,457	66	(26)	5,497
U.S. government agency collateralized mortgage obligations	35,096	300	(173)	35,223
State and municipal securities	6,354	—	(84)	6,270

Total securities available-for-sale	$58,874	366	(384)	58,856

Securities held to maturity:
State and municipal securities	8,780	223	—	9,003

Total securities held-to-maturity	$8,780	223	—	9,003

	December 31, 2018
(dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available-for-sale:
U.S. government agency mortgage-backed securities	$24,092	45	(271)	23,866
U.S. government agency collateralized mortgage obligations	14,754	52	(142)	14,664
State and municipal securities	11,096	22	(199)	10,919
Investments in mutual funds	1,000	—	(21)	979

Total securities available-for-sale	$50,942	119	(633)	50,428

Securities held to maturity:
U.S. Treasuries	$1,991	—	(13)	1,978
State and municipal securities	10,750	17	(90)	10,677

Total securities held-to-maturity	$12,741	17	(103)	12,655

Asset Quality Summary

        As of December 31, 2019, total nonperforming loans and leases decreased by $696 thousand to $3.2 million, representing 0.34% of loans and leases held-for-investment, compared to $3.9 million, or 0.48% of loans and leases held-for-investment as of December 31, 2018. The decrease to nonperforming loans resulted from a decrease of $491 thousand in commercial mortgage loans, and a decrease of $56 thousand in commercial and industrial loans. Nonperforming residential mortgage loans decreased $603 thousand as well but were offset by a $454 thousand increase in nonperforming home equity loans from December 31, 2018 to December 31, 2019.

        As of December 31, 2019, the allowance of $9.5 million represented 1.00% of loans and leases held-for-investment (excluding loans at fair value), compared to 0.97% as of December 31, 2018. The allowance to non-performing loans increased from 204.85% as of December 31, 2018 to 294.12% as of December 31, 2019.

        During 2019 one residential mortgage loan was foreclosed on and the property was recorded within other real estate owned ("OREO") in the balance sheet at the lower of cost or fair value less cost to sell of $120 thousand.

        As of December 31, 2019, we had $3.9 million of troubled debt restructurings ("TDRs"), of which $3.6 million were in compliance with the modified terms and excluded from non-performing loans and leases. As of December 31, 2018, we had $4.3 million of TDRs, of which $3.1 million were in compliance with the modified terms, and were excluded from non-performing loans and leases.

        As of December 31, 2019, we had a recorded investment of $7.3 million of impaired loans and leases which included $3.9 million of TDRs. Impaired loans and leases are those for which it is probable that we will not be able to collect all scheduled principal and interest in accordance with the original terms of the loans and leases. Impaired loans and leases as of December 31, 2018 totaled $5.8 million, which included $4.3 million of TDRs. Refer to footnote 6 in the notes to the Consolidated Financial Statements for more information regarding our impaired loans and leases.

        We continue to be diligent in its credit underwriting process and proactive with its loan review process, including the engagement of the services of an independent outside loan review firm, which helps identify developing credit issues. Proactive steps that are taken include the procurement of additional collateral (preferably outside the current loan structure) whenever possible and frequent contact with the borrower. We believe that timely identification of credit issues and appropriate actions early in the process serve to mitigate overall risk of loss.

	As of
(dollars in thousands)	December 31, 2019	December 31, 2018
Non-performing assets:
Nonaccrual loans:
Real estate loans:
Commercial mortgage	$733	1,224
Home equity lines and loans	537	83
Residential mortgage	1,544	2,147
Total real estate loans	$2,814	3,454
Commercial and industrial	421	477

Total nonaccrual loans	$3,235	3,931
Other real estate owned	120	—

Total non-performing loans	$3,235	3,931
Total non-performing assets	$3,355	3,931

Troubled debt restructurings:
TDRs included in non-performing loans	319	1,219
TDRs in compliance with modified terms	3,599	3,047

Total TDRs	$3,918	4,266

Asset quality ratios:
Non-performing assets to total assets	0.29%	0.39%
Non-performing loans to:
Total loans	0.32%	0.45%
Total loans held-for-investment (excluding loans at fair value)	0.34%	0.48%
Allowance for loan losses to:
Total loans	0.95%	0.92%
Total loans held-for-investment (excluding loans at fair value)	1.00%	0.97%
Non-performing loans	294.12%	204.85%
Total loans and leases	$998,414	875,801
Total loans and leases held-for-investment	$964,710	838,106
Total loans and leases held-for-investment (excluding loans at fair value)	$954,164	826,684
Allowance for loan and lease losses	$9,513	8,053

Deposits and Equity

        Deposits increased $99.0 million, or 13.2%, to $851.2 million at December 31, 2019 from $752.1 million at December 31, 2018. This growth year-over-year was across all deposit categories except for interest-bearing demand deposits. Non-maturity deposits, consisting of demand deposits, NOW accounts, money market accounts and regular savings accounts increased $65.9 million, or 13.9%. Certificates of deposit increased $33.1 million, or 11.9%. Core funding continues to be a strategic initiative and the deposit growth for the fourth quarter resulted from our expanded business development team as well as the efforts from all sales personnel in our branch markets.

        The following table summarizes our deposit balances and weighted average rate paid for the periods presented.

	Year ended December 31, 2019			Year ended December 31, 2018
(dollars in thousands)	Average amount	Weighted average rate paid	Percent of total deposits	Average amount	Weighted average rate paid	Percent of total deposits
Noninterest-bearing deposits	$126,002	—	15.14%	$116,644	—	16.29%
Interest-bearing deposits	396,158	1.69%	47.59%	345,286	1.35%	48.22%
Time deposits:
Under $100,000	19,597	2.34%	2.35%	18,854	1.64%	2.63%
$100,000 and greater	290,696	2.32%	34.92%	235,307	1.82%	32.86%

Total	$832,453	1.97%	100.00%	$716,091	1.54%	100.00%

        Total equity increased $11.1 million, or 10.2%, to $120.7 million at December 31, 2019 from $109.6 million at December 31, 2018. This increase was attributable to net income recorded for the year ended December 31, 2019.

Liquidity and Capital Resources

        Management maintains liquidity to meet depositors' needs for funds, to satisfy or fund loan commitments, and for other operating purposes. Meridian's foundation for liquidity is a stable and loyal customer deposit base, cash and cash equivalents, a marketable investment portfolio that provides periodic cash flow through regular maturities and amortization, or that can be used as collateral to secure funding. In addition, as part of its liquidity management, Meridian maintains a segment of commercial loan assets that are comprised of SNCs which have a national market and can be sold in a timely manner. Meridian's primary liquidity, which totaled $161.5 million at December 31, 2019 compared to $136.6 million at December 31, 2018, includes investments, SNCs, federal funds sold, mortgages held-for-sale and cash and cash equivalents, less the amount of securities required to be pledged for certain liabilities. Meridian also anticipates scheduled payments and prepayments on its loan and mortgage-backed securities portfolios.

        In addition, Meridian maintains borrowing arrangements with various correspondent banks, the FHLB and the Federal Reserve Bank of Philadelphia to meet short-term liquidity needs. Through these relationships, Meridian had available credit of approximately $8.5 million at December 31, 2019. As a member of the FHLB, we are eligible to borrow up to a specific credit limit which is determined by the amount of our residential mortgages, commercial mortgages and other loans that have been pledged as collateral. As of December 31, 2019, Meridian's maximum borrowing capacity with the FHLB was $507.3 million. At December 31, 2019, Meridian had borrowed $126.8 million and the FHLB had issued letters of credit, on Meridian's behalf, totaling $102.8 million against its available credit lines. At December 31, 2019, Meridian also had available $39.0 million of unsecured federal funds lines of credit with other financial institutions as well as $161.6 million of available short or long term funding through the Certificate of Deposit Account Registry Service ("CDARS") program and $45.3 million of available short or long term funding through brokered CD arrangements. Management believes that Meridian has adequate resources to meet its short-term and long-term funding requirements.

        At December 31, 2019, Meridian had $327.8 million in unfunded loan commitments. Management anticipates these commitments will be funded by means of normal cash flows. Certificates of deposit greater than or equal to $250 thousand scheduled to mature in one year or less from December 31, 2019 totaled $243.3 million. Management believes that the majority of such deposits will be reinvested with Meridian and that certificates that are not renewed will be funded by a reduction in cash and cash equivalents or by pay-downs and maturities of loans and investments. At December 31, 2019, Meridian had a reserve for unfunded loan commitments of $47 thousand.

        Meridian meets the definition of "well capitalized" for regulatory purposes on December 31, 2019. Our capital category is determined for the purposes of applying the bank regulators' "prompt corrective action" regulations and for determining levels of deposit insurance assessments and may not constitute an accurate representation of Meridian's overall financial condition or prospects.

        Under federal banking laws and regulations, Meridian is required to maintain minimum capital as determined by certain regulatory ratios. Capital adequacy for regulatory purposes, and the capital category assigned to an institution by its regulators, may be determinative of an institution's overall financial condition. Under the final capital rules that became effective on January 1, 2015, there was a requirement for a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets which is in addition to the other minimum risk-based capital standards in the rule. Institutions that do not maintain this required capital buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases and on the payment of discretionary bonuses to senior executive management. The capital conservation buffer has been phased in over a four year period, which began on January 1, 2016, as follows: the maximum buffer was 0.625% of risk-weighted assets for 2016, 1.25% for 2018 and 1.875% for 2018, and effective as of January 1, 2019, the capital conservation buffer is fully phased in at 2.5%.

        The following table summarizes data and ratios pertaining to our capital structure.

	December 31, 2019
	Actual		For capital adequacy purposes*		To be well capitalized under prompt corrective action provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)
Corporation	$166,471	16.10%	$108,576	10.50%	$103,405	10.00%
Bank	166,360	16.09%	108,571	10.50%	103,401	10.00%
Common equity tier 1 capital (to risk-weighted assets)
Corporation	115,934	11.21%	72,384	7.00%	67,214	6.50%
Bank	154,881	14.98%	72,381	7.00%	67,211	6.50%
Tier 1 capital (to risk-weighted assets)
Corporation	115,934	11.21%	87,895	8.50%	82,724	8.00%
Bank	154,881	14.98%	87,891	8.50%	82,721	8.00%
Tier 1 capital (to average assets)
Corporation	115,934	10.55%	43,973	4.00%	54,966	5.00%
Bank	154,881	14.08%	44,013	4.00%	55,017	5.00%

	December 31, 2018—as revised
	Actual		For capital adequacy purposes*		To be well capitalized under prompt corrective action provisions
(dollars in thousands):	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)	$122,262	13.66%	$71,585	8.00%	$89,481	10.00%
Common equity tier 1 capital (to risk-weighted assets)	104,881	11.72%	40,266	4.50%	58,163	6.50%
Tier 1 capital (to risk-weighted assets)	104,881	11.72%	53,689	6.00%	71,585	8.00%
Tier 1 capital (to average assets)	104,881	11.16%	37,581	4.00%	46,977	5.00%

*
Does not include capital conservation buffer of 1.250% for 2019 and 1.875% for 2018

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Our primary market risk is interest rate risk, which is defined as the risk of loss of net interest income or net interest margin because of changes in interest rates.

Asset/Liability Management

        As a financial institution, one of our primary market risks is interest rate volatility. Changes in market interest rates, whether they are increases or decreases, can trigger repricing and changes in the pace of payments for both assets and liabilities (prepayment risk), which individually or in combination may affect our net income, net interest income and net interest margin, either positively or negatively. In recognition of this, we actively manage our assets and liabilities to minimize the impact of changing interest rates on our net interest margin and maximize our net interest income and the return on equity, while maintaining adequate liquidity and capital.

        Our board of directors has established a Board Risk Committee that, among other duties, sets broad asset and liability management policy ("ALM" policy) and directives for asset/liability management, as well as establishes review and control procedures to ensure adherence to this policy. The board of directors has delegated authority for the development and implementation of all asset and liability management policies, procedures, and strategies to the Asset/Liability Committee ("ALCO"). ALCO is comprised of various members of senior management responsible for interpreting the longer range objectives established by the board of directors. As such ALCO sets basic direction for our sources and uses of funds, establishes numerical ranges for primary and secondary objectives, monitors risk and the delivery of services, establishes subs to manage specific ALM activities, and monitors the counterparties engaged in ALM activities. Our ALM policy is reviewed by at least annually, which includes an evaluation of the ALM policy limits and guidelines in light of our risk profile, business strategies, regulatory guidelines and overall market conditions.

        As part of our management of interest rate risk, we utilize the following modeling techniques that simulate the effects of variations in interest rates: (1) repricing gap analysis; (2) net interest income simulation; and (3) economic value of equity simulation. These models require that we use various assumptions, including asset and liability pricing responses, asset and liability new business, repayment and redemption responses, behavior of imbedded options and sensitivity of relationships across different rate indexes and product types. These assumptions are inherently uncertain and, as a result, the models cannot precisely predict the fluctuations in market interest rates or precisely measure the impact of future changes in interest rates. Actual results will differ from the model's simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various management strategies.

        Gap analysis.    Management measures and evaluates the potential effects of interest rate movements on earnings through an interest rate sensitivity "gap" analysis. Given the size and turnover rate of the originated mortgage loans held for sale, loans held for sale are treated as having a maturity of 12 months or less. Interest rate sensitivity reflects the potential effect on net interest income when there is movement in interest rates. An institution is considered to be asset sensitive, or having a positive gap, when the amount of its interest-earning assets reprices within a given period exceeds the amount of its interest-bearing liabilities also repricing within that time period. Conversely, an institution is considered to be liability sensitive, or having a negative gap, when the amount of its interest-bearing liabilities reprices within a given period exceeds the amount of its interest-earning assets also within that time period. During a period of rising interest rates, a negative gap would tend to decrease net interest income, while a positive gap would tend to increase net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to decrease net interest income.

        The following table presents the interest rate gap analysis of our assets and liabilities as of December 31, 2019.

As of December 31, 2019 (dollars in thousands)	12 Months or Less	1 - 2 Years	2 - 5 Years	Greater Than 5 years and Not Rate Sensitive	Total
Cash and investments	$66,856	3,064	13,106	24,990	108,016
Loans, net(1)	558,813	155,846	232,924	41,318	988,901
Other Assets	—	—	—	53,102	53,102

Total Assets	$625,669	158,910	246,030	119,410	1,150,019
Noninterest-bearing deposits	13,271	9,952	21,833	94,394	139,450
Interest-bearing deposits	399,888	—	—	—	399,888
Time deposits	272,331	16,532	22,967	—	311,830
Borrowings	123,676	3,123	—	—	126,799
Other Liabilities	39,878	—	225	11,254	51,357
Total stockholders' equity	—	—	—	120,695	120,695

Total liabilities and stockholders' equity	$849,044	29,607	45,025	226,343	1,150,019
Repricing gap-positive
(Negative) Positive	$(223,375)	129,303	201,005	(106,933)	—
Cumulative repricing gap: Dollar amount	$(223,375)	(94,072)	106,933	—
Percent of total assets	(19.4)%	(8.2)%	9.3%	—

(1)
Loans include portfolio loans and loans held-for-sale

        Under the repricing gap analysis, we are liability-sensitive for maturity/repricing 2 years or less. This reflects management's shift in focus to short term time deposits and borrowings in a falling rate environment.

        The gap results presented could vary substantially if different assumptions are used or if actual experience differs from the assumptions used in the preparation of the gap analysis. Furthermore, the gap analysis provides a static view of interest rate risk exposure at a specific point in time and offers only an approximate estimate of the relative sensitivity of our interest-earning assets and interest-bearing liabilities to changes in market interest rates. In addition, the impact of certain optionality is embedded in our balance sheet such as contractual caps and floors, and trends in asset and liability growth. Accordingly, we combine the use of gap analysis with the use of an earnings simulation model that provides a dynamic assessment of interest rate sensitivity.

        Simulations of net interest income.    We use a simulation model on a quarterly basis to measure and evaluate potential changes in our net interest income resulting from various hypothetical interest rate scenarios. Our model incorporates various assumptions that management believes to be reasonable, but which may have a significant impact on results such as:

  •
  The timing of changes in interest rates;

  •
  Shifts or rotations in the yield curve;

  •
  Repricing characteristics for market rate sensitive instruments on the balance sheet;

  •
  Differing sensitivities of financial instruments due to differing underlying rate indices;

  •
  Varying timing of loan prepayments for different interest rate scenarios;

  •
  The effect of interest rate floors, periodic loan caps and lifetime loan caps;

  •
  Overall growth rates and product mix of interest-earning assets and interest-bearing liabilities.

        Because of the limitations inherent in any approach used to measure interest rate risk, simulated results are not intended to be used as a forecast of the actual effect of a change in market interest rates on our results, but rather as a means to better plan and execute appropriate ALM strategies.

        Potential changes to our net interest income between a flat interest rate scenario and hypothetical rising and declining interest rate scenarios, measured over a one-year period as of December 31, 2019 and 2018 are presented in the following table. The simulation assumes rate shifts occur upward and downward on the yield curve in even increments over the first twelve months (ramp), followed by rates held constant thereafter.

  Rate Ramp:

	Estimated increase (decrease) in Net Interest Income For the year ending December 31,
Changes in Market Interest Rates	2019	2018
+300 basis points over next 12 months	0.4%	(1.2)%
+200 basis points over next 12 months	0.6%	(0.7)%
+100 basis points over next 12 months	0.4%	(0.3)%
No Change
–100 basis points over next 12 months	(0.6)%	(0.2)%
–200 basis points over next 12 months	(2.3)%	(0.5)%

        The above interest rate simulation suggests that our balance sheet is asset sensitive as of December 31, 2019 and liability sensitive as of December 31, 2018. Read in conjunction with our gap analysis, you can see that although 19.4% more liability balances reprice in the short term, the spread is high enough to continue to improve earnings in a rising rate environment. However in a falling rate environment the scenario implies that net interest income will be negatively affected by up to 2.3%.

        Simulation of economic value of equity.    To quantify the amount of capital required to absorb potential losses in value of our interest-earning assets and interest-bearing liabilities resulting from adverse market movements, we calculate economic value of equity on a quarterly basis. We define economic value of equity as the net present value of our balance sheet's cash flow, and we calculate economic value of equity by discounting anticipated principal and interest cash flows under the prevailing and hypothetical interest rate environments. Potential changes to our economic value of equity between a flat rate scenario and hypothetical rising and declining rate scenarios, measured as of December 31, 2019 and 2018, are presented in the following table. The projections assume shifts ramp upward and downward of the yield curve of 100, 200 and 300 basis points occurring immediately. We would note that in a downward parallel shift of the yield curve, interest rates at the short-end of the yield curve are not modeled to decline any further than to 0%.

	Estimated increase (decrease) in Net Economic Value at December 31,
Changes in Market Interest Rates	2019	2018
+300 basis points	13%	7%
+200 basis points	11%	7%
+100 basis points	7%	5%
No Change
–100 basis points	(12)%	(10)%
–200 basis points	(32)%	(27)%

        This economic value of equity profile at December 31, 2019 suggests that we would experience a positive effect from an initial increase in rates, and that the impact would become greater as rates continue to rise due to the duration of our interest-earning assets and conversely we would experience a negative effect from an initial decrease in rates. While an instantaneous shift in interest rates is used in this analysis to provide an estimate of exposure, we believe that a gradual shift in interest rates would have a much more modest impact. Since economic value of equity measures the discounted present value of cash flows over the estimated lives of instruments, the change in economic value of equity does not directly correlate to the degree that earnings would be impacted over a shorter time horizon.

        The results of our net interest income and economic value of equity simulation analysis are purely hypothetical, and a variety of factors might cause actual results to differ substantially from what is depicted. For example, if the timing and magnitude of interest rate changes differ from that projected, our net interest income might vary significantly. Non-parallel yield curve shifts or changes in interest rate spreads would also cause our net interest income to be different from that projected. An increasing interest rate environment could reduce projected net interest income if deposits and other short-term interest-bearing liabilities reprice faster than expected or faster than our interest-earning assets. Actual results could differ from those projected if we grow interest-earning assets and interest-bearing liabilities faster or slower than estimated, or otherwise change its mix of products. Actual results could also differ from those projected if we experience substantially different repayment speeds in our loan portfolio than those assumed in the simulation model. Furthermore, the results do not take into account the impact of changes in loan prepayment rates on loan discount accretion. If prepayment rates were to increase on our loans, we would recognize any remaining loan discounts into interest income. This would result in a current period offset to declining net interest income caused by higher rate loans prepaying.

        Finally, these simulation results do not contemplate all the actions that we may undertake in response to changes in interest rates, such as changes to our loan, investment, deposit, funding or other strategies.

BUSINESS

General

        Meridian Corporation is a bank holding company engaged in banking activities through its wholly-owned subsidiary, Meridian Bank (the "Bank" of "Meridian Bank"), a full-service, state-chartered commercial bank with offices in the Delaware Valley tri-state market, which includes Pennsylvania, New Jersey and Delaware. We have a financial services business model with significant noninterest income streams from mortgage lending, small business ("SBA") lending and wealth management services. We provide services to small and middle market businesses, professionals and retail customers throughout our market area. We have a modern, progressive, consultative approach to creating innovative solutions for our customers. We are technology driven, with a culture that incorporates significant use of customer preferred alternative delivery channels, such as mobile banking, remote deposit capture and bank-to-bank ACH. Our 'Meridian everywhere' philosophy of community presence, along with our strategic business footprint, allows us to provide the high degree of service, convenience and products our customers need to achieve their financial objectives. We provide this service through three principal business line distribution channels, described further below.

Holding Company Formation

        Meridian Corporation was incorporated on June 8, 2009, by and at the direction of the board of directors of the Bank for the sole purpose of acquiring the Bank and serving as the Bank's parent bank holding company. On August 24, 2018, Meridian Corporation acquired the Bank in a merger and reorganization effected under Pennsylvania law and in accordance with the terms of a Plan of Merger and Reorganization dated April 26, 2018 (the "Agreement"). Pursuant to the Agreement, on August 24, 2018 at 5:00 p.m. all of the outstanding shares of the Bank's $1.00 par value common stock formerly held by its shareholders was converted into and exchanged for one newly issued share of Meridian Corporation's par value common stock, and the Bank became a subsidiary of Meridian Corporation. Because the Bank and Meridian Corporation were entities under common control, this exchange of shares between entities under common control resulted in the retrospective combination of the Bank and Meridian Corporation for all periods presented as if the combination had been in effect since inception of common control. As Meridian Corporation had no assets, liabilities, revenues, expenses or operations prior to August 24, 2018, the historical financial statements of the Bank are the historical financial statements of the combined entity. We are subject to supervision and examination by, and the regulations and reporting requirements of, the Board of Governors of the Federal Reserve System.

Corporate Structure and Business Lines

        Meridian Corporation is the parent to the Bank. The Bank is the parent to three wholly-owned subsidiaries: Meridian Land Settlement Services, LLC, which provides title insurance services; Apex Realty, LLC, a real estate holding company; and Meridian Wealth Partners, LLC, a registered investment advisory firm, which we refer to as Meridian Wealth. With these subsidiaries, we are organized into the following three lines of business.

Commercial Banking

        The first line of business is our traditional banking operations, serving both commercial and consumer customers via deposits and cash management, commercial and industrial lending and leasing, commercial real estate lending, shared national credit participations, small business lending, consumer and home equity lending, private banking, merchant services, and title and land settlement services.

        We have a strong credit culture that promotes diversity of lending products with a focus on commercial businesses. We have no particular credit concentration. Our commercial loans have been proactively managed in an effort to achieve a balanced portfolio with no unusual exposure to one industry.

        Our commercial and industrial lending department supports our small business and middle market borrowers with a comprehensive selection of loan products including financing solutions for wholesalers, manufacturers, distributors, service providers, importers and exporters, among others. Our portfolio includes business lines of credit, term loans, small business lending ("SBA"), lease financing and shared national credits ("SNCs").

        Our SBA team and their alliances with local economic development councils provide SBA and other financing options to help grow local businesses, create and retain jobs and stimulate our local economy. In addition, Meridian understands that connections with the local professional industries benefit us, not only with these individuals as customers or investors, but also given the proven potential for business referrals.

        The commercial real estate division offers permanent/amortizing loans, owner-occupied commercial real estate loans and land development and construction loans for residential and commercial projects. Our approach is to apply disciplined and integrated standards to underwriting, credit and portfolio management. The extensive backgrounds of our commercial real estate lending team, not only in banking, but also directly in the builder/developer fields, bring a unique perspective and ability to communicate and consider all elements of a project and related risk from the clients' viewpoint as well as ours.

Mortgage Banking

        The second line of business is mortgage banking. Our mortgage consultants guide our clients through the complex process of obtaining a loan to meet individual specific needs. Originations consist of consumer for-sale mortgage lending, loans to be held within our portfolio, and wholesale mortgage lending services. Clients include homeowners and smaller scale investors. The mortgage division operates and originates mortgage loans in the Pennsylvania, New Jersey, Delaware and Maryland markets, most typically for 1-4 family dwellings, with the intention of selling substantially all of these loans in the secondary market to qualified investors. Mortgages are originated through sales and marketing initiatives, as well as realtor, builder, bank, advertising and customer referral resources. The division's main origination, processing, underwriting, closing and post-closing functions are performed at the Blue Bell mortgage headquarters with 9 other production/processing offices at December 31, 2019.

Wealth Management and Advisory Services

        Meridian Wealth, a registered investment advisor and wholly-owned subsidiary of the Bank, provides a comprehensive array of wealth management services and products and the trusted guidance to help its clients and our banking customers prepare for the future. Such clients include professionals, higher net worth individuals, companies seeking to provide benefits plans for their employees, and more. Acquiring and sustaining wealth is a gradual progression, one that requires a considerable amount of thought and planning. Our process takes a comprehensive approach to financial planning and encompasses all aspects of retirement, with an emphasis on sustainability. Meridian Wealth offers a significant enhancement to both our capacity and the variety of tools we can use to help bring effective financial planning and wealth management services to a broad segment of customers.

Market Area

        Meridian is headquartered in Malvern and has six full-service branches. Its main branch, in Paoli, serves the Main Line. The West Chester and Media branches serve Chester and Delaware counties, respectively, while the Doylestown and Blue Bell branches serve Bucks and Montgomery counties, respectively. Our sixth branch is in Philadelphia. These branches provide "Relationship Hubs" for our regional lending groups and allow Meridian to proceed in its plan for serving markets in each of the central (at or near the county seat) townships of the counties in and surrounding Philadelphia. In addition to our deposit taking branches, there are currently 11 other locations, including headquarters for Corporate, the Wealth Division and the Mortgage Division.

        Demographic information for the five county Philadelphia metropolitan area shows our primary market to be stable, with moderate population growth. According to the 2013-2017 American Community Survey 5-Year Estimates, approximately 25% of the population is between the ages of 25-44. The median home value, outside of Philadelphia, is $335 thousand according to data gathered from the Pennsylvania Housing Finance Agency (PHFA). Median incomes for Chester, Montgomery and Bucks counties are in the top 70 wealthiest counties in the nation according to the 2013-2017 American Community Survey 5-Year Estimates.

Competition

        Overall, the banking business in the Delaware Valley is highly competitive. Meridian Bank faces substantial competition both in attracting deposits and in originating loans. Meridian Bank competes with local, regional and national commercial banks, savings banks, and savings and loan associations. Other competitors include money market mutual funds, mortgage bankers, insurance companies, stock brokerage firms, regulated small loan companies, credit unions, and issuers of commercial paper and other securities.

        Meridian Bank seeks to compete for business principally on the basis of high quality, personal service to customers, customer access to our decision-makers, and customer preferred electronic delivery channels while providing an attractive banking platform and competitive interest rates and fees.

Our Current Capital Stock Structure

        As of December 31, 2019 we had 6,407,685 shares of common stock, $1 par value, issued and outstanding. There is no preferred stock outstanding.

Implications of Being an Emerging Growth Company

        As a company with less than $1.0 billion in revenues during our last fiscal year, we qualify as an "emerging growth company" as defined by the Jumpstart Our Business Startups Act of 2012 ("JOBS Act"). An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company,

  •
  we may present only two years of audited financial statements and only two years of related management discussion and analysis of financial condition and results of operations;

  •
  we are exempt from the requirement to obtain an audit of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

  •
  we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

  •
  we are not required to give our shareholders non-binding advisory votes on executive compensation or golden parachute arrangements.

        We have elected to take advantage of the scaled disclosure requirements and other relief described above and may take advantage of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1,070,000,000 or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the end of the fiscal year in which the market value of our equity securities that are held by non-affiliates exceeds $700 million as of June 30 of that year.

        In addition to scaled disclosure and the other relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to take advantage of this extended transition period, which means that the financial statements included herein, as well as any financial statements that we file in the future, will not be subject to all new or revised accounting standards generally applicable to public companies for the transition period for so long as we remain an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period under the JOBS Act. If we do so, we will prominently disclose this decision in the first periodic report following our decision, and such decision is irrevocable.

Information about Meridian

        Our executive offices are located at 9 Old Lincoln Highway, Malvern, PA 19355 and our telephone number is (484) 568-5000. Our Internet website is www.meridianbanker.com. The information contained in our website or in any websites linked by our website, is not part of this prospectus.

SUPERVISION AND REGULATION

        Meridian Corporation and its subsidiaries are subject to extensive regulation under federal and state banking laws that establish a comprehensive framework for our operations. This framework may materially affect our growth potential and financial performance and is intended primarily for the protection of depositors, customers, federal deposit insurance funds and the banking system as a whole, not for the protection of our shareholders and creditors. Significant elements of the statutes, regulations and policies applicable to us and our subsidiaries are described below.

        The Bank is an FDIC-insured commercial bank chartered under the laws of Pennsylvania with regulatory oversight from the FDIC and the Pennsylvania Department of Banking and Securities ("PDBS"). Following the formation of the holding company, we are is now also subject to supervision and examination by, and the regulations and reporting requirements of, the Board of Governors of the Federal Reserve System, and is subject to the disclosure and regulatory requirements of the Exchange Act. In order to adhere to regulatory expectations on an ongoing basis and to successfully prepare for the normal examination processes, we maintain numerous internal controls including policies and programs appropriate to maintain the Bank's safety and soundness, under such key areas as lending, compliance, BSA-AML, information security, human resources, deposit and cash management products, enterprise risk, merchant services, finance, title services, branch security and wealth management.

Permissible Activities for Bank Holding Companies

        Meridian Corporation is a registered bank holding company under the Bank Holding Company Act of 1956 ("BHC Act"). In general, the BHC Act limits the business of bank holding companies to banking, managing or controlling banks and other activities that the Federal Reserve has determined to be so closely related to banking as to be a proper incident thereto, which include certain activities relating to extending credit or acting as an investment or financial advisor.

        Bank holding companies that qualify and elect to be treated as "financial holding companies" may engage in a broader range of additional activities than bank holding companies that are not financial holding companies. In particular, financial holding companies may engage in activities that are (i) financial in nature or incidental to such financial activities or (ii) complementary to a financial activity and do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. These activities include securities underwriting and dealing, insurance underwriting and making merchant banking investments. We have not elected to be treated as a financial holding company and currently have no plans to make a financial holding company election.

        The Federal Reserve has the power to order any bank holding company or any of its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when the Federal Reserve has reasonable grounds to believe that continuing such activity, ownership or control constitutes a serious risk to the financial soundness, safety or stability of any bank subsidiary of the bank holding company.

Permissible Activities for Banks

        As a Pennsylvania-chartered commercial bank, our business is subject to extensive supervision and regulation by state and federal bank regulatory agencies. Our business is generally limited to activities permitted by Pennsylvania law and any applicable federal laws. Under the Pennsylvania Banking Code of 1965 (the "Pennsylvania Banking Code"), the Bank may generally engage in all usual banking activities, including, among other things, accepting deposits; lending money on personal and real estate security; issuing letters of credit; buying, discounting, and negotiating promissory notes and other forms of indebtedness; buying and selling foreign currency and, subject to certain limitations, certain investment securities; engaging in certain insurance activities and maintaining safe deposit boxes on premises.

        The FDIC has adopted regulations pertaining to the other activity restrictions imposed upon insured state banks and their subsidiaries. Pursuant to such regulations, insured state banks engaging in impermissible activities may seek approval from the FDIC to continue such activities. State banks not engaging in such activities but that desire to engage in otherwise impermissible activities either directly or through a subsidiary may apply for approval from the FDIC to do so; however, if such bank fails to meet the minimum capital requirements or the activities present a significant risk to the Deposit Insurance Fund, such application will not be approved by the FDIC. Pursuant to this authority, the FDIC has determined that investments in certain majority-owned subsidiaries of insured state banks do not represent a significant risk to the deposit insurance funds. Investments permitted under that authority include real estate activities and securities activities.

        We currently conduct certain non-banking activities through certain of the Bank's non-bank subsidiaries. Meridian Bank currently operates three wholly-owned subsidiaries: Meridian Land Settlement Services, which provides title insurance services; Apex Realty, a real estate holding company; and Meridian Wealth, a registered investment advisory firm.

        Pennsylvania law also imposes restrictions on Meridian Bank's activities intended to ensure the safety and soundness of the Bank. For example, Meridian Bank is restricted under the Pennsylvania Banking Code from investing in certain types of investment securities and is generally limited in the amount of money it can lend to a single borrower or invest in securities issued by a single issuer.

Acquisitions by Bank Holding Companies

        Control Acquisitions.    The Change in Bank Control Act ("CBCA") prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Meridian Corporation, would, under the circumstances set forth in the presumption, constitute acquisition of control of Meridian Corporation.

        In addition, the CBCA prohibits any entity from acquiring 25% (the BHC Act has a lower limit for acquirers that are existing bank holding companies) or more of a bank holding company's or bank's voting securities, or otherwise obtaining control or a controlling influence over a bank holding company or bank without the approval of the Federal Reserve. On January 31, 2020, the Federal Reserve Board approved the issuance of a final rule (which becomes effective April 1, 2020) that clarifies and codifies the Federal Reserve's standards for determining whether one company has control over another. The final rule establishes four categories of tiered presumptions of noncontrol that are based on the percentage of voting shares held by the investor (less than 5%, 5-9.9%, 10-14.9% and 15-24.9%) and the presence of other indicia of control. As the percentage of ownership increases, fewer indicia of control are permitted without falling outside of the presumption of noncontrol. These indicia of control include nonvoting equity ownership, director representation, management interlocks, business relationship and restrictive contractual covenants. Under the final rule, investors can hold up to 24.9% of the voting securities and up to 33% of the total equity of a company without necessarily having a controlling influence.

Dividends

        Meridian Corporation is a legal entity separate and distinct from the Bank and the wholly-owned subsidiaries of the Bank. As a Pennsylvania banking institution, the Bank is subject to certain restrictions on its ability to pay dividends under applicable banking laws and regulations.

        Federal banking regulators are authorized to determine under certain circumstances relating to the financial condition of a bank holding company or a bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In particular, federal banking regulators have stated that paying dividends that deplete a banking organization's capital base to an inadequate level would be an unsafe and unsound banking practice and that banking organizations should generally pay dividends only out of current operating earnings. In addition, in the current financial and economic environment, the federal banking regulators have indicated that banks should carefully review their dividend policy and have discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. Under the Capital Rules, institutions that seek to pay dividends must maintain 2.5% in Common Equity Tier 1 capital attributable to the capital conservation buffer, which is to be phased in over a three-year period that began on January 1, 2016. See "—Regulatory Capital Requirements".

        Our principal source of cash flow and income is dividends from our subsidiaries, which is also the component of our liquidity. In addition to the restrictions discussed above, the Bank is subject to limitations under Pennsylvania law regarding the level of dividends that it may pay to our shareholders. Under the Pennsylvania Banking Code, the Bank generally may not pay dividends in excess of its net profits.

        On May 24, 2018 the Economic Growth, Regulatory Relief, and Consumer Protection Act ("EGRRCPA"), amended certain aspects of the company-run stress testing requirement in section 165(i)(2) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"). These updated rules require bank holding companies and banks with average total consolidated assets greater than $250 billion to conduct a periodic company-run stress test of capital, consolidated earnings and losses under one base and two stress scenarios provided by the federal banking regulators. We are not currently subject to the stress testing requirements, but we expect that if we become subject to those requirements, the Federal Reserve, the FDIC and the PDBS will consider our results as an important factor in evaluating our capital adequacy, any proposed acquisitions by us or by the holding company and whether any proposed dividends or stock repurchases by us or by the holding company may be an unsafe or unsound practice.

Parity Regulation

        A Pennsylvania banking institution may, in accordance with Pennsylvania law and regulations issued by the PDBS, exercise any power and engage in any activity that has been authorized for national banks, federal thrifts or state banks in a state other than Pennsylvania, provided that the activity is permissible under applicable federal law and not specifically prohibited by Pennsylvania law. Such powers and activities must be subject to the same limitations and restrictions imposed on the national bank, federal thrift or out-of-state bank that exercised the power or activity, subject to a required notice to the PDBS. The FDIA, however, prohibits state-chartered banks from making new investments, loans, or becoming involved in activities as principal and equity investments which are not permitted for national banks unless (1) the FDIC determines the activity or investment does not pose a significant risk of loss to the Deposit Insurance Fund and (2) the Bank meets all applicable capital requirements. Accordingly, the additional operating authority provided to the Bank by the Pennsylvania Banking Code is restricted by the FDIA.

Transactions with Affiliates and Insiders

        Transactions between our subsidiaries, or between US and our subsidiaries, are regulated under Sections 23A and 23B of the Federal Reserve Act. The Federal Reserve Act imposes quantitative and qualitative requirements and collateral requirements on covered transactions by the Bank with, or for the benefit of, its affiliates. Generally, the Federal Reserve Act limits the extent to which a bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of a bank's capital stock and surplus, limits the aggregate amount of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and requires those transactions to be on terms at least as favorable to a bank as if the transaction were conducted with an unaffiliated third party. Covered transactions are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve) from the affiliate, certain derivative transactions with an affiliate, the acceptance of securities issued by the affiliate as collateral for a loan, and the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition, any credit transactions with any affiliate, must be secured by designated amounts of specified collateral.

        Federal law also limits a bank's authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons. Among other things, extensions of credit to insiders are required to be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons. Also, the terms of such extensions of credit may not involve more than the normal risk of non-repayment or present other unfavorable features and may not exceed certain limitations on the amount of credit extended to such persons individually and in the aggregate.

Source of Strength

        Federal Reserve policy and federal law require bank holding companies to act as a source of financial and managerial strength to their subsidiary banks. Under this requirement, the holding company, is expected to commit resources to support the Bank, including at times when it may not be in a financial position to provide such resources, and it may not be in our, or our shareholders' or creditors', best interests to do so. In addition, any capital loans the holding company makes to the Bank are subordinate in right of payment to depositors and to certain other indebtedness of the Bank. In the event of our bankruptcy, any commitment by us to a federal banking regulatory agency to maintain the capital of the Bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

Regulatory Capital Requirements

        The Federal Reserve monitors the capital adequacy of the holding company on a consolidated basis, and the FDIC and the PDBS monitor the capital adequacy of the Bank. The banking regulators use a combination of risk-based guidelines and a leverage ratio to evaluate capital adequacy. The risk-based capital guidelines applicable to us are based on the Basel Committee's December 2010 final capital framework, known as Basel III, as implemented by the federal banking regulators. The risk-based guidelines are intended to make regulatory capital requirements sensitive to differences in credit and market risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets.

        Basel III and the Capital Rules.    In July 2013, the federal banking regulators approved final rules, or the Capital Rules, implementing the Basel Committee's December 2010 final capital framework for strengthening international capital standards, known as Basel III, and various provisions of the Dodd-Frank Act. The Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and banks, including us, compared to the previous risk-based capital rules. The Capital Rules revise the components of capital and address other issues affecting the numerator in regulatory capital ratio calculations. The Capital Rules, among other things, (i) include a new capital measure called "Common Equity Tier 1" ("CET1"), (ii) specify that Tier 1 capital consists of CET1 and "Additional Tier 1 capital" instruments meeting certain revised requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital, and (iv) expand the scope of the deductions/adjustments to capital as compared to prior regulations. The Capital Rules also address risk weights and other issues affecting the denominator in regulatory capital ratio calculations, including replacing the existing risk-weighting approach derived from Basel I with a more risk-sensitive approach based, in part, on the standardized approach adopted by the Basel Committee in its 2004 capital accords, known as Basel II. The Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking regulators' rules. Subject to a phase-in period for various provisions, the Capital Rules became effective for us beginning on January 1, 2015.

        Under the Basel III Capital Rules, the minimum capital ratios are (i) 4.5% CET1 to risk-weighted assets, (ii) 6% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to risk-weighted assets, (iii) 8% total capital (that is, Tier 1 capital plus Tier 2 capital) to risk-weighted assets and (iv) 4% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (known as the "leverage ratio").

        The current Capital Rules also include a capital conservation buffer designed to absorb losses during periods of economic stress. The capital conservation buffer is composed entirely of CET1, on top of these minimum risk-weighted asset ratios. The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and was phased in over a three-year period (increasing by 0.625% on each subsequent January 1) until it reached 2.5% on January 1, 2019. In addition, the Capital Rules provide for a countercyclical capital buffer applicable only to certain covered institutions. We do not expect the countercyclical capital buffer to be applicable to us. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

        When fully phased-in, the Capital Rules will require us to maintain an additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios of (i) 7% CET1 to risk-weighted assets, (ii) 8.5% Tier 1 capital to risk-weighted assets, (iii) 10.5% total capital to risk-weighted assets and (iv) a minimum leverage ratio of 4%. The Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, certain deferred tax assets and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1. Implementation of the deductions and other adjustments to CET1 began on January 1, 2015 and will be phased in over a four-year period (beginning at 40% on January 1, 2015 and an additional 20% per year thereafter).

        In addition, under the general risk-based Capital Rules, the effects of accumulated other comprehensive income items included in capital were excluded for the purposes of determining regulatory capital ratios. Under the Capital Rules, the effects of certain accumulated other comprehensive income items are not excluded; however, non-advanced approaches banking organizations, including the Bank, were able to make a one-time permanent election to continue to exclude these items. The Bank made this election.

        The Capital Rules also prescribed a new standardized approach for risk weightings that expanded the risk-weighting categories from the current four Basel I-derived categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0%, for U.S. government and agency securities, to 600%, for certain equity exposures, and resulting in higher risk weights for a variety of asset categories.

        With respect to the Bank, the Capital Rules also revised the prompt corrective action regulations pursuant to Section 38 of the FDIA. See "—Prompt Corrective Action Framework".

Liquidity Regulations

        Historically, the regulation and monitoring of bank and bank holding company liquidity has been addressed as a supervisory matter, without required formulaic measures. The Basel III final framework requires banks and bank holding companies to measure their liquidity against specific liquidity tests that, although similar in some respects to liquidity measures historically applied by banks and regulators for management and supervisory purposes, going forward would be required by regulation. One test, referred to as the liquidity coverage ratio, or LCR, is designed to ensure that the banking entity maintains an adequate level of unencumbered high-quality liquid assets equal to the entity's expected net cash outflow for a 30-day time horizon (or, if greater, 25% of its expected total cash outflow) under an acute liquidity stress scenario. The other test, referred to as the net stable funding ratio, or NSFR, is designed to promote more medium- and long-term funding of the assets and activities of banking entities over a one-year time horizon. These requirements will incentivize banking entities to increase their holdings of U.S. Treasury securities and other sovereign debt as a component of assets and increase the use of long-term debt as a funding source.

Prompt Corrective Action Framework

        The FDIA also requires the federal banking regulators to take prompt corrective action in respect of depository institutions that fail to meet specified capital requirements. The FDIA establishes five capital categories ("well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized"), and the federal banking regulators are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions that are undercapitalized, significantly undercapitalized or critically undercapitalized. The severity of these mandatory and discretionary supervisory actions depends upon the capital category in which the institution is placed. The relevant capital measures, which reflect changes under the Capital Rules that became effective on January 1, 2015, are the total capital ratio, the CET1 capital ratio, the Tier 1 capital ratio and the leverage ratio.

        A bank will be (i) "well capitalized" if the institution has a total risk-based capital ratio of 10% or greater, a CET1 capital ratio of 6.5% or greater, a Tier 1 risk-based capital ratio of 8% or greater and a leverage ratio of 5% or greater, and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure. A bank's capital category is determined solely for the purpose of applying prompt corrective action regulations, and the capital category may not constitute an accurate representation of the Bank's overall financial condition or prospects for other purposes.

        An undercapitalized institution is required to file a written capital restoration plan, along with a performance guaranty by its holding company or a third party. In addition, an undercapitalized institution becomes subject to certain automatic restrictions including a prohibition on the payment of dividends, a limitation on asset growth and expansion, and in certain cases, a limitation on the payment of bonuses or raises to senior executive officers, and a prohibition on the payment of certain "management fees" to any "controlling person". Institutions that are classified as undercapitalized are also subject to certain additional supervisory actions, including increased reporting burdens and regulatory monitoring, a limitation on the institution's ability to make acquisitions, open new branch offices, or engage in new lines of business, obligations to raise additional capital, restrictions on transactions with affiliates, and restrictions on interest rates paid by the institution on deposits. In certain cases, bank regulatory agencies may require replacement of senior executive officers or directors, or sale of the institution to a willing purchaser. If an institution is deemed to be "critically undercapitalized" and continues in that category for four quarters, the statute requires, with certain narrowly limited exceptions, that the institution be placed in receivership. The Bank is currently regarded as "well capitalized" for regulatory capital purposes. See Note 19, "Regulatory Capital Requirements," in the accompanying Notes to the Consolidated Financial Statements for more information regarding the Bank's and Meridian Corporation's regulatory capital ratios.

Safety and Soundness Standards

        The FDIA requires the federal banking agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. The federal banking agencies have adopted the Interagency Guidelines for Establishing Standards for Safety and Soundness. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, these guidelines require, among other things, appropriate systems and practices to identify and manage the risk and exposures specified in the guidelines. These guidelines also prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying all safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the banking regulator must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution may be subject under the FDIA. See "—Prompt Corrective Action Framework". If an institution fails to comply with such an order, the banking regulator may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Deposit Insurance

FDIC insurance assessments

        As an FDIC-insured bank, the Bank must pay deposit insurance assessments to the FDIC based on its average total assets minus its average tangible equity. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government.

        As an institution with less than $10 billion in assets, the Bank's assessment rates are based on the level of risk it poses to the FDIC's deposit insurance fund ("DIF"). Pursuant to changes adopted by the FDIC that were effective July 1, 2016, the initial base rate for deposit insurance is between three and 30 basis points. Total base assessment after possible adjustments now ranges between 1.5 and 40 basis points. For established smaller institutions, like the Bank, supervisory ratings are used along with (i) an initial base assessment rate, (ii) an unsecured debt adjustment (which can be positive or negative), and (iii) a brokered deposit adjustment, to calculate a total base assessment rate.

        Under the Dodd-Frank Act, the limit on FDIC deposit insurance was increased to $250 thousand. The coverage limit is per depositor, per insured depository institution for each account ownership category. The Dodd-Frank Act also set a new minimum DIF reserve ratio at 1.35% of estimated insured deposits. In October 2010, the FDIC adopted a new DIF restoration plan to ensure that the fund reserve ratio reaches 1.35% by September 30, 2020, as required by the Dodd-Frank Act. In December 2018, the FDIC announced that the DIF reserve ratio had surpassed this benchmark.

        Under the FDIA, the FDIC may terminate deposit insurance upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Other assessments

        In addition, the Deposit Insurance Funds Act of 1996 authorized the Financing Corporation ("FICO") to impose assessments on certain deposits in order to service the interest on the FICO's bond obligations from deposit insurance fund assessments. The amount assessed on individual institutions is in addition to the amount, if any, paid for deposit insurance according to the FDIC's risk-related assessment rate schedules. Assessment rates may be adjusted quarterly to reflect changes in the assessment base.

The Volcker Rule

        The Dodd-Frank Act, pursuant to a statutory provision commonly called the "Volcker Rule", prohibits banks and their affiliates from engaging in proprietary trading and investing in and sponsoring hedge funds and private equity funds. The Volcker Rule, which became effective in July 2015, does not significantly affect our operations, as we do not have any significant engagement in the businesses prohibited by the Volcker Rule.

Depositor Preference

        The FDIA provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of deposits of the institution, including the claims of the FDIC as subrogate of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including depositors whose deposits are payable only outside of the United States and the parent bank holding company, with respect to any extensions of credit they have made to such insured depository institution.

Interstate Branching

        Pennsylvania banking laws authorize banks in Pennsylvania to acquire existing branches or branch de novo in other states, and also permits out-of-state banks to acquire existing branches or branch de novo in Pennsylvania.

        In April 2008, state banking regulators in the states of New Jersey, New York, and Pennsylvania entered into a Memorandum of Understanding (the "Interstate MOU") to clarify their respective roles, as home and host state regulators, regarding interstate branching activity on a regional basis pursuant to the Riegle-Neal Amendments Act of 1997. The Interstate MOU establishes the regulatory responsibilities of the respective state banking regulators regarding bank regulatory examinations and is intended to reduce the regulatory burden on state-chartered banks branching within the region by eliminating duplicative host state compliance exams.

        Under the Interstate MOU, the activities of any branches we would establish in New Jersey or New York would be governed by Pennsylvania state law to the same extent that federal law governs the activities of the branch of an out-of-state national bank in such host states. Issues regarding whether a particular host state law is preempted are to be determined in the first instance by the PDBS. In the event that the PDBS and the applicable host state regulator disagree regarding whether a particular host state law is pre-empted, the PDBS and the applicable host state regulator would use their reasonable best efforts to consider all points of view and to resolve the disagreement.

        Federal law permits state and national banks to merge with banks in other states subject to: (i) regulatory approval; (ii) federal and state deposit concentration limits; and (iii) any state law limitations requiring the merging bank to have been in existence for a minimum period of time (not to exceed five years) prior to the merger. The establishment of new interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) has historically been permitted only in those states the laws of which expressly authorize such expansion. However, the Dodd-Frank Act permits well-capitalized and well-managed banks to establish new branches across state lines without these impediments.

Consumer Financial Protection

        We are subject to a number of federal and state consumer protection laws that extensively govern our relationship with our customers. These laws include the Equal Credit Opportunity Act ("ECOA"), the Fair Credit Reporting Act, the Truth in Lending Act ("TILA"), the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, Fair Credit Reporting Act, the Service Members Civil Relief Act, the Right to Financial Privacy Act, Telephone Consumer Protection Act, CAN-SPAM Act, and these laws' respective state-law counterparts, as well as state usury laws and laws regarding unfair and deceptive acts and practices. These and other federal laws, among other things, require disclosures of the cost of credit and terms of deposit accounts, provide substantive consumer rights, prohibit discrimination in credit transactions, regulate the use of credit report information, provide financial privacy protections, restrict our ability to raise interest rates on extensions of credit and subject us to substantial regulatory oversight. Violations of applicable consumer protection laws can result in significant potential liability from litigation brought by customers, including actual damages, restitution and attorneys' fees. Federal banking regulators, state attorneys general and state and local consumer protection agencies may also seek to enforce consumer protection requirements and obtain these and other remedies, including regulatory sanctions, customer rescission rights, action by the state and local attorneys general in each jurisdiction in which we operate and civil money penalties. Failure to comply with consumer protection requirements may also result in our failure to obtain any required bank regulatory approval for merger or acquisition transactions we may wish to pursue or our prohibition from engaging in such transactions even if approval is not required.

        The Dodd-Frank Act created a new, independent federal agency, the Consumer Financial Protection Bureau ("CFPB"), which was granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws with respect to certain consumer financial products and services, including the ability to require reimbursements and other payments to customers for alleged legal violations. The CFPB has the authority to impose significant penalties, as well as injunctive relief that prohibits lenders from engaging in allegedly unlawful practices. The CFPB is also authorized to engage in consumer financial education, track consumer complaints, request data and promote the availability of financial services to underserved consumers and communities. Although all institutions are subject to rules adopted by the CFPB and examination by the CFPB in conjunction with examinations by the institution's primary federal regulator, the CFPB has primary examination and enforcement authority over institutions with assets of $10 billion or more. The FDIC has primary responsibility for examination of the Bank and enforcement with respect to various federal consumer protection laws so long as the Bank has total consolidated assets of less than $10 billion, and state authorities are responsible for monitoring our compliance with all state consumer laws. The CFPB also has the authority to require reports from institutions with less than $10 billion in assets, such as the Bank, to support the CFPB in implementing federal consumer protection laws, supporting examination activities, and assessing and detecting risks to consumers and financial markets.

        The consumer protection provisions of the Dodd-Frank Act and the examination, supervision and enforcement of those laws and implementing regulations by the CFPB have created a more intense and complex environment for consumer finance regulation. The CFPB has significant authority to implement and enforce federal consumer finance laws, including the TILA, the ECOA and new requirements for financial services products provided for in the Dodd-Frank Act.

        The CFPB has broad rulemaking authority for a wide range of consumer financial laws that apply to all banks including, among other things, the authority to prohibit "unfair, deceptive, or abusive" acts and practices. Abusive acts or practices are defined in the Dodd-Frank Act as those that (1) materially interfere with a consumer's ability to understand a term or condition of a consumer financial product or service, or (2) take unreasonable advantage of a consumer's (a) lack of financial savvy, (b) inability to protect herself or himself in the selection or use of consumer financial products or services, or (c) reasonable reliance on a covered entity to act in the consumer's interests. The review of products and practices to prevent such acts and practices is a continuing focus of the CFPB, and of banking regulators more broadly. The ultimate impact of this heightened scrutiny is uncertain but it could result in changes to pricing, practices, products and procedures. It could also result in increased costs related to regulatory oversight, supervision and examination, additional remediation efforts and possible penalties. The Dodd-Frank Act does not prevent states from adopting stricter consumer protection standards. State regulation of financial products and potential enforcement actions could also adversely affect our business, financial condition or results of operations.

Federal Home Loan Bank Membership

        The Bank is a member of the Federal Home Loan Bank of Pittsburgh ("FHLB"), which serves as a central credit facility for its members. The FHLB is funded primarily from proceeds from the sale of obligations of the FHLB system. It makes loans to member banks in the form of FHLB advances. All advances from the FHLB are required to be fully collateralized as determined by the FHLB.

Ability-To-Pay Rules and Qualified Mortgages

        As required by the Dodd-Frank Act, the CFPB issued a series of final rules in January 2013 amending Regulation Z, implementing TILA, which requires mortgage lenders to make a reasonable and good faith determination, based on verified and documented information, that a consumer applying for a residential mortgage loan has a reasonable ability to repay the loan according to its terms. These final rules prohibit creditors, such as the Bank, from extending residential mortgage loans without regard for the consumer's ability to repay and add restrictions and requirements to residential mortgage origination and servicing practices. In addition, these rules restrict the imposition of prepayment penalties and restrict compensation practices relating to residential mortgage loan origination. Mortgage lenders are required to determine consumers' ability to repay in one of two ways. The first alternative requires the mortgage lender to consider eight underwriting factors when making the credit decision. Alternatively, the mortgage lender can originate "qualified mortgages", which are entitled to a presumption that the creditor making the loan satisfied the ability-to-repay requirements. In general, a qualified mortgage is a residential mortgage loan that does not have certain high risk features, such as negative amortization, interest-only payments, balloon payments, or a term exceeding 30 years. In addition, to be a qualified mortgage, the points and fees paid by a consumer cannot exceed 3% of the total loan amount and the borrower's total debt-to-income ratio must be no higher than 43% (subject to certain limited exceptions for loans eligible for purchase, guarantee or insurance by a government sponsored enterprise or a federal agency).

Commercial Real Estate Guidance

        In December 2015, the federal banking regulators released a statement entitled "Interagency Statement on Prudent Risk Management for Commercial Real Estate Lending" (the "CRE Guidance"). In the CRE Guidance, the federal banking regulators (i) expressed concerns with institutions that ease commercial real estate underwriting standards, (ii) directed financial institutions to maintain underwriting discipline and exercise risk management practices to identify, measure and monitor lending risks, and (iii) indicated that they will continue to pay special attention to commercial real estate lending activities and concentrations going forward. The federal banking regulators previously issued guidance in December 2006, entitled "Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices", which stated that an institution is potentially exposed to significant commercial real estate concentration risk, and should employ enhanced risk management practices, where (1) total commercial real estate loans represent 300% or more of its total capital and (2) the outstanding balance of such institution's commercial real estate loan portfolio has increased by 50% or more during the prior 36 months.

Leveraged Lending Guidance

        In March 2013, the federal banking regulators jointly issued guidance on leveraged lending that updates and replaces the guidance for leveraged finance activities issued by the federal banking regulators in April 2001. The revised leveraged lending guidance describes regulatory expectations for the sound risk management of leveraged lending activities, including the importance for institutions to maintain, among other things, (i) a credit limit and concentration framework consistent with the institution's risk appetite, (ii) underwriting standards that define acceptable leverage levels, (iii) strong pipeline management policies and procedures and (iv) guidelines for conducting periodic portfolio and pipeline stress tests.

Community Reinvestment Act of 1977

        Under the CRA, the Bank has an obligation, consistent with safe and sound operations, to help meet the credit needs of the market areas where it operates, which includes providing credit to low- and moderate-income individuals and communities. In connection with its examination of the Bank, the FDIC is required to assess our compliance with the CRA. Our bank's failure to comply with the CRA could, among other things, result in the denial or delay in certain corporate applications filed by us, including applications for branch openings or relocations and applications to acquire, merge or consolidate with another banking institution or holding company. Our bank received a rating of "Satisfactory" in its most recently completed CRA examination in 2016 that was as of November 8, 2016.

Financial Privacy

        The federal banking regulators have adopted rules limiting the ability of banks and other financial institutions to disclose non-public information about consumers to unaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to an unaffiliated third party. These regulations affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors.

Anti-Money Laundering and the USA PATRIOT ACT

        The USA PATRIOT Act of 2001, which was enacted in the wake of the September 11, 2001 attacks, includes provisions designed to combat international money laundering and advance the U.S. government's war against terrorism. The USA PATRIOT Act and the regulations which implement it contain many obligations which must be satisfied by financial institutions, including the Bank. Those regulations impose obligations on financial institutions, such as the Bank, to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. The failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing could have serious legal and reputational consequences for the financial institution.

Office of Foreign Assets Control Regulation

        The U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") administers and enforces economic and trade sanctions against targeted foreign countries and regimes, under authority of various laws, including designated foreign countries, nationals and others. OFAC publishes lists of specially designated targets and countries. We are responsible for, among other things, blocking accounts of, and transactions with, such targets and countries, prohibiting unlicensed trade and financial transactions with them and reporting blocked transactions after their occurrence. Failure to comply with these sanctions could have serious legal and reputational consequences and could result in civil money penalties imposed on the institution by OFAC. Failure to comply with these sanctions could also cause applicable bank regulatory authorities not to approve merger or acquisition transactions when regulatory approval is required or to prohibit such transactions even if approval is not required.

Incentive Compensation

        The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as us, that are not "large, complex banking organizations." These reviews will be tailored to each organization based on the scope and complexity of the organization's activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the organization's supervisory ratings, which can affect the organization's ability to make acquisitions and take other actions. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk management control or governance processes, pose a risk to the organization's safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

        In June 2010, the federal banking regulators issued comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization's incentive compensation arrangements should (1) provide incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risk, (2) be compatible with effective internal controls and risk management and (3) be supported by strong corporate governance, including active and effective oversight by the organization 's board of directors.

        During the second quarter of 2016, certain U.S. regulators, including the Federal Reserve, the FDIC and the SEC, proposed revised rules on incentive-based payment arrangements at specified regulated entities having at least $1 billion in total assets (which would not include the Bank). The proposed revised rules would establish general qualitative requirements applicable to all covered entities, which would include: (i) prohibiting incentive arrangements that encourage inappropriate risks by providing excessive compensation; (ii) prohibiting incentive arrangements that encourage inappropriate risks that could lead to a material financial loss; (iii) establishing requirements for performance measures to appropriately balance risk and reward; (iv) requiring board of director oversight of incentive arrangements; and (v) mandating appropriate record-keeping.

        Pursuant to rules adopted by the stock exchanges and approved by the SEC in January 2013 under the Dodd-Frank Act, public company compensation committee members must meet heightened independence requirements and consider the independence of compensation consultants, legal counsel and other advisors to the compensation committee. A compensation committee must have the authority to hire advisors and to have the public company fund reasonable compensation of such advisors.

        Public companies will be required, once stock exchanges impose additional listing requirements under the Dodd-Frank Act, to implement "clawback" procedures for incentive compensation payments and to disclose the details of the procedures which allow recovery of incentive compensation that was paid on the basis of erroneous financial information necessitating a restatement due to material noncompliance with financial reporting requirements. This clawback policy is intended to apply to compensation paid within a three-year look-back window of the restatement and would cover all executives who received incentive awards.

Cybersecurity

        In March 2015, federal regulators issued two related statements regarding cybersecurity. One statement indicates that financial institutions should design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing internet-based services of the financial institution. The other statement indicates that a financial institution's management is expected to maintain sufficient business continuity planning processes to ensure the rapid recovery, resumption and maintenance of the institution's operations after a cyberattack involving destructive malware. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations and address rebuilding network capabilities and restoring data if the institution or its critical service providers fall victim to this type of cyberattack. If we fail to observe the regulatory guidance, we could be subject to various regulatory sanctions, including financial penalties.

        In the ordinary course of business, we rely on electronic communications and information systems to conduct our operations and to store sensitive data. We employ an in-depth, layered, defensive approach that leverages people, processes and technology to manage and maintain cybersecurity controls. We employ a variety of preventative and detective tools to monitor, block, and provide alerts regarding suspicious activity, as well as to report on any suspected advanced persistent threats. Notwithstanding the strength of our defensive measures, the threat from cyberattacks is severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. While to date, we have not experienced a significant compromise, significant data loss or any material financial losses related to cybersecurity attacks, our systems and those of our customers and third party service providers are under constant threat and it is possible that we could experience a significant event in the future. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by us and our customers.

Future Legislation and Regulation

        Congress may enact legislation from time to time that affects the regulation of the financial services industry, and state legislatures may enact legislation from time to time affecting the regulation of financial institutions chartered by or operating in those states. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. The substance or impact of pending or future legislation or regulation, or the application thereof, cannot be predicted, although enactment of the proposed legislation could affect the regulatory structure under which we operate and may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital or modify our business strategy, or limit our ability to pursue business opportunities in an efficient manner. Our business, financial condition, results of operations or prospects may be adversely affected, perhaps materially, as a result.

Properties

        We are headquartered in Malvern, Pennsylvania and have six full-service branches. Its main branch, in Paoli, serves the Main Line. The West Chester and Media branches serve Chester and Delaware counties, respectively, while the Doylestown and Blue Bell branches serve Bucks and Montgomery counties, respectively. The Philadelphia branch opened December 2017. In addition to our deposit taking branches, there are currently 11 other offices, including headquarters for Corporate, the Wealth Division and the Mortgage Division. Other than our corporate headquarters, all of our offices are leased. The Bank had a net book value of $6.2 million for all locations at December 31, 2019.

        Branch locations:

  •
  Paoli Branch—1176 Lancaster Avenue, Paoli, PA 19301

  •
  West Chester Branch—16 W. Market Street, West Chester, PA 19382

  •
  Media Branch—100 E. State Street, Media, PA 19063

  •
  Doylestown Branch—1719A S. Easton Road, Doylestown, PA 18901

  •
  Blue Bell Branch—653 Skippack Pike, Ste. 116, Blue Bell, PA 19422

  •
  Philadelphia Branch—1760 Market Street, Philadelphia, PA 19103

        Other offices:

  •
  Corporate Headquarters—9 Old Lincoln Highway, Malvern, PA 19355

  •
  Mortgage Headquarters—653 Skippack Pike, Suite 200, Blue Bell, PA 19462

  •
  Meridian Wealth Office—653 Skippack Pike, Suite 200, Blue Bell, PA 19462

  •
  Mortgage Loan Production Office—1601 Concord Pike, Suite 45, Wilmington, DE 19803

  •
  Mortgage Loan Production Office—5301 Limestone Road, Suite 202, Wilmington, DE 19801

  •
  Mortgage Loan Production Office—22128 Sussex Highway, Seaford, DE 19973

  •
  Mortgage Loan Production Office—111 Continental Drive, Suite 406, Newark, DE 19713

  •
  Mortgage Loan Production Office—5001 Louise Drive, Suite 101, Mechanicsburg, PA 17055

  •
  Mortgage Loan Production Office—350 Highland Drive, Suite 160, Mountville, PA 17554

  •
  Mortgage Loan Production Office—2330 New Road, Northfield, NJ 08225

  •
  Mortgage Loan Production Office—1221 College Park Drive, Suite 118, Dover, DE 19904

Legal Proceedings

        On November 21, 2017, three former employees of the mortgage-banking division of the Bank filed suit in the United States District Court for the Eastern District of Pennsylvania, Juan Jordan et al. v. Meridian Bank, Thomas Campbell and Christopher Annas, against the Bank purporting to be a class and collective action seeking unpaid and overtime wages under the Fair Labor Standards Act of 1938, the New Jersey Wage and Hour Law, and the Pennsylvania Minimum Wage Act of 1968 on behalf of similarly situated plaintiffs. In September 2019, plaintiffs' counsel and the Bank agreed to move forward with non-binding mediation. Although the Bank believes it had strong and meritorious defenses, given the expense and inconvenience of litigation, on July 24, 2019 through mediation, the Bank reached an agreement in principle with the plaintiffs to settle this litigation for $990 thousand in total. The Bank had a litigation reserve of $990 thousand at December 31, 2019. The parties submitted a negotiated settlement agreement to the court, and received final court approval on December 19, 2019. On February 29, 2020 the Bank made a payment, which included additional minor expenses, of $1.0 million in final settlement of this matter.

MANAGEMENT

DIRECTORS

        Christopher J. Annas (Age 64)—Mr. Annas is our founder, Chairman, President and CEO. Prior to starting Meridian, Mr. Annas was the President, CEO and co-founder of Stonebridge Bank, West Chester, PA. Mr. Annas has over 30 years of banking experience in various commercial lending capacities. Prior to Stonebridge, Mr. Annas served as Regional Vice President for Summit Bank, leading the small business lending effort in the Delaware Valley. During his tenure at Summit Bank, he managed their large corporate lending effort in Pennsylvania and Southern New Jersey, as well as their media communications business nationally. Mr. Annas currently serves on the Foundation Board of Paoli Hospital and on the Community Bank Council of the American Bankers Association. He is a former board member of the Chester County Chamber of Business and Industry and former board member of the Peoples Light and Theatre. Mr. Annas has served as a director since 2004. The Board believes that Mr. Annas' career in banking, including his position as our Chairman, President and CEO, gives him the qualifications and skills to serve as a director.

        Edward J. Hollin (Age 66)—Mr. Hollin is shareholder, member of the executive committee and chief operating officer of Riley Riper Hollin & Colagreco, a suburban Philadelphia law firm headquartered in Exton, Pennsylvania. Founded in 1984, Riley Riper Hollin & Colagreco focuses its practice on real estate, commercial transactions, litigation, labor law and estate and business planning, representing some of the largest homebuilders and commercial real estate developers in the country, as well as a variety of financial institutions and entrepreneurs. Mr. Hollin serves on boards and committees of several local organizations, including the Delaware Valley Chapter of the Cystic Fibrosis Foundation, the Chester County Industrial and Investment Council, and is solicitor for and a member of the executive committee of South Eastern Economic Development Company of Pennsylvania, a non-profit SBA certified development company. Mr. Hollin has served as a director since 2004. The Board believes that Mr. Hollin's legal background, combined with his knowledge of the real estate industry, gives him the qualifications and skills to serve as a director.

        Anthony M. Imbesi (Age 46)—Mr. Imbesi is Vice President of Patriarch Management, a private real estate investment firm which owns, manages, and develops commercial real estate. He also is a member of the Drexel Lebow School Finance Advisory Council. In addition, Mr. Imbesi is a trustee for the Patriarch Family Foundation, which supports education, health, and well-being in the Delaware Valley. Mr. Imbesi is a graduate of Villanova University and received his MBA from Drexel University. Mr. Imbesi has served as a director since 2005. The Board believes that Mr. Imbesi's business experience and his knowledge of the real estate development industry, along with his years of service as a director provides him the qualifications and skills to serve as a director.

        Robert M. Casciato (Age 68)—Mr. Casciato is a founding partner of Alliance Environmental Systems, Inc., a West Chester company that was established in 1994. Alliance Environmental provides environmental remediation, selective demolition, structural demolition and asbestos abatement in the Mid-Atlantic region. Alliance was named Business of the Year in 2003 by the Chamber of Commerce of Greater West Chester. Mr. Casciato is also a partner in the RMC/SDI Real Estate Partnership, located in West Chester, specializing in brownfields redevelopment in Chester County. Mr. Casciato is the past Treasurer of the French and Pickering Creeks Conservation Trust. Mr. Casciato has served as a director since 2004. The Board believes that Mr. Casciato's expertise in environmental matters and the real estate industry, along with his years of service as a director, provides the qualifications and skills for him to serve as a director.

        George C. Collier (Age 73)—Mr. Collier is the Executive Vice President, Chief Financial Officer and Director of Streamlight, Inc., a leading manufacturer of high-performance lighting equipment for professional firefighting, law enforcement, industrial and outdoor applications. Mr. Collier is active in the National Fallen Firefighters and Concerns of Police Survivors (COPS) organizations, which are national support groups for survivors of firefighters and policemen who have died on the job. Mr. Collier has served as a director since 2004. The Board believes that Mr. Collier's managerial and financial experience, as well as his connections and knowledge of the communities we serve, provide him the qualifications and skills to serve as a director.

        Robert T. Holland (Age 71)—Mr. Holland is our Lead Independent Director. He is the Principal of the Holland Advisory Group, LLC, a management consulting firm, and is a Group Chair with Vistage International, a CEO mentoring and coaching organization. Mr. Holland founded c.p. Allstar Corporation, a manufacturer of garage door and gate openers and remote radio control devices in 1997 and sold the business in 2007. Prior to starting c.p. Allstar Corporation, Mr. Holland was the Chief Financial Officer of a publicly traded diversified manufacturing company for seven years. Prior to that time, Mr. Holland was a managing partner in MacDade Abbott & Co., a regional accounting firm headquartered in Paoli, PA, for 15 years. Mr. Holland served on the West Goshen Planning Commission for 28 years and serves on the West Goshen Pension Board. He holds board positions for several not for profit and charitable organizations. Mr. Holland is a Certified Public Accountant and member of the AICPA and PICPA. Mr. Holland has served as a director since 2004. The Board believes that Mr. Holland's extensive managerial experience, including his financial accounting background and experience, provides the qualifications and skills for him to serve as a director.

        Denise Lindsay (Age 53)—Ms. Lindsay is our Executive Vice President and Chief Financial Officer. Ms. Lindsay is responsible for financial reporting, investor relations, risk management, asset-liability management, treasury, forecasting and budgeting. Before joining, Ms. Lindsay was the Vice President and Controller of DNB First from 1992 to 2004. Prior to that time she was a Senior Accountant for KPMG, LLP. Ms. Lindsay serves as Chairman of the Board of Advisors for the Upper Main Line YMCA and in that capacity also serves on the Association Board of the YMCA of Greater Brandywine. Ms. Lindsay is a former member of the Advisory Board of the Federal Home Loan Bank—Philadelphia region. Ms. Lindsay has over 25 years' experience in bank financial management, is a Certified Public Accountant, a member of the Financial Managers Society and PICPA. Ms. Lindsay has served as a director since 2009. The Board believes that Ms. Lindsay's financial, business and public accounting experience, as well as her career in banking, provides the qualifications and skills for her to serve as a director.

        Kenneth H. Slack (Age 77)—Mr. Slack is a recently retired partner of Stephano Slack LLC, a public accounting firm that provides both local and international clients with financial reporting, tax and business advisory services. Mr. Slack has been in public accounting in the West Chester area for more than 30 years. Prior to that, he worked many years in the manufacturing and distribution industries as a senior financial executive in Pennsylvania and Florida. Mr. Slack currently serves on several local boards including the Chester County Hospital and The Foundation Board of the Chester County Chamber of Business & Industry, and previously on the Delaware County Attorney-CPA Forum, Camp Cadet of Chester County, and the United Way of Chester County, where he was a past Treasurer. He is a member of the AICPA, PICPA and FICPA. Mr. Slack has served as a director since 2004. The Board believes that Mr. Slack's expertise in financial matters and industry knowledge, along with his years of service as a director of the Corporation, provides the qualifications and skills for him to serve as a director.

EXECUTIVE OFFICERS

        The following list sets forth the names of our non-director executive officers, and other significant employees, their respective ages, positions held, recent business experience with the Corporation, and the period they have served in their respective capacities.

        Joseph L. Cafarchio (Age 63)—Mr. Cafarchio is our Executive Vice President and Chief Credit Officer, a position he has held since January 2017. Mr. Cafarchio is responsible for all aspects of credit underwriting and administration. Prior to joining the Corporation, he spent four years at the Federal Reserve Bank of Philadelphia and has 36 years' experience in commercial lending in the Philadelphia area. He graduated cum laude from the University of Pennsylvania in 1983 with a Bachelor of Business Administration. He is a former board member of the West Chester Area YMCA, the East Side Little League and was Charter President of the Exton Exchange Club. Mr. Cafarchio also plays the saxophone in several local bands and volunteers for various charities and music fundraisers. He currently serves as a board member of The Fischer-Shain Center for Financial Services at Temple University's Fox School of Business.

        Charles D. Kochka (Age 63)—Mr. Kochka is our Executive Vice President and Chief Lending Officer. Mr. Kochka is responsible for all commercial and consumer lending. Mr. Kochka started in 2010 and has more than 41 years' experience in commercial lending in the Delaware Valley. He graduated from Bucknell University in 1978 with a Bachelor of Arts degree in Economics. He currently volunteers for Seedcopa, where he sits on the Executive Committee and Loan Review Committee, for the United Way of Chester County, where he is a Director and past Board Chair and for the Arts and Business Council of Philadelphia, where he is a Board member. He is also a former Board Chair of the West Chester YMCA.

        Randy J. McGarry (Age 52)—Mr. McGarry is our Chief Information Officer, responsible for executing technology and operational solutions aligned with corporate strategy. Prior to joining Meridian, Mr. McGarry was Managing Director at Automated Financial Systems in Exton, PA. Mr. McGarry has over 25 years of banking experience with expertise in IT strategy, technology architecture, network infrastructure, core system conversions and merger & acquisitions. Prior to Automated Financial Systems, Mr. McGarry served as an executive for Fox Chase Bank and Harleysville National Corporation and spent numerous years as the Chief Information Officer and Chief Operations Officer at Republic First Bancorp where he began his career in banking. Throughout his career, Mr. McGarry has led technology & operation teams to increase efficiencies, maximize resources and improve the customer experience. Mr. McGarry holds a Wharton Leadership Certificate from the ABA Stonier Graduate School of Banking, an MBA in Management Information Systems from Drexel University and a BS in Finance from Pennsylvania State University. Mr. McGarry is a member of the Philadelphia Chapter of Society for Information Management (SIM).

DIRECTOR INDEPENDENCE

        Our Independent Director is appointed for a term of two years and, in consultation with the other independent directors, is responsible for:

  •
  providing the Chairman with input regarding the agendas and materials for the Board meetings;

  •
  meeting with the Chairman and independent directors as appropriate;

  •
  chairing all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;

  •
  calling meetings of the independent directors as appropriate;

  •
  serving as an unofficial member of all Board committees of which he is not a member; and

  •
  performing such other duties that the Board may from time to time delegate.

        Currently, our Board of Directors has 8 members. Under the rules adopted by the Securities and Exchange Commission (SEC) and Nasdaq Stock Market for independence, Robert M. Casciato, George C. Collier, Robert T. Holland, Edward J. Hollin, Anthony M. Imbesi and Kenneth H. Slack meet the standards for independence. These directors represent more than a majority of our Board of Directors.

        Our Board of Directors determined that the following directors were not independent within the meaning of the rules and listing standards of the Nasdaq Stock Market: Christopher J. Annas, Chairman, President and Chief Executive Officer, and Denise Lindsay, Executive Vice President and Chief Financial Officer.

        Our Board of Directors has determined that a lending relationship resulting from a loan made by us to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. Our Board of Directors also determined that maintaining with us a deposit, savings or similar account by a director or any of the director's affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers. Additional categories or types of transactions or relationships considered by our Board of Directors regarding director independence include, but are not limited to, vendor or contractual relationships with directors or their affiliates.

CODE OF ETHICS

        We have adopted an Ethics/Conflicts of Interest Policy for its directors, officers, employees, contractors, consultants, agents and any other persons who represent Meridian Corporation in the course of business. It is intended to promote honest and ethical conduct, full, fair and accurate reporting and compliance with laws, among other matters. A copy of the Ethics/Conflicts of Interest Policy is available on our website at www.meridianbanker.com.

EXECUTIVE COMPENSATION

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a specific form of Compensation Discussion and Analysis, as well as exemptions from the requirement to hold a non-binding advisory vote on executive compensation and the requirement to obtain shareholder approval of any golden parachute payments not previously approved. We have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

        The following table sets forth the compensation that we paid the named executive officers for the fiscal year ended December 31, 2019.

 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation	Total
Christopher Annas—Chairman,	2019	$450,000	$275,000	$73,425	$139,148	$937,573
President and CEO of the Corporation	2018	$431,904	$149,000	$82,800	$148,269	$811,973
Denise Lindsay—Chief Financial	2019	$251,500	$80,000	$36,713	$55,481	$423,694
Officer and EVP of the Corporation	2018	$235,997	$60,000	$41,400	$55,388	$392,785
Joseph Cafarchio—Chief	2019	$231,000	$35,000	$24,475	$49,827	$340,302
Credit Officer and EVP of the Corporation	2018	$200,473	$35,000	$27,600	$42,271	$305,344
Charlie Kochka—Chief Lending	2019	$222,000	$25,000	$14,685	$51,807	$313,492
Officer and EVP of the Corporation	2018	$186,683	$35,000	$27,600	$46,223	$295,506
Randy McGarry—Chief Information	2019	$215,000	$10,000	$4,895	$27,731	$257,626
Officer and SVP of the Corporation(2)	2018	$49,615	$4,000	$20,400	$1,359	$75,374

(1)
We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards in the respective years noted above. See the "Stock-Based Compensation" Note to our consolidated financial statements, for the assumptions made in calculating these amounts.

(2)
Amounts for 2018 reflect the compensation earned by Mr. McGarry from date of hire, October 1, 2018 through December 31, 2018.

        The following table sets forth for each of our named executive officers information relating to payments that we made that are reflected in this column.

2019 ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites & Other Personal Benefits(1) ($)	Insurance Premiums ($)	Company 401(k)/ESOP/ SERP Contributions ($)	Total ($)
Christopher Annas	2019	32,636	18,808	87,704	139,148
	2018	39,309	17,192	91,768	148,269
Denise Lindsay	2019	5,105	19,643	30,733	55,481
	2018	7,200	18,733	29,455	55,388
Joseph Cafarchio	2019	1,826	17,923	30,078	49,827
	2018	—	16,662	25,609	42,271
Charles Kochka	2019	354	20,475	30,978	51,807
	2018	—	19,496	26,727	46,223
Randy McGarry	2019	—	17,606	10,125	27,731
	2018	—	1,359	—	1,359

(1)
Includes country club benefits for Christopher Annas of $21,931 and $19,809 for 2019 and 2018, respectively.

        The following table sets forth information on outstanding options and stock awards held by the named executive officers at December 31, 2019, including the number of shares underlying each stock option as well as the exercise price and the expiration date of each outstanding option.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)		Option Exercise Price ($)	Option Expiration Date
Chris Annas	21,000	—		$12.38	7/31/24
	7,875	—		$14.29	9/30/25
	21,000	—		$15.24	6/15/26
	7,500	2,500	(b)	$19.00	7/27/27
	7,500	7,500	(c)	$17.80	5/24/28
	3,750	11,250	(a)	$17.01	6/3/29
Denise Lindsay	7,000	—		$11.79	4/1/23
	7,875	—		$15.24	6/15/26
	3,750	1,250	(b)	$19.00	7/27/27
	3,750	3,750	(c)	$17.80	5/24/28
	1,875	5,625	(a)	$17.01	6/3/29
Joseph Cafarchio	4,410	—		$11.79	4/1/23
	2,100	—		$15.24	3/4/26
	1,500	500	(d)	$19.00	5/8/27
	2,500	2,500	(c)	$17.80	5/24/28
	1,250	3,750	(a)	$17.01	6/3/29
Charles Kochka	1,378	—		$11.79	4/1/23
	1,050	—		$15.24	3/4/26
	1,500	500	(d)	$19.00	5/8/27
	2,500	2,500	(c)	$17.80	5/24/28
	750	2,250	(a)	$17.01	6/3/29
Randy McGarry	2,000	2,000	(e)	$17.20	10/1/28
	250	750	(a)	$17.01	6/3/29

(1)
The stock options reported in the column titled "Number of Securities Underlying Unexercised Options Unexercisable" vest and become exercisable on: (a) 6/3/22; (b) 7/27/20; (c) 5/24/21; (d) 5/8/20; and (e) 10/1/21.

        Our executive compensation program includes compensation and benefit components typical of programs among comparable banking and financial services companies in our local and regional marketplace.

  General Information about Compensation and Our Basic Compensation Philosophy

        Our compensation philosophy is to provide competitive and reasonable compensation to directors and executive officers that compares favorably to other financial institutions of our size in the marketplace. Management and the Board believe that our overall performance is intrinsically tied to hiring and maintaining experienced talent in its workforce. To support this philosophy, we maintain competitive compensation packages that consist of salary, incentives and long-term stock awards and grants.

        Set forth below is a description of our compensation program for the named executive officers and an explanation and analysis of the material elements of their compensation.

  The Role of Our Compensation Committee

        The Compensation Committee meets periodically during the course of the year. The Committee establishes and reviews compensation and benefit programs for the chief executive officer (CEO). The Committee strives to use programs that attract, retain, and compensate the CEO for short and long-term profitability and growth. The Committee reviews the annual compensation of the CEO. Compensation for the other named executive officers is established by the CEO in a similar manner.

  Compensation Components and How They Are Set

        The key components of our compensation program are base salary, discretionary incentive awards and long-term incentives. In addition to those key components, we also provide additional components of compensation. The nature of each of these benefits and our goals and reasons in granting them are discussed further below.

        In determining our CEO's compensation levels with respect to all of these components, the Committee uses its judgment and considers qualitative and quantitative factors. In setting levels of each component, the Committee considers factors such as: relevant industry compensation practices; the importance of the executive's position to us compared to other executive positions; and the competitiveness of the compensation we pay the executive in comparison to other financial institutions in its peer group.

  Key Compensation Components

  Base Salary

        We establish base salaries for executive officers according to the scope of their responsibilities. It also considers compensation paid by its competitors for similar positions. For the Chief Executive Officer, the Committee considers the executive's performance, the executive's experience, and the Corporation's financial performance. The Committee also considers the economic conditions and other external events affecting operations and compares compensation practices with those of our competitors.

  Discretionary Incentive Awards

        Meridian provides discretionary bonuses to our executives and other employees to support and promote the pursuit of our organizational objectives and financial goals. The bonus amounts vary year-to-year based on the level and role, the contribution of the executive during the year as well as both individual and Bank performance, and recommendations are presented and approved by the Compensation Committee. For 2018, the Compensation Committee primarily considered our performance during 2018 in determining the CEO's discretionary bonus, including, but not limited to loan growth (20%), asset growth (16%), net income and EPS increasing over 150%, return on equity (7.77%), as well as improved core funding and strong loan quality in general. The CEO determines the discretionary bonus awards for each named executive officer other than the CEO and considered similar factors as discussed in the previous sentence.

  Long-Term Incentive Program

        The final major component of the executive compensation program is long-term incentive compensation such as stock options, restricted stock awards and retirement plans. We believe that a significant portion of executive compensation should be based on value created for our shareholders.

We expect that long-term incentives will offer executives the possibility of future value depending on the long-term price appreciation of our common stock and the executives' continuing service with us. We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards.

SUPPLEMENTAL EXECUTIVE RETIREMENT DEFERRED COMPENSATION PLAN

        We also maintain a Supplemental Executive Retirement Plan (the "SERP") for its senior officers, including the named executive officers. The SERP is a nonqualified deferred compensation arrangement, which is intended to provide additional benefits and deferral opportunities to participants. Eligible employees may defer portions of their compensation with the maximum amount up to 25% of the participant's salary and 100% of the participant's bonus or performance-based cash compensation. In addition, the SERP also permits us to make annual supplemental contributions or discretionary contributions to all or some of the eligible participants. On an annual basis our management determines the crediting rate for amounts contributed to the SERP.

RETIREMENT PLAN—401(K)

        We maintain a tax-qualified 401(k) Plan. All employees are eligible to participate after they have attained the age of 21 and have also completed three consecutive months of employment with us. The employees may contribute up to the maximum percentage of their compensation allowable by law to the Plan. We may make a discretionary matching contribution. An employee is immediately fully vested in his or her own contributions. Vesting of employer discretionary matching contributions occurs in equal amounts each year over a six-year period.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

        We maintain an Employee Stock Ownership Plan. All employees are eligible to participate after they have attained the age of 21 and have also completed three consecutive months of employment with us. Participants are neither permitted nor required to make contributions to the Plan. We match contributions of cash or shares of Bank common stock, or both, to the Plan to participants who participate in the Meridian 401(k) Plan and are eligible to receive a matching contribution. Additional cash or shares of Bank common stock may also be contributed to all eligible employees in such amount as may be determined by the Board of Directors in its discretion. Contributions are 100% vested after three years of service. There is no partial vesting.

INSURANCE

        All eligible full time employees are covered as a group by basic hospitalization, major medical, dental, long-term disability, term life and a prescription drug plan. The Corporation pays the total cost of long-term disability and term life insurance. For major medical, dental, and the prescription drug plan, cost sharing and a co-payment are required.

EXECUTIVE INCENTIVE, EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

        We have entered into a written employment agreement with Mr. Annas. The term of Mr. Annas' employment agreement is for a three (3) year period ending on March 28, 2022. The initial term shall be extended automatically for one (1) additional day so that a constant three (3) year period shall remain in effect until such time as either Mr. Annas or we notifies the other in writing of their intent not to renew the agreement. At that time, the term shall end on the third (3rd) anniversary of the receipt of the written notice. The employment agreement provides that Mr. Annas will be paid an annual base salary of $425,000 which may be reviewed and increased by the compensation committee. In addition, the employment agreement provides that Mr. Annas is also eligible to receive performance

(cash) bonuses and equity awards and will participate in the benefit programs that are provided to our employees and other executives as well as the Supplemental Executive Retirement Plan (discussed above).

        Mr. Annas may terminate his employment at any time upon 90 days' written notice to us. We may terminate Mr. Annas' employment for Cause, as defined, at any time. If Mr. Annas terminates for Good Reason (for example, a material diminution in his responsibilities or a reduction in his base salary, or a requirement to relocate his office outside the five (5) county area of Bucks, Montgomery, Chester, Delaware or Philadelphia) or is terminated by us without Cause, or change in control, he is entitled to receive a lump sum equal to 300% of his base salary and performance bonus opportunity in effect as well as the replacement cost of any other benefits, including but not limited to medical, disability and life insurance. In the event of a change in control, payments to Mr. Annas will be reduced such that no portion of the payments will not be deductible under Code Section 280G. Under the employment agreement, Mr. Annas is subject to noncompetition and nonsolicitation provisions that apply during the term of the employment agreement and for a period of one year following termination of employment.

        We have entered into a written employment agreement with Ms. Lindsay. The term of Ms. Lindsay's employment agreement is for a two (2) year period ending on June 30, 2020. At the end of that term, the agreement automatically renews for successive two-year periods unless either Ms. Lindsay or we notifies the other of their intent not to renew the agreement. The employment agreement provides that Ms. Lindsay will be paid an annual salary of $225,000 with any increase constituting an amendment to her employment agreement. In addition, the employment agreement provides that Ms. Lindsay is also eligible to receive performance (cash) bonuses and equity awards and will participate in the benefit programs that are provided to our employees and other executives as well as the Supplemental Executive Retirement Plan (discussed above).

        Ms. Lindsay may terminate her employment at any time upon 90 days' written notice to us. We may terminate Ms. Lindsay's employment for Cause, as defined, at any time. If Ms. Lindsay terminates for Good Reason or is terminated by us without Cause, or change in control, she is entitled to receive a lump sum equal to 200% of her base salary and performance bonus opportunity in effect as well as the replacement cost of any other benefits, including but not limited to medical, disability and life insurance. Under the employment agreement, Ms. Lindsay is subject to noncompetition and nonsolicitation provisions that apply during the term of the employment agreement and for a period of up to one year following termination of employment.

        On July 23, 2018, Meridian Bank (the "Bank") entered into change of control and non-competition agreements (each, a "CIC Agreement") with each of Joseph Cafarchio, Chief Credit Officer and EVP, and Charlie Kochka, Chief Lending Officer and EVP. The CIC Agreement provides that, if such executive's employment with the Bank or its successor is terminated (i) by the Bank or its successor without cause (as defined in the CIC Agreement),excluding terminations due to such executive's death or disability (as defined under the Bank's long-term disability plan covering employees (or, if no such plan is in place, then as determined by a physician agreement to both the Bank and such executive or, if applicable, such executive's legally authorized representative), (ii) by the Bank or its successor as a condition to the consummation of (or entry into, provided the transaction is consummated) the change in control (as defined in the CIC Agreement) transaction, or (iii) by such executive for "good reason" (as defined below) during the twenty-four (24) month period following the date that the change in control occurs, such executive shall be entitled to receive a lump sum equal to 100% of their base salary and performance bonus opportunity in effect as well as the replacement cost of any other benefits, including but not limited to medical, disability and life insurance. Under the CIC Agreement, each is subject to noncompetition and nonsolicitation provisions for a period of up to one year following termination of employment.

DIRECTOR COMPENSATION

        We compensate our non-employee directors for their service on our Board. Directors who are employed by Meridian are not paid additional compensation for board or committee service. The Board establishes the compensation of non-employee directors. Information relating to the compensation of directors during 2019 is set forth below.

DIRECTOR COMPENSATION TABLE

Director	Fees Earned or Paid in Cash	Option Awards(1)	Total
Robert M. Casciato	$28,000	$564	$28,564
George C. Collier	$19,000	$564	$21,814
Robert T. Holland	$47,500	$564	$51,814
Edward J. Hollin	$25,000	$564	$25,564
Anthony M. Imbesi	$24,250	$564	$25,564
Kenneth H. Slack	$43,000	$564	$45,564

(1)
Amounts were calculated using the provisions of FASB ASC Topic 718 and represent the aggregate grant date fair value of the applicable awarded for the fiscal years ended December 31, 2019, for the assumptions made in calculating these amounts.

        In addition to cash fees, non-employee directors were also eligible to receive compensation in the form of stock options under our 2016 Equity Incentive Plan. Options were granted, as noted in the above schedule, to outside directors in 2020 for the quarter ended December 31, 2019. Directors receive periodic fees based on the following schedule:

Quarterly Fees:
Retainer (all members)	$4,000
Lead Independent Director	$3,000
Audit Committee Chair	$3,000
Loan Committee Chair	$3,000
Compensation Committee Chair	$2,000
Per-Meeting Attendance Fees (non-chair):	$750

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We make loans to executive officers and directors in the ordinary course of its business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time the transaction is originated for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectability or present any other unfavorable features. Federal regulations prohibit us from making loans to executive officers and directors of Meridian Bank or Meridian Corporation at terms more favorable than could be obtained by persons not affiliated with Meridian Bank or Meridian Corporation. Our policy towards loans to executive officers and directors currently complies with this limitation. The aggregate outstanding balance of the loans to all executive officers, directors or their affiliates, at December 31, 2019, was $3.7 million. In addition, we paid legal fees of $16 thousand to the law firm of which Mr. Hollin is a shareholder in 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

EQUITY INCENTIVE PLANS

        We maintain the 2016 Equity Incentive Plan (the "EIP") that is administered by the Compensation Committee. Under the EIP, the Committee may grant incentive stock options, nonqualified stock options, restricted stock and restricted stock units. Within the limits of the EIP, the Committee has the authority to determine the employees or non-employee directors to whom equity awards are granted; the time or times at which an award is granted; and the amount and form of any such award grant. In making their determinations, the Committee may take into account the nature of the services rendered by the employee or non-employee director, their present and potential contributions to our success and other factors that the Committee deems relevant.

        The Corporation also maintains the 2004 Stock Option Plan (the "2004 Plan") that is administered by the Compensation Committee. No additional shares are available for future grants under the 2004 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of March 30, 2020, we had 6,094,341 shares of common stock issued and outstanding. The following is information with respect to the beneficial ownership of our common stock as of March 30, 2020 by each person or entity known by us to be beneficial owner of more than 5% of outstanding common stock, each of our executive officers, each director, and all directors and executives officers as a group. The information on beneficial ownership in the table and the footnotes hereto is based upon our records and information supplied to us by such person or entity. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Except as otherwise indicated, the address for each shareholder listed below is c/o Meridian Corporation, 9 Old Lincoln Highway, Malvern, Pennsylvania 19335.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percentage of Class(2)
Christopher J. Annas	278,272		3.99%
Joseph L. Cafarchio	17,804		0.21%
Robert M. Casciato	78,854		1.12%
George C. Collier	28,043		0.14%
Robert T. Holland	28,951		0.41%
Edward J. Hollin	23,638		0.35%
Anthony M. Imbesi(3)	184,532		2.86%
Charles D. Kochka	14,189		0.16%
Denise Lindsay	46,166		0.59%
Randy J. McGarry	3,250		0.03%
Kenneth H. Slack	33,072		0.50%
Meridian Corporation Employee Stock Ownership Plan	36,619		0.60%
Current Directors, Nominees & Executive Officer as a Group (11 persons)	773,390		12.69%
Principal Shareholders (not otherwise named above)
The Banc Funds Company, LLC(4)	559,964	*	9.19%
Basswood Capital Management(5)	412,433	*	6.77%
Ategra Capital Management(6)	384,712	*	6.31%

(1)
Includes shares which may be held in IRAs for which the named individual has the power to vote the shares. Beneficial ownership does not include the unvested portion of stock awards due to lack of voting and disposition power, unless such award will vest within sixty days of March 30, 2020.

(2)
Shares noted with * represent beneficial ownership as of December 31, 2019.

(3)
Mr. Imbesi's beneficial ownership includes interests owned by Patriarch Investments LP, for which he owns 24.9975% and is the trustee.

(4)
The address of the Banc Funds Company LLC is 20 North Wacker Drive, Chicago, Illinois, 60606.

(5)
The address of Basswood Capital Management LLC is 645 Madison Avenue, New York, New York, 10022.

(6)
The address of Ategra Capital Management is 8229 Boone Blvd, Suite 305, Vienna, Virginia 22182.

THE EXCHANGE OFFER

General

        In connection with the issuance of the Old Notes on December 18, 2019, we entered into a registration rights agreement with the initial purchasers of the Old Notes, which provides for the exchange offer we are making pursuant to this prospectus. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for New Notes that are identical in all material respects with the Old Notes, except that:

  •
  the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

  •
  the New Notes bear different CUSIP numbers from the Old Notes;

  •
  the New Notes generally will not be subject to transfer restrictions;

  •
  the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

  •
  because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

        The New Notes will evidence the same debt as the Old Notes. Holders of the New Notes will be entitled to the benefits of the indenture. Accordingly, the New Notes and the Old Notes will be treated as a single series of subordinated debt securities under the indenture. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on those Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the indenture.

        The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC applicable to transactions of this type.

        We will be deemed to have accepted validly tendered Old Notes when and if we have given oral or written notice to the exchange agent of our acceptance of such Old Notes. Subject to the terms and conditions of this exchange offer, delivery of New Notes will be made by the exchange agent promptly after receipt of our notice of acceptance. The exchange agent will act as agent for the holders of Old Notes tendering their Old Notes for the purpose of receiving New Notes from us in exchange for such tendered and accepted Old Notes. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return or cause to be returned the certificates for any unaccepted Old Notes, at our expense, to the tendering holder promptly after the expiration of the exchange offer.

        If a holder of Old Notes validly tenders Old Notes in the exchange offer, the tendering holder will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus, the tendering holder will not have to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions described in this prospectus, we will pay all of the expenses in connection with the exchange offer, other than certain applicable taxes. See "—Fees and Expenses."

        Holders of outstanding Old Notes do not have any appraisal, dissenters' or similar rights in connection with the exchange offer. Outstanding Old Notes which are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See "Risk Factors—

Risks Related to the Exchange Offer—If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected."

        NEITHER WE NOR THE EXCHANGE AGENT ARE MAKING ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NEITHER WE NOR THE EXCHANGE AGENT HAVE AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND INDIVIDUAL REQUIREMENTS.

Registration Rights Agreement

        The following provides a summary of certain terms of the registration rights agreement. This summary is qualified in its entirety by reference to the complete version of the registration rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        Under the terms of the registration rights agreement that we entered into with the purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes under the Securities Act and undertake this exchange offer. This exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under the limited circumstances described below, to provide for any exchange or undertake any further registration under the Securities Act with respect to the Old Notes.

        Under the terms of the registration rights agreement, we agreed, among other things, to:

  •
  file a registration statement with the SEC under the Securities Act with respect to a registered offer to exchange the Old Notes for substantially identical notes that do not contain transfer restrictions and will be registered under the Securities Act; and

  •
  use our commercially reasonable efforts to cause that registration statement to become effective within 120 days after December 18, 2019.

        The registration rights agreement also requires us to commence the exchange offer promptly after the effectiveness of the registration statement and to keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the Old Notes.

        We also agreed to issue and exchange New Notes for all Old Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to the principal amount of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

        We further agreed that under certain circumstances we would either file a shelf registration statement with the SEC under the Securities Act or designate an existing effective shelf registration statement of ours that would allow resales by certain holders of the Old Notes in lieu of such holders participating in the exchange offer.

Eligibility; Transferability

        We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters provided to other parties. We have not sought our own no-action letter from the staff of the SEC with respect to this particular exchange offer. However, based on these existing SEC staff interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

  •
  you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

  •
  you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

  •
  you are not, nor is any such person, our affiliate, as such term is defined under Rule 405 under the Securities Act;

  •
  you are not, or any such person is not, a broker-dealer registered under the Exchange Act, you are not engaged in or such person is not engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and

  •
  you are not acting on behalf of any person who could not truthfully make these statements.

        To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.

        In addition, in order for broker-dealers registered under the Exchange Act to participate in the exchange offer, each such broker-dealer must also (i) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities; (ii) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes; and (iii) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal to be delivered in connection with a tender of the Old Notes states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date of the exchange offer, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.

        Any holder of Old Notes (i) who is our affiliate (as such term is defined under Rule 405 under the Securities Act), (ii) who does not acquire the New Notes in the ordinary course of business, (iii) who intends to participate in the exchange offer for the purpose of distributing the New Notes or (iv) who is a broker-dealer who purchased the Old Notes directly from us:

  •
  will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

  •
  will not be able to tender Old Notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration of the Exchange Offer; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time on                        , 2020, which we refer to as the expiration date, unless we extend the exchange offer. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

        We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading "—Conditions" have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension, termination or amendment to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes.

        If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

        If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

        If we delay accepting any Old Notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any Old Notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions

        The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

  •
  such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

  •
  we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC; or

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

        The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our absolute discretion in whole or in part at any time and from time to time prior to the expiration date. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

        In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued by the SEC with respect to the registration statement for the exchange offer and the New Notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use our commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

        Further, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under "—Eligibility; Transferability" and "Plan of Distribution."

Procedures for Tendering

        In order to participate in the exchange offer, you must validly tender your Old Notes to the exchange agent, as described below. It is your responsibility to validly tender your Old Notes. While we have the right to waive any defects in your tender, we are not required to waive defects and are not required to notify you of defects in your tender.

        If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and phone number are set forth in "—Exchange Agent."

        All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates held for the account of DTC. Accordingly, DTC will be the only entity that can tender your Old Notes for New Notes. Therefore, to tender Old Notes subject to the exchange offer and to obtain New Notes you must:

  •
  comply with DTC's ATOP procedures described below; and

  •
  the exchange agent must receive a timely confirmation of a book-entry transfer of the Old Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted "agent's message" (as defined below), before the expiration date of the exchange offer.

        Following receipt, the exchange agent will establish an ATOP account with DTC for purposes of the exchange offer promptly after the commencement of the Exchange Offer. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC's procedures for such transfers. In connection with the transfer, DTC must send an "agent's message" to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

        The term "agent's message" means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, which states that DTC has received an express acknowledgement from the participant stating that such participant and beneficial holder agree to be bound by the terms of the exchange offer, including the letter of transmittal, and that the agreement may be enforced against such participant.

        Each agent's message must include the following information:

  •
  name of the beneficial owner tendering such Old Notes;

  •
  account number of the beneficial owner tendering such Old Notes;

  •
  principal amount of Old Notes tendered by such beneficial owner; and

  •
  a confirmation that the beneficial owner of the Old Notes has made the representations for our benefit set forth under "—Representations" below.

        The delivery of the Old Notes through DTC, and any transmission of an Agent's Message through ATOP, is at the election and risk of the person tendering Old Notes. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

        There is no procedure for guaranteed late delivery of the Old Notes.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes in our sole discretion. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the expiration date. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a time period we will reasonably determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent, without expense, to the tendering holders, unless otherwise provided in the accompanying letter of transmittal, promptly following the expiration date of the exchange offer.

Representations

        By tendering Old Notes, each holder is deemed to have represented to us that:

  •
  any New Notes that you receive will be acquired in the ordinary course of business;

  •
  you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

  •
  you are not an affiliate, as such term is defined under Rule 405 under the Securities Act; and

  •
  if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those New Notes as a result of market-making or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such New Notes.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective you must comply with the appropriate procedures of DTC's ATOP system prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

  •
  specify the name of the tendering holder of Old Notes;

  •
  provide the principal amount of the Old Notes delivered for exchange;

  •
  specify the name and number of the account at DTC to be credited with the withdrawn Old Notes; and

  •
  provide a statement that such holder is withdrawing its election to have such Old Notes exchanged.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any Old Notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued in exchange for such Old Notes unless the Old Notes withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder, without expense to such holder, promptly after withdrawal, rejection of tender or termination of the exchange offer. Validly withdrawn Old Notes may be re-tendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date of the exchange offer.

Exchange Agent

        U.S. Bank, National Association, the trustee under the indenture, has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner's commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail, Overnight Courier or Hand Delivery:	U.S. Bank National Association
Attn: Specialized Finance
111 Fillmore Avenue
St. Paul, MN 55107-1402
Telephone:	(800) 934-6802
Facsimile:	(651) 466-7367

        We will pay the exchange agent reasonable and customary fees for its services (including attorney's fees) and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.

Fees and Expenses

        We will bear the expenses of soliciting tenders of the Old Notes and issuance of the New Notes. The principal solicitation is being made by mail. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. As indicated above, we will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.

        Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

  •
  tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

        If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

        We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

        Old Notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act.

        Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

  •
  to us or to any of our subsidiaries;

  •
  under a registration statement which has become effective under the Securities Act;

  •
  for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a "qualified institutional buyer" as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom the notice is given that the transfer is being made in reliance on Rule 144A; or

  •
  under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel (at the holder's sole cost), certifications and/or other information satisfactory to us and the trustee);

in each case subject to compliance with any applicable foreign, state or other securities laws.

        Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer of Old Notes.

Additional Information Regarding the Registration Rights Agreement

        As noted above, we are effecting the exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC under the Securities Act, use our commercially reasonable efforts to cause the registration statement to become effective, and satisfy certain other obligations, within certain time periods.

        In the event that:

  •
  the registration statement is not filed with the SEC on or prior to the 90th day after December 18, 2019;

  •
  the registration statement has not been declared effective by the SEC on or prior to the 120th day after December 18, 2019; or

  •
  the exchange offer is not completed on or prior to the 45th day following the effective date of the registration statement;

the interest rate on the Old Notes will be increased by a rate of 0.25% per annum during the 90-day period following such registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period during which additional interest accrues, but in no event will such increase exceed 0.50% per annum. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be reduced to the original interest rate borne by the Old Notes.

        Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer in connection with the Old Notes.

DESCRIPTION OF THE NOTES

        On December 18, 2019, we issued $40 million in aggregate principal amount of our 5.375% Fixed-to-Floating Rate Subordinated Notes due 2029, which we have referred to in this prospectus as the Old Notes. The Old Notes were issued in a private placement transaction to certain institutional accredited investors and qualified institutional buyers, and as such, were not registered under the Securities Act. The Old Notes were issued under an indenture dated December 18, 2019, between Meridian Corporation, as issuer, and U.S. Bank National Association, as trustee, which we have referred to in this prospectus as the "indenture." The term "notes" refers collectively to the Old Notes and the New Notes.

        The New Notes will be issued under the indenture and will evidence the same debt as the Old Notes. The terms of the New Notes are identical in all material respects with the Old Notes, except that:

  •
  the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

  •
  the New Notes bear different CUSIP numbers from the Old Notes;

  •
  the New Notes generally will not be subject to transfer restrictions;

  •
  the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

  •
  because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

        The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for The Depository Trust Company, or DTC and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

        The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following provides a summary of certain terms of the indenture and the New Notes. This summary is qualified in its entirety by reference to the complete version of the indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and to the form of New Notes, which is included as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture and the form of New Notes because those documents, not this summary description, define your rights as holders of the New Notes. Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.

General

        The exchange offer for the New Notes will be for up to $40 million in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.

Principal, Maturity and Interest

        The New Notes have materially identical interest terms as the Old Notes except with respect to additional interest that may be earned on the Old Notes under circumstances relating to our registration obligations under the registration rights agreement. Interest on the notes will accrue from and including December 18, 2019. The notes will mature and become payable, unless earlier redeemed, on December 30, 2029.

        From and including December 18, 2019 to but excluding December 30, 2024 or any earlier redemption date, the New Notes will bear interest at a fixed rate equal to 5.375% per year, payable semi-annually in arrears on June 30 and September 30 of each year, beginning on June 30, 2020. During this period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        From and including December 30, 2024 to but excluding the maturity date or earlier redemption date, the New Notes will bear interest at an annual floating rate, reset quarterly, equal to a benchmark rate (which is expected to be Three-Month Term SOFR) plus 395 basis points, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year commencing on December 30, 2024. During this period, interest will be computed on the basis of a 360-day year and the actual number of days elapsed.

        With regard to Three-Month Term SOFR:

  •
  "SOFR" means the daily Secured Overnight Financing Rate provided by the FRBNY, as the administrator of the benchmark (or a successor administrator), on the FRBNY's website;

  •
  "Term SOFR" means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body;

  •
  "Term SOFR Administrator" means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator);

  •
  "Three-Month Term SOFR" means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Interest Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions; and

  •
  "Three-Month Term SOFR Conventions" means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of "Floating Interest Period", timing and frequency of determining Three-Month Term SOFR with respect to each Floating Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Company decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Company decides that adoption of any portion of such market practice is not administratively feasible or if the Company determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Company determines is reasonably necessary).

        If, at the commencement of the floating rate period for the notes, the Relevant Governmental Body (as defined below) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest on the notes during the floating-rate interest period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

        For purposes of determining a Benchmark Replacement, if necessary, under the terms of the notes:

  •
  "Benchmark" means, initially, Three-Month Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement.

  •
  "Benchmark Replacement" means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then "Benchmark Replacement" means the first alternative set forth in the order below that can be determined by the Calculation Agent, as of the Benchmark Replacement Date:

  a.
  Compounded SOFR;

  b.
  the sum of: (i) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (ii) the Benchmark Replacement Adjustment;

  c.
  the sum of: (i) the ISDA Fallback Rate and (ii) the Benchmark Replacement Adjustment;

  d.
  the sum of: (i) the alternate rate of interest that has been selected by the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (ii) the Benchmark Replacement Adjustment.

  •
  "Benchmark Replacement Adjustment" means the first alternative set forth in the order below that can be determined by the Calculation Agent, as of the Benchmark Replacement Date:

  a.
  the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

  b.
  if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

  c.
  the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

  •
  "Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Floating Interest Period," timing and frequency of determining rates with respect to each Floating Interest Period and making payments of interest, rounding of amounts or tenors and other administrative matters) that the Company decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company decides that adoption of any portion of such market practice is not administratively feasible or if the Company determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company determines is reasonably necessary).

  •
  "Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

  a.
  in the case of clause (a) of the definition of "Benchmark Transition Event," the relevant Reference Time in respect of any determination;

  b.
  in the case of clause (b) or (c) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

  c.
  in the case of clause (d) of the definition of "Benchmark Transition Event," the date of such public statement or publication of information referenced therein.

        For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for purposes of such determination.

  •
  "Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

  a.
  if the Benchmark is Three-Month Term SOFR, (i) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (ii) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (iii) the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

  b.
  a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

  c.
  a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

  d.
  a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

  •
  "Calculation Agent" means such bank or other entity (which may be the Company or an affiliate of the Company) as may be appointed by the Company to act as Calculation Agent for the Subordinated Notes during the Floating Rate Period.

  •
  "Compounded SOFR" means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Company in accordance with:

  a.
  the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

  b.
  if, and to the extent that, the Company or its designee determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company or its designee giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

        For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment and the spread specified on the face hereof.

  •
  "Corresponding Tenor" with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then-current Benchmark.

  •
  "Interpolated Benchmark" with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

  •
  "ISDA Definitions" means the 2006 ISDA Definitions published by the ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

  •
  "ISDA Fallback Adjustment" means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

  •
  "ISDA Fallback Rate" means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

  •
  "Reference Time" with respect to any determination of a Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

  •
  "Relevant Governmental Body" means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

  •
  "Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Interest Payments

        We will make each interest payment to the holders of record of the notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date. Principal of and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the trustee located at U.S. Bank National Association, 1021 East Cary Street, 18th Floor, Richmond, Virginia 23219, Attention: Global Trust Services; except that payment of interest may be made at our option by check mailed or to the person entitled thereto as shown on the security register or by wire transfer to an account appropriately designated by the person entitled thereto.

Subordination

        Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. As of December 31, 2019, we and our subsidiaries had outstanding indebtedness, total deposits and other liabilities of $989.3 million, excluding intercompany liabilities, all of which would rank structurally senior to the notes. The notes and the indenture do not contain any limitation on the amount of senior indebtedness that we may incur in the future.

        The term "senior indebtedness" means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to us, on, or substantially similar payments we will make in respect of the following categories of debt, whether that debt was outstanding on the date of execution of the indenture or thereafter incurred, created or assumed:

  •
  our indebtedness for borrowed money, whether or not evidenced by notes, debentures, bonds, securities or other similar instruments issued under the provisions of any indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that we may offer;

  •
  our indebtedness for money borrowed or represented by purchase money obligations, as defined below;

  •
  our obligations as lessee under leases of property whether made as part of a sale and leaseback transaction to which we are a party or otherwise;

  •
  our reimbursement and other obligations relating to letters of credit, bankers' acceptances and similar obligations;

  •
  our obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar arrangements;

  •
  all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

  •
  any obligation of ours to our general creditors;

  •
  all obligations of the types referred to in the bullets above of other persons for the payment as to which we are contingently liable or otherwise to pay or advance money as obligor, guarantor, endorser or otherwise;

  •
  all obligations of the types referred to in the bullets above of other persons secured by a lien on any property or asset of ours; and

  •
  deferrals, renewals or extensions of any of the indebtedness or obligations described in the bullets above.

        However, "senior indebtedness" excludes:

  •
  any indebtedness, obligation or liability referred to in the bullets above that is subordinated to indebtedness, obligations or liabilities of ours to substantially the same extent as or to a greater extent than the notes are subordinated; and

  •
  the notes and, unless expressly provided in the terms thereof, any of our indebtedness to our subsidiaries.

        As used above, the term "purchase money obligations" means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable.

        In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity unless:

  •
  we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities; or

  •
  a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness, has occurred and is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness, or would occur as a result of a payment of principal of, or interest on, the notes being made and that event of default would permit the holders of any senior indebtedness to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived or otherwise have ceased to exist.

        Upon our termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the notes. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations.

        In the event that we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, if the holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior indebtedness is paid in full, the holders of the notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness.

        As a result of the subordination of the notes in favor of the holders of our senior indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.

        All liabilities of the Bank, including deposits and liabilities to general creditors arising during its ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of the subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. As of December 31, 2019, the Bank had total outstanding liabilities of $989.3 million. Over the term of the notes, we will need to rely primarily on dividends paid to us by the Bank, which is a regulated and supervised depository institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by the Bank, but may have to rely on the proceeds of borrowings and/or the sale of other securities to pay the principal amount of the notes. Regulatory rules may restrict the Bank's ability to pay dividends or make other distributions to us or provide funds to us by other means. As a result, with respect to the assets of the Bank, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of the Bank, including its depositors, except to the extent that we may be a creditor with recognized claims against the Bank.

Redemption

        We may, at our option, redeem the notes, in whole or in part, beginning with the interest payment date of December 30, 2024 and on any interest payment date thereafter. In addition, at our option, we may redeem the notes in whole but not in part, at any time upon the occurrence of:

  •
  a "Tier 2 Capital Event," which is defined in the indenture to mean receipt by us of an opinion of counsel experienced in such matters to the effect that the notes do not constitute, or within 90 days of the date of such legal opinion, will not constitute, Tier 2 capital for purposes of capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us;

  •
  a "Tax Event," which is defined in the indenture to mean the receipt by us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest paid by us on the notes is not, or within 90 days of the date of such legal opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

  •
  an "Investment Company Event," which is defined in the indenture to mean receipt by us of an opinion from counsel experienced in such matters to the effect that there is more than an insubstantial risk that we are, or within 90 days of the date of such legal opinion, will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended.

        Any such redemption of the notes will be at a redemption price equal to the principal amount of the notes, or portion thereof, to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption of the notes will be subject to any required regulatory approvals.

        Any redemption of the New Notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. Any redemption of the notes will be at a redemption price equal to the principal amount of the notes, or portion thereof, to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption of the notes will be subject to any required regulatory approvals.

        If less than all of the notes are to be redeemed, the notes will be redeemed on a pro rata basis.

        Notices of redemption will be mailed by first class mail at least 30 but no more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note, if any, will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchases

        We may purchase notes at any time on the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee under the indenture for cancellation.

No Sinking Fund; Non-Convertible

        The notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes. The notes are not convertible into, or exchangeable for, any of our equity securities.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        The notes will be issued only in fully registered form, without interest coupons, and in denominations of $1,000 and integral multiples of $1,000.

        Unless otherwise required for institutional accredited investors, the notes will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. If New Notes are issued to institutional accredited investors in certificated form, the New Notes will be transferable only on the records of the trustee and may not be exchanged for a beneficial interest in the global note unless the exchange occurs in connection with a transfer where the transferor and transferee provide evidence satisfactory to the trustee and DTC that the transferee is eligible to hold a beneficial interest in the global note.

        The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

  •
  DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary; or

  •
  an event of default with respect to the notes represented by the global note has occurred and is continuing.

        In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such notes in certificated form will be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

        DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

  •
  you cannot get notes registered in your name if they are represented by the global note;

  •
  you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;

  •
  you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

  •
  all payments on the global note will be made to DTC or its nominee.

        The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

        Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee (called "participants") and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

        Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

        Cash payments of interest on and principal of the global note will be made to Cede, the nominee for DTC, as the registered owner of the global note. These payments will be made by wire transfer of immediately available funds on each payment date.

        You may exchange or transfer the notes at the corporate trust office of the trustee for the notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

        We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name."

        We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

        DTC has advised that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

        DTC has also advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

        The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Indenture Covenants

        The indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by a subsidiary of ours, including the Bank. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants limiting our right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our shareholders (except, subject to certain limited exceptions, in the case of dividends or other distributions, upon our failure to timely pay the principal of or interest on the notes, when the same becomes due and payable). In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

Events of Default; Right of Acceleration; Failure to Pay Principal or Interest

        The following are events of default under the indenture:

  •
  the entry of a court decree or order for relief in respect of us in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect, and such decree or order will have continued unstayed and in effect for a period of 30 consecutive days;

  •
  the commencement by us of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect, or the consent by us to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

  •
  our failure to make payment of any interest on the notes when due, which continues for 15 days;

  •
  our failure to make payment of any principal of the notes when due;

  •
  our failure to perform any other obligation of ours under the notes or the indenture, which continues for 30 days after written notice as provided for in the indenture; and

  •
  our default under any of our other indebtedness having an aggregate principal amount of at least $15,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes failure in payment of principal of such indebtedness when due after the expiration of any applicable grace period without such indebtedness having been discharged or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due or payable without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

        The indenture provides for the acceleration of the unpaid principal and interest on the notes only in limited circumstances related to our involuntary or voluntary bankruptcy under bankruptcy, insolvency or reorganization laws of the U.S. or any political subdivision thereof. Accordingly, if an event of default occurs and is continuing related to our bankruptcy, the principal amount of all notes, and accrued and unpaid interest, if any, will be due and payable immediately, without any declaration or other act on the part of the trustee or any holder of the notes. If an event of default with respect to the notes occurs due to any reason other than a bankruptcy event, neither the trustee nor any holder may accelerate the maturity of the notes.

        Under the indenture, if we fail to make any payment of interest on any note when such interest become due and payable and such default continues for a period of 30 days, or if we fail to make any payment of the principal of any note when such principal becomes due and payable, the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of notes to regularly scheduled payments of interest and of principal at the scheduled maturity of the notes. Any such rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under "—Subordination of the Notes." Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture.

Amendment, Supplement and Waiver

        Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture for any of the following purposes:

  •
  to evidence a successor to our organization, and the assumption by any such successor of our covenants contained in the indenture and the notes;

  •
  to add to our covenants for the benefit of the holders, or to surrender any right or power conferred upon us with respect to the notes;

  •
  to permit or facilitate the issuance of notes in uncertificated or global form, as long as any such action will not adversely affect the interests of the holders;

  •
  to include additional events of default;

  •
  to evidence and provide for the acceptance of appointment under the indenture by a successor trustee and to add to or change any provisions of the indenture to provide for or facilitate the administration of the trusts hereunder by more than one trustee;

  •
  to cure any ambiguity, defect, omission, mistake or inconsistency;

  •
  to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the notes;

  •
  to supplement any of the provisions of the indenture as necessary to permit or facilitate legal or covenant defeasance, or satisfaction and discharge of the notes, as long as any such action will not adversely affect the interests of any holder;

  •
  to conform any provision of the indenture to the requirements of the Trust Indenture Act;

  •
  to provide for the issuance of the New Notes in connection with this exchange offer; or

  •
  to make any change that does not adversely affect the legal rights under the indenture of any holder.

        With the consent of the holders of not less than a majority in principal amount of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or the notes or of modifying in any manner the rights of the holders of the notes under the indenture, except that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby:

  •
  reduce the rate of, or change the time for payment of, interest on any note;

  •
  reduce the principal of or change the stated maturity of any note, change the date on which any note may be subject to redemption, or reduce the price at which any note subject to redemption may be redeemed;

  •
  make any note payable in money other than dollars;

  •
  modify any provision of the indenture protecting the right of a holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce payment;

  •
  reduce the threshold of holders the consent of whom is required for any such supplemental indenture or required to waive certain defaults and covenants under the indenture; or

  •
  modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

        The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all notes waive any past default under the indenture and its consequences, except a default in any payment in respect of the principal of or interest on any note, or in respect of a covenant or provision of the indenture under which the indenture cannot be modified or amended without the consent of the holder of each outstanding note.

Satisfaction and Discharge of the Indenture; Defeasance

        We may terminate our obligations under the indenture when:

  •
  either: (1) all notes that have been authenticated and delivered have been delivered to the trustee for cancellation, or (2) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and in the case of the foregoing clause 2(i) or 2(ii), we have deposited or caused to be deposited with the trustee immediately available funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding notes;

  •
  we have paid or caused to be paid all other sums then due and payable by us under the indenture with respect to the notes; and

  •
  we have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

        We may elect, at our option and at any time, to have our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

  •
  the rights of the holders of such notes to receive payments in respect of the principal of and interest on such notes when payments are due;

  •
  our obligations with respect to such notes concerning registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for payments on the notes to held in trust;

  •
  the rights, powers, trusts, duties and immunities of the trustee under the indenture; and

  •
  the defeasance provisions of the indenture.

        In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which is also called covenant defeasance. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) will no longer constitute an event of default with respect to the notes.

        In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

  •
  we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such notes, (1) an amount in dollars, (2) U.S. government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment on the notes, money in an amount, or (3) a combination thereof, in each case sufficient to pay and discharge, and which will be applied by the trustee to pay and discharge, the entire indebtedness in respect of the principal of and interest on the notes on the stated maturity thereof or, with respect to notes called for redemption, on the redemption date thereof;

  •
  in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance to be effected with respect to such notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance had not occurred;

  •
  in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance to be effected with respect to the notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such covenant defeasance had not occurred;

  •
  no event of default, or event which with notice or lapse of time or both would become an event of default with respect to the outstanding notes will have occurred and be continuing at the time of such deposit referred to in the first bullet point above (and in the case of legal defeasance will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit);

  •
  such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or material instrument to which we or our subsidiaries are a party or by which we or our subsidiaries are bound; and

  •
  we will have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been satisfied.

        In connection with a discharge or defeasance, in the event the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture for any reason, our obligations under the indenture and the notes will be revived as if the deposit had never occurred.

Regarding the Trustee

        U.S. Bank National Association is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

        Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default that has not been cured or waived, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances.

        Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default that has not been cured or waived, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances.

        The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any "conflicting interest" (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain exceptions. The indenture provides that in case an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances. Subject to such provisions, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders under the indenture, unless such holders will have provided to the trustee security or indemnity satisfactory to the trustee against the losses, liabilities and expenses which might be incurred by it in compliance with such request or direction.

No Personal Liability of Shareholders, Partners, Officers or Directors

        No past, present or future director, officer, employee or shareholder of our company or any of our subsidiaries, as such or in such capacity, will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such director, officer, employee or shareholder. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of the material U.S. federal income tax considerations of the exchange of outstanding Old Notes for New Notes in the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange of outstanding Old Notes for New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations under the Code, and administrative and judicial interpretations, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

        This discussion is limited to the U.S. federal income tax consequences applicable to holders that purchased their Old Notes from us in the initial offering and at the initial offering price for cash and who held the Old Notes, and will hold the New Notes, as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address all U.S. federal income tax considerations that may be applicable to holders' particular circumstances or to holders that may be subject to special tax rules under U.S. federal income tax laws, such as banks, insurance companies, or other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers or traders in securities, commodities or currencies, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, United States holders whose functional currency is not the United States dollar, persons that will hold the New Notes as a position in a hedging transaction, straddle, conversion transaction or other integrated transactions or risk reduction transaction, persons deemed to sell the New Notes under the constructive sale provisions of the Code, persons that will hold the New Notes in an individual retirement account, 401(k) plan or similar tax-favored account, or entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities, or investors in such entities. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or any non-income tax consequences of the exchange of Old Notes for New Notes.

        The exchange of Old Notes for New Notes in the exchange offer should not be a taxable transaction for U.S. federal income tax purposes. Consequently, holders of Old Notes should not recognize gain or loss upon the receipt of New Notes in the exchange offer, a holder's basis in the New Notes received in the exchange offer should be the same as such holder's basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and a holder's holding period in the New Notes should include such holder's holding period in the Old Notes surrendered in exchange therefor.

        This discussion of certain United States Federal Income Tax Considerations is for general information only and may not be applicable depending upon a holder's particular situation. Holders of Old Notes considering the exchange offer are urged to consult their own tax advisors with respect to the tax consequences to them of exchanging Old Notes for New Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities provided that such broker-dealer notifies the Company to that effect by so indicating on the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus for a period of 180 days following the last date on which exchanges are accepted pursuant to the exchange offer.

        We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that receives New Notes in exchange for Old Notes acquired for its own account as a result of market-making activities or other trading activities, and resells such New Notes, and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that reasonably requests such documents. We have agreed to pay certain expenses in connection with the exchange offer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the New Notes will be passed upon for us by Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania.

EXPERTS

        The consolidated financial statements of Meridian Corporation and subsidiaries as of December 31, 2019 and 2018, and for the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Financial Statements and Supplementary Data

        The consolidated financial statements are set forth herein as follows:

i.	Consolidated Balance Sheets	F-3
ii.	Consolidated Statements of Income	F-4
iii.	Consolidated Statements of Comprehensive Income	F-5
iv.	Consolidated Statements of Stockholders' Equity	F-6
v.	Consolidated Statements of Cash Flows	F-7
vi.	Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Meridian Corporation:

Opinion on the Consolidated Financial Statements

        We have audited the accompanying consolidated balance sheets of Meridian Corporation and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We served as the Company's auditor from 2011 to 2019.

Philadelphia, Pennsylvania
March 30, 2020

Meridian Corporation and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands, except per share data)	December 31, 2019	December 31, 2018
Cash and due from banks	$19,106	23,159
Federal funds sold	20,265	793

Cash and cash equivalents	39,371	23,952

Securities available-for-sale (amortized cost of $58,874 and $50,942 as of December 31, 2019 and December 31, 2018)	58,856	50,428
Securities held-to-maturity (fair value of $9,003 and $12,655 as of December 31, 2019 and December 31, 2018)	8,780	12,741
Equity Investments	1,009	—
Mortgage loans held for sale (amortized cost of $33,363 and $37,337 as of December 31, 2019 and December 31, 2018)	33,704	37,695
Loans, net of fees and costs (includes $10,546 and $11,422 of loans at fair value, amortized cost of $10,186 and $11,466 as of December 31, 2019 and December 31, 2018)	964,710	838,106
Allowance for loan and lease losses	(9,513)	(8,053)

Loans, net of the allowance for loan and lease losses	955,197	830,053

Restricted investment in bank stock	8,072	7,002
Bank premises and equipment, net	8,636	9,638
Bank owned life insurance	11,859	11,569
Accrued interest receivable	3,148	2,889
Other real estate owned	120	—
Deferred income taxes (Footnote 1)	2,115	1,728
Goodwill and intangible assets	4,773	5,046
Other assets	14,379	4,739

Total assets	$1,150,019	997,480

Liabilities:
Deposits:
Noninterest bearing	$139,450	126,150
Interest-bearing	711,718	625,980

Total deposits	851,168	752,130

Short-term borrowings	123,676	114,300
Long-term debt	3,123	6,238
Subordinated debentures	40,962	9,239
Accrued interest payable	1,088	305
Other liabilities (Footnote 1)	9,307	5,716

Total liabilities	1,029,324	887,928

Stockholders' equity:
Common stock, $1 par value. Authorized 10,000,000 shares; issued and outstanding 6,407,685 and 6,406,795 as of December 31, 2019 and December 31, 2018	6,408	6,407
Surplus	80,196	79,919
Treasury Stock	(3)	—
Retained earnings (Footnote 1)	34,097	23,616
Accumulated other comprehensive loss	(3)	(390)

Total stockholders' equity	120,695	109,552

Total liabilities and stockholders' equity	$1,150,019	997,480

The accompanying notes are an integral part of these consolidated financial statements.

Meridian Corporation and Subsidiaries

Consolidated Statements of Income

	Year ended December 31,
(dollars in thousands, except per share data)	2019	2018
Interest income:
Loans, including fees	$51,127	42,694
Securities:
Taxable	1,248	797
Tax-exempt	324	451
Cash and cash equivalents	164	122

Total interest income	52,863	44,064

Interest expense:
Deposits	13,907	9,227
Borrowings	2,620	2,180

Total interest expense	16,527	11,407

Net interest income	36,336	32,657
Provision for loan losses	901	1,577

Net interest income after provision for loan losses	35,435	31,080

Non-interest income:
Mortgage banking income	26,167	26,187
Wealth management income	3,624	3,917
SBA loan income	1,448	—
Earnings on investment in life insurance	290	300
Net change in the fair value of derivative instruments	111	(161)
Net change in the fair value of loans held-for-sale	(13)	7
Net change in the fair value of loans held-for-investment	391	(214)
Net gain on sale of investment securities available-for-sale	165	—
Service charges	110	115
Other	805	2,204

Total non-interest income	33,098	32,355

Non-interest expenses:
Salaries and employee benefits	35,157	34,794
Occupancy and equipment	3,806	3,779
Loan expenses	2,579	2,643
Professional fees	2,614	2,162
Advertising and promotion	2,475	2,355
Data processing	1,327	1,261
Information technology	1,256	1,107
Communications	675	886
Other	5,130	3,958

Total non-interest expenses	55,019	52,945

Income before income taxes	13,514	10,490
Income tax expense	3,033	2,327

Net income	$10,481	8,163

Basic earnings per common share	$1.64	1.28
Diluted earnings per common share	$1.63	1.27

The accompanying notes are an integral part of these consolidated financial statements.

Meridian Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

	Year ended December 31,
(dollars in thousands)	2019	2018
Net income:	$10,481	8,163
Other comprehensive income:
Net change in unrealized gains (losses) on investment securities available for sale:
Net unrealized gains (losses) arising during the period, net of tax (benefit) expense of $154, and ($37), respectively	512	(92)
Less: reclassification adjustment for net gains on sales realized in net income, net of tax expense of ($38), and $0, respectively	(125)	—

Unrealized investment gains (losses), net of tax expense (benefit) of $116, and ($37), respectively	387	(92)

Total other comprehensive income (loss)	387	(92)

Total comprehensive income	$10,868	8,071

The accompanying notes are an integral part of these consolidated financial statements.

Meridian Corporation and Subsidiaries

Consolidated Statements of Stockholders' Equity

(dollars in thousands)	Common Stock	Surplus	Treasury Stock	Retained Earnings	Other Comprehensive Income (Loss)	Total
Balance, January 1, 2018 (Footnote 1)	$6,392	79,501		15,453	(298)	101,048
Comprehensive income:
Net income				8,163		8,163
Change in unrealized gains on securities available-for-sale, net of tax					(92)	(92)

Total comprehensive income						8,071
Share-based awards and exercises	15	125				140
Compensation expense related to stock option grants		293				293

Balance, December 31, 2018	$6,407	79,919	—	23,616	(390)	109,552

Comprehensive income:
Net income				10,481		10,481
Change in unrealized gains on securities available-for-sale, net of tax					387	387

Total comprehensive income						10,868
Share-based awards and exercises	1	5				6
Net purchase of treasury stock through publicly announced plans			(3)			(3)
Compensation expense related to stock option grants		272				272

Balance, December 31, 2019	$6,408	80,196	(3)	34,097	(3)	120,695

The accompanying notes are an integral part of these consolidated financial statements.

Meridian Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31,
(dollars in thousands)	2019	2018
Net income	$10,481	8,163
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of investment securities	(165)	—
Depreciation and amortization	1,685	1,422
Loss on disposal of premises and equipment	14	—
Provision for loan losses	901	1,577
Compensation expense for stock options	272	293
Net change in fair value of loans held for sale	13	(7)
Net change in fair value of derivative instruments	(111)	161
Net change in fair value of contingent assets	—	177
Gain on sale of OREO	—	(57)
SBA loan income	(1,448)	—
Proceeds from sale of loans	607,122	660,344
Loans originated for sale	(573,416)	(633,219)
Mortgage banking income	(26,167)	(26,187)
Increase in accrued interest receivable	(259)	(353)
Increase in other assets	276	(402)
Earnings from investment in life insurance	(290)	(300)
Deferred income tax (benefit) (Footnote 1)	(503)	(385)
Increase in accrued interest payable	783	89
Increase (decrease) in other liabilities (Footnote 1)	2,382	(286)

Net cash provided by operating activities	21,569	11,030

Cash flows from investing activities:
Activity in available-for-sale securities:
Maturities, repayments and calls	14,046	6,070
Sales	24,627	—
Purchases	(44,679)	(17,094)
Proceeds from sale of OREO	—	494
Settlement of forward contracts	(67)	109
(Increase) decrease in restricted stock	(1,070)	(188)
Net increase in loans	(135,188)	(146,119)
Purchases of premises and equipment	(746)	(1,639)
Proceeds from settlement of loans	—	2,766

Net cash used in investing activities	(143,077)	(155,601)

Cash flows from financing activities:
Net increase in deposits	99,038	125,021
Increase (decrease) in short term borrowings	9,376	12,750
Repayment of long term debt (FHLB advances)	(2,290)	—
Repayment of long term debt (Acquisition note)	(825)	(825)
Repayment of long term debt (Subordinated debt)	(7,432)	(4,069)
Proceeds from issuance of long term debt (Subordinated debt)	40,000	—
Debt issuance costs on Subordinated debt	(942)	—
Net purchase of treasury stock through publicly announced plans	(3)	—
Share based awards and exercises	6	140

Net cash provided by financing activities	136,927	133,017

Net change in cash and cash equivalents	15,419	(11,554)
Cash and cash equivalents at beginning of period	23,952	35,506

Cash and cash equivalents at end of period	$39,371	23,952

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$15,744	11,318
Income taxes	2,643	2,735
Supplemental disclosure of cash flow information:
Transfers from loans and leases to real estate owned	120	—
Transfers from loans held for sale to loans held for investment	3,561	—
Net loans purchased, not settled	1,001	—
Net loans sold, not settled	(9,255)	—

The accompanying notes are an integral part of these consolidated financial statements.

(1) Summary of Significant Accounting Policies

(a)   Nature of Operations

        Meridian Corporation (the "Corporation") was incorporated on June 8, 2009, by and at the direction of the board of directors of Meridian Bank (the "Bank") for the sole purpose of acquiring the Bank and serving as the Bank's parent bank holding company. On August 24, 2018, the Corporation acquired the Bank in a merger and reorganization effected under Pennsylvania law and in accordance with the terms of a Plan of Merger and Reorganization dated April 26, 2018 (the "Agreement"). Pursuant to the Agreement, on August 24, 2018 at 5:00 p.m. all of the outstanding shares of the Bank's $1.00 par value common stock formerly held by its shareholders was converted into and exchanged for one newly issued share of the Corporation's par value common stock, and the Bank became a subsidiary of the Corporation. Because the Bank and the Corporation were entities under common control, this exchange of shares between entities under common control resulted in the retrospective combination of the Bank and the Corporation for all periods presented as if the combination had been in effect since inception of common control. As the Corporation had no assets, liabilities, revenues, expenses or operations prior to August 24, 2018, the historical financial statements of the Bank are the historical financial statements of the combined entity.

        The Corporation operates in a highly competitive market area that includes local, national and regional banks as competitors along with savings banks, credit unions, insurance companies, trust companies and registered investment advisors. The Corporation and its subsidiaries are regulated by many regulatory agencies including the Securities and Exchange Commission ("SEC"), Federal Deposit Insurance Corporation ("FDIC"), the Federal Reserve and the Pennsylvania Department of Banking.

        The Bank was incorporated on March 16, 2004 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state-chartered bank. The Bank commenced operations on July 8, 2004 and is a full-service bank providing personal and business lending and deposit services through 6 full-service banking offices in Pennsylvania and 9 mortgage loan production offices throughout the Delaware Valley. The Bank and Corporation are headquartered in Malvern, Pennsylvania, located in the western suburbs of Philadelphia and serves southeastern Pennsylvania and the rest of the Delaware Valley.

(b)   Basis of Presentation

        The accounting policies of the Corporation conform to U.S. generally accepted accounting principles ("GAAP").

        The consolidated financial statements include accounts of the Corporation and its wholly owned subsidiary, the Bank, and the wholly owned subsidiaries of the Bank: APEX Realty LLC; Meridian Wealth Partners LLC; and Meridian Land Settlement Services LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Amounts subject to significant estimates are items such as the allowance for loan and lease losses and lending related commitments, the fair value of financial instruments, other-than-temporary impairments of investment securities, the valuations of goodwill and intangible assets, and servicing assets. Although our current estimates contemplate current conditions and how we expect them to change in the future, due to the impact that the COVID-19 pandemic has had on financial markets and the economy both locally and nationally, it is reasonably possible that this

(1) Summary of Significant Accounting Policies (Continued)

could materially affect these significant estimates and our results of operations and financial condition. The World Health Organization has declared the outbreak to constitute a "Public Health Emergency of International Concern." The COVID-19 outbreak is disrupting supply chains and affecting production and sales across a range of industries. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers, employees and vendors all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain. Certain prior year amounts have been reclassified to conform to the current year's presentation.

        During the quarter-ended March 31, 2019, the Corporation identified and corrected an immaterial error related to Maryland state licensing requirements for mortgage loan originations by our Mortgage division. As the result of our mortgage operations not being fully compliant with Maryland licensing law, we agreed to reimburse consumers approximately $474 thousand in interest and certain fees on loans originated, in addition to paying a fine of $12 thousand to resolve the matter. The Corporation has revised its comparative consolidated financial statements in the amount of $407 thousand, or $315 thousand net of tax, for periods prior to January 1, 2018 related to interest and fees on loans. The error correction impacted beginning retained earnings, deferred tax assets and other liabilities as of January 1, 2018, as shown below.

        The following table summarizes the impacts of the correction on the consolidated balance sheet as of January 1, 2018:

(dollars in thousands, except per share data)	Reported	Corrections	Revised
Deferred income taxes	$1,312	92	1,404
Other liabilities	5,426	407	5,833
Retained earnings	15,768	(315)	15,453

        The following table summarizes the impacts of the correction on the consolidated balance sheet as of December 31, 2018:

(dollars in thousands, except per share data)	Reported	Corrections	Revised
Deferred income taxes	$1,636	92	1,728
Other liabilities	5,309	407	5,716
Retained earnings	23,931	(315)	23,616

        The following table summarizes the impacts of the corrections to our capital ratios as of December 31, 2018:

	December 31, 2018—as reported
	Actual		For capital adequacy purposes*		To be well capitalized under prompt corrective action provisions
(dollars in thousands):	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)	$122,577	13.70%	$71,577	8.00%	$89,472	10.00%
Common equity tier 1 capital (to risk-weighted assets)	105,196	11.76%	40,262	4.50%	58,157	6.50%
Tier 1 capital (to risk-weighted assets)	105,196	11.76%	53,683	6.00%	71,577	8.00%
Tier 1 capital (to average assets)	105,196	11.20%	37,578	4.00%	46,972	5.00%

(1) Summary of Significant Accounting Policies (Continued)

	December 31, 2018—as revised
	Actual		For capital adequacy purposes*		To be well capitalized under prompt corrective action provisions
(dollars in thousands):	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)	$122,262	13.66%	$71,585	8.00%	$89,481	10.00%
Common equity tier 1 capital (to risk-weighted assets)	104,881	11.72%	40,266	4.50%	58,163	6.50%
Tier 1 capital (to risk-weighted assets)	104,881	11.72%	53,689	6.00%	71,585	8.00%
Tier 1 capital (to average assets)	104,881	11.16%	37,581	4.00%	46,977	5.00%

*
Does not include capital conservation buffer of 1.250% for 2019 and 1.875% for 2018

(c)   Significant Concentrations of Credit Risk

        Most of the Corporation's activities are with customers located within the tri-state area of Pennsylvania, Delaware and New Jersey. Note 4 discusses the types of securities that the Corporation invests in. Note 5 discusses types of lending that the Corporation engages in. Although the Corporation has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy. The Corporation does not have any significant concentrations to any one industry or customer, however there is significant concentration of commercial real estate-backed loans, amounting to 37% and 37% of total loans held for investment, as of December 31, 2019 and December 31, 2018, respectively.

(d)   Presentation of Cash Flows

        For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased or sold for one day periods. Cash balances required to meet regulatory reserve requirements of the Federal Reserve Board amounted to $1.1 million at December 31, 2019.

(e)   Securities

        Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

        Securities classified as available-for-sale are those securities that the Corporation intends to hold for an indefinite period of time but not necessarily to maturity. Securities available-for-sale are carried at fair value. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains and losses are reported as increases or decreases in other comprehensive income. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

        Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed on a level yield basis.

(1) Summary of Significant Accounting Policies (Continued)

        Investments in equity securities are recorded in accordance with ASC 321-10, Investments—Equity Securities.

        The Corporation's accounting policy specifies that (a) if the Corporation does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired, unless there is a credit loss. When the Corporation does not intend to sell the security, and it is more likely than not, the Corporation will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. The Corporation did not recognize any other-than-temporary impairment charges during the years ended December 31, 2019 and 2018.

(f)    Loans Receivable

        Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Corporation generally amortizes these amounts over the contractual life of the loan.

        Loans that were originated by the Corporation and intended for sale in the secondary market to permanent investors, but were either repurchased or unsalable due to defect, are held for the foreseeable future or until maturity or payoff, but are carried at fair value.

        The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and charged against current year income. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

(g)   Allowance for Loan and Lease Losses

        The allowance for loan and lease losses ("ALLL" or "Allowance") is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the Allowance, and subsequent recoveries, if any, are credited to the Allowance. All, or part, of the principal balance of loans receivable are charged off to the Allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Charge-offs for retail consumer loans are generally made for any balance not adequately secured after 120 cumulative days past due.

        The Allowance is maintained at a level considered adequate to provide for losses that are probable and estimable. Management's periodic evaluation of the adequacy of the Allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is subjective as it requires material estimates that may be susceptible to significant revisions as more information becomes available. In addition, Federal

(1) Summary of Significant Accounting Policies (Continued)

regulatory agencies, as an integral part of their examination process, periodically review the Corporation's Allowance and may require the Corporation to recognize additions to the Allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

        The Allowance consists of general and specific components. The general component covers non-classified loans, as well as, non-impaired classified loans and is based on historical loss experience adjusted for qualitative factors. The specific component relates to loans that are classified as doubtful, substandard, and are on non-accrual and have been deemed impaired. Loan classifications are determined based on various assessments such as the borrower's overall financial condition, payment history, repayment sources, guarantors and value of collateral.

        A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed.

        For commercial and construction loans, impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral adjusted for cost to sell, if the loan is collateral dependent.

        Large groups of smaller balance homogeneous residential mortgage and consumer loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual loans of this nature for impairment disclosures, unless such loans become impaired or are troubled and the subject of a restructuring agreement.

        Loans whose terms are modified are classified as troubled debt restructurings if the Corporation grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan's stated maturity date.

        No portion of the Allowance is restricted to any individual loan or groups of loans, and the entire Allowance is available to absorb any and all loan losses.

(h)   Mortgage Banking Activities and Mortgage Loans Held for Sale

        The Corporation's mortgage banking division operates 9 offices in the tri-state area of Pennsylvania, Delaware and New Jersey. The mortgage banking division originates conventional mortgages, FHA, VA, USDA, and other state insured mortgages. The loans are generally sold to various investors in the secondary market. Mortgage loans originated by the Corporation and intended for sale in the secondary market to permanent investors are carried at fair value and are classified as mortgage loans held for sale on the balance sheet. Gains and losses on loan sales are recorded in mortgage banking income.

        The Corporation enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (interest rate lock commitments). Rate lock commitments on mortgage

(1) Summary of Significant Accounting Policies (Continued)

loans that are intended to be sold are considered to be derivatives. Time elapsing between the issuance of a loan commitment and closing and sale of the loan generally ranges from 30 to 120 days. The Corporation protects itself from changes in interest rates through the use of best efforts forward sale contracts, whereby the Corporation commits to sell a loan at the time the borrower commits to an interest rate with the intent that the buyer has assumed interest rate risk on the loan. The Corporation also commits to loan sales through a mandatory sales channel which are economically hedged by the future sale of mortgage-backed securities to third-party counterparties to mitigate the effect of changes in interest rates on the values of both the interest rate locks and mortgage loans held for sale. By entering into best efforts commitments and economically hedging the mandatory commitments, the Corporation limits its exposure to loss and its realization of significant gains related to its rate lock commitments due to changes in interest rates.

        The Corporation utilizes a third-party model to determine the fair value of rate lock commitments or forward sale contracts. This model uses investor quotes while taking into consideration the probability that the rate lock commitments will close. Net derivative assets and liabilities are recorded within other assets or other liabilities, respectively, on the consolidated balance sheets, with changes in fair value during the period recorded within net change in the fair value of derivative instruments on the consolidated statements of income.

(i)    Loan Servicing Rights

        The Corporation sells substantially all of the residential mortgage loans we originate to third parties; however, the Corporation may retain the servicing rights related to some of these loans. A fee, usually based on a percentage of the outstanding principal balance of the loan, is received in return for these services. Mortgage servicing rights ("MSRs") are recognized when a loan's servicing rights are retained upon sale of a loan.

        The Corporation also sells the guaranteed portion of certain Small Business Administration ("SBA") loans to third parties and retains servicing rights and receives servicing fees. All such transfers are accounted for as sales. While the Corporation may retain a portion of certain sold SBA loans, its continuing involvement in the portion of the loan that was sold is limited to certain servicing responsibilities.

        These servicing assets amortize to noninterest expense in proportion to, and over the period of, the estimated future net servicing life of the underlying loans. The servicing assets are evaluated quarterly for impairment based upon the fair value of the rights as compared to their amortized cost. Impairment is recognized on the income statement to the extent the fair value is less than the capitalized amount of the servicing assets.

(j)    Other Real Estate Owned

        Other real estate owned (OREO) is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. The Corporation acquires OREO through the wholly owned subsidiary of the Bank, Apex Realty. OREO is recorded at the lower of cost or fair value, or the loan amount net of estimated selling costs, at the date of foreclosure. The cost basis of OREO is its recorded value at the time of acquisition. After acquisition, valuations are periodically performed by management and subsequent changes in the valuation allowance are charged to OREO expense. Revenues, such as rental income, and holding expenses are included in other income and other expenses, respectively. The Corporation had $120 and $0 thousand of OREO at December 31, 2019 and 2018, respectively.

(1) Summary of Significant Accounting Policies (Continued)

(k)   Restricted Investment in Bank Stock

        Restricted bank stock is principally comprised of stock in the Federal Home Loan Bank of Pittsburgh (FHLB). Federal law requires a member institution of the FHLB to hold stock according to a predetermined formula. As of December 31, 2019, and 2018, the Corporation had an investment of $8.0 million and $6.9 million, respectively, related to the FHLB stock. Also included in restricted stock is Atlantic Central Bankers Bank (primary correspondent bank) stock in the amount of $50 thousand as of December 31, 2019 and 2018. All restricted stock is carried at cost.

        Management's determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

        Management believes no impairment charge is necessary related to the FHLB restricted stock as of December 31, 2019 or 2018.

(l)    Transfers of Financial Assets

        Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

(m)  Bank Premises and Equipment

        Bank premises and equipment are stated at cost less accumulated depreciation. The costs of maintenance and repairs are expensed as incurred; while major replacements, improvements and additions are capitalized. Depreciation expense is computed on the straight-line method over the estimated useful lives of the related assets or, for leasehold improvements, over the effective life of the related lease if less than the estimated useful life.

(n)   Advertising Costs

        The Corporation follows the policy of charging the costs of advertising to expense as incurred.

(o)   Employee Benefit Plans

        The Corporation has a 401(k) Plan (the Plan) and an Employee Stock Ownership Plan (ESOP). All employees are eligible to participate in the Plan and ESOP after they have attained the age of 21 and have also completed 3 consecutive months of service. Employees must participate in the Plan to be eligible for participation in the ESOP. The employees may contribute to the Plan up to the maximum percentage allowable by law of their compensation. The Corporation may make a discretionary matching contribution to the Plan and the ESOP. Full vesting in the Corporation's contribution to the Plan and ESOP is over a three-year period. The Corporation's contribution to the Plan and ESOP was $636 thousand and $325 thousand, respectively for the year ended December 31, 2019 and

(1) Summary of Significant Accounting Policies (Continued)

$577 thousand and $332 thousand, respectively for the year ended December 31, 2018. During the year ended December 31, 2019, no shares were purchased by the ESOP, while for the year ended December 31, 2018, 4,462 shares were purchased by the ESOP at an average market value of $17.50. Shares in the ESOP that are committed to be released to employees are treated as outstanding shares in the Corporation's computation of earnings per share. There were 36,619 shares in the ESOP as of December 31, 2019. Shares in the ESOP would be impacted by any stock dividends and stock splits in the same manner as all other outstanding common shares of the Corporation.

(p)   Income Taxes

        Deferred income taxes are provided on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and net operating losses and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and net operating loss carry-forwards and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        The Corporation follows accounting guidance related to accounting for uncertainty in income taxes. Under the "more likely than not" threshold guidelines, the Corporation believes no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. As of December 31, 2019, and 2018, the Corporation had no material unrecognized tax benefits or accrued interest and penalties. The Corporation's policy is to account for interest as a component of interest expense and penalties as a component of other expense. The Corporation is no longer subject to examination by federal, state and local taxing authorities for years before January 1, 2016.

(q)   Stock Compensation Plans

        Stock compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options and restricted share plans.

        The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees' service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Corporation's common stock at the date of grant is used for restricted stock awards.

(r)   Comprehensive Income

        Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

(1) Summary of Significant Accounting Policies (Continued)

        The components of other comprehensive income (loss) for the years ended December 31, 2019 and 2018 consist of unrealized holding gains and (losses) arising during the year on available-for-sale securities.

(s)   Off-Balance Sheet Financial Instruments

        In the ordinary course of business, the Corporation has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

(t)    Derivative Financial Instruments

        The Corporation recognizes all derivative financial instruments related to its mortgage banking activities on its balance sheet at fair value. The Corporation utilizes investor quotes to determine the fair value of interest rate lock commitment derivatives and market pricing to determine the fair value of forward security purchase commitment derivatives. All changes in fair value of derivative instruments are recognized in earnings.

        The Corporation enters into interest rate swaps that allow commercial loan customers to effectively convert a variable-rate commercial loan agreement to a fixed-rate commercial loan agreement. The interest rate swaps are recognized on the Corporation's balance sheet at fair value. Under these agreements, the Corporation originates variable-rate loans with customers in addition to interest rate swap agreements, which serve to effectively swap the customers' variable-rate loans into fixed-rate loans. The Corporation then enters into corresponding swap agreements with swap dealer counterparties to economically hedge its exposure on the variable and fixed components of the customer agreements. The interest rate swaps with both the customers and third parties are not designated as hedges under ASC 815 and are marked to market through earnings. As the interest rate swaps are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by ASC 820.

(u)   Earnings per Common Share

        Basic earnings per common share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per common share takes into account the potential dilution that would occur if in the-money stock options were exercised and converted into shares of common stock and restricted stock awards and performance-based stock awards were vested. Proceeds assumed to have been received on options exercises are assumed to be used to purchase shares of the Corporation's common stock at the average market price during the period, as required by the treasury stock method of accounting. The effects of stock options are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive.

(v)   Revenue Recognition

        The Corporation recognizes all sources of income on the accrual method, with the exception of nonaccrual loans and leases.

        The Corporation earns wealth management fee income from investment advisory services provided to individual and 401k customers. Fees that are determined based on the market value of the assets

(1) Summary of Significant Accounting Policies (Continued)

held in their accounts are generally billed quarterly, in arrears, based on the market value of assets at the end of the previous billing period. Other related services that are based on a fixed fee schedule are recognized when the services are rendered. Fees that are transaction based, including trade execution services, are recognized at the point in time that the transaction is executed, i.e. the trade date. Included in other assets on the balance sheet is a receivable for wealth management fees that have been earned but not yet collected.

(2) Earnings per Common Share

        Basic earnings per common share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per common share takes into account the potential dilution computed pursuant to the treasury stock method that could occur if stock options were exercised and converted into common stock. The effects of stock options are excluded from the computation of diluted earnings per share in periods in which the effect would be anti-dilutive.

	Year Ended December 31,
(dollars in thousands, except per share data)	2019	2018
Numerator:
Net income available to common stockholders	$10,481	8,163
Denominator for basic earnings per share—weighted average shares outstanding	6,407	6,397
Effect of dilutive common shares	31	30

Denominator for diluted earnings per share—adjusted weighted average shares outstanding	6,438	6,427

Basic earnings per share	$1.64	1.28
Diluted earnings per share	$1.63	1.27
Antidilutive shares excluded from computation of average dilutive earnings per share	199	126

(3) Goodwill and Other Intangibles

        The Corporation's goodwill and intangible assets are detailed below:

(dollars in thousands)	Balance December 31, 2018	Amortization Expense	Balance December 31, 2019	Amortization Period (in years)
Goodwill—Wealth	$899	—	899	Indefinite

Total Goodwill	899	—	899
Intangible assets—trade name	266	—	266	Indefinite
Intangible assets—customer relationships	3,727	(204)	3,523	20
Intangible assets—non competition agreements	154	(69)	85	4

Total Intangible Assets	4,147	(273)	3,874

Total	$5,046	(273)	4,773

        Accumulated amortization on intangible assets was $750 thousand and $477 thousand as of December 31, 2019 and 2018, respectively.

(3) Goodwill and Other Intangibles (Continued)

        In accordance with ASC Topic 350, the Corporation performed a qualitative assessment of goodwill and identifiable intangible assets as of December 31, 2019 and determined it was more likely than not that the fair value of the Corporation, including the wealth reporting unit where the goodwill and identifiable intangible assets are held, was more than its carrying amount.

        At December 31, 2019, the schedule of future intangible asset amortization is as follows (in thousands):

2020	273
2021	221
2022	204
2023	204
2024	204
Thereafter	2,502

$3,608

(4) Securities

        The amortized cost and approximate fair value of securities as of December 31, 2019 and 2018 are as follows:

	December 31, 2019
(dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available-for-sale:
U.S. asset backed securities	$11,967	—	(101)	11,866
U.S. government agency mortgage-backed securities	5,457	66	(26)	5,497
U.S. government agency collateralized mortgage obligations	35,096	300	(173)	35,223
State and municipal securities	6,354	—	(84)	6,270

Total securities available-for-sale	$58,874	366	(384)	58,856

Securities held to maturity:
State and municipal securities	8,780	223	—	9,003

Total securities held-to-maturity	$8,780	223	—	9,003

(4) Securities (Continued)

	December 31, 2018
(dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available-for-sale:
U.S. government agency mortgage-backed securities	$24,092	45	(271)	23,866
U.S. government agency collateralized mortgage obligations	14,754	52	(142)	14,664
State and municipal securities	11,096	22	(199)	10,919
Investments in mutual funds	1,000	—	(21)	979

Total securities available-for-sale	$50,942	119	(633)	50,428

Securities held to maturity:
U.S. Treasuries	$1,991	—	(13)	1,978
State and municipal securities	10,750	17	(90)	10,677

Total securities held-to-maturity	$12,741	17	(103)	12,655

        At December 31, 2019, the Corporation had an investment in mutual funds with a fair value of $1 million. At December 31, 2019, the Corporation had nine U.S. asset backed securities, one U.S. Government sponsored agency mortgage-backed security, fifteen U.S. Government sponsored agency collateralized mortgage obligations, and six State and municipal securities in unrealized loss positions. At December 31, 2018, the Corporation had two U.S. Treasuries, twenty-four U.S. Government sponsored agency mortgage-backed securities, twelve U.S. Government sponsored agency collateralized mortgage obligations, twenty-six State and municipal securities, and one mutual fund in realized loss positions. As of December 31, 2019, the temporary impairment is primarily the result of changes in market interest rates subsequent to purchase and the Corporation did not intend to sell these securities prior to recovery and it is more likely than not that the Corporation will not be required to sell these securities prior to recovery to satisfy liquidity needs, and therefore, no securities are deemed to be other-than-temporarily impaired.

        As of December 31, 2019 and 2018, securities having a fair value of $19.5 million and $20.6 million, respectively, were specifically pledged as collateral for public funds, the FRB discount window program, FHLB borrowings and other purposes. The FHLB has a blanket lien on non-pledged, mortgage-related loans and securities as part of the Corporation's borrowing agreement with the FHLB.

(4) Securities (Continued)

        The following table shows the Corporation's investment gross unrealized losses and fair value aggregated by investment category and length of time that individual securities have been in continuous unrealized loss position at December 31, 2019 and 2018:

	December 31, 2019
	Less than 12 Months		12 Months or more		Total
(dollars in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available-for-sale:
U.S. asset backed securities	$11,866	(101)	—	—	11,866	(101)
U.S. government agency mortgage-backed securities	—	—	1,636	(26)	1,636	(26)
U.S. government agency collateralized mortgage obligations	16,283	(116)	3,108	(57)	19,391	(173)
State and municipal securities	6,270	(84)	—	—	6,270	(84)

Total securities available-for-sale	$34,419	(301)	4,744	(83)	39,163	(384)

	December 31, 2018
	Less than 12 Months		12 Months or more		Total
(dollars in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available-for-sale:
U.S. government agency mortgage-backed securities	$2,354	(6)	15,223	(265)	17,577	(271)
U.S. government agency collateralized mortgage obligations	2,636	(14)	5,620	(128)	8,256	(142)
State and municipal securities	957	(11)	8,746	(188)	9,703	(199)
Investments in mutual funds	980	(21)	—	—	980	(21)

Total securities available-for-sale	$6,927	(52)	29,589	(581)	36,516	(633)

Securities held-to-maturity:
U.S. Treasuries	$—	—	1,978	(13)	1,978	(13)
State and municipal securities	1,545	(5)	4,783	(85)	6,328	(90)

Total securities held-to-maturity	$1,545	(5)	6,761	(98)	8,306	(103)

(4) Securities (Continued)

        The amortized cost and carrying value of securities at December 31, 2019 and 2018 are shown below by contractual maturities. Actual maturities may differ from contractual maturities as issuers may have the right to call or repay obligations with or without call or prepayment penalties.

	December 31, 2019				December 31, 2018
	Available-for-sale		Held-to-maturity		Available-for-sale		Held-to-maturity
(dollars in thousands)	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
Investment securities:
Due in one year or less	$—	—	—	—	$906	902	1,991	1,978
Due after one year through five years	—	—	4,242	4,311	1,236	1,226	3,154	3,148
Due after five years through ten years	1,329	1,324	4,538	4,692	6,411	6,290	7,596	7,529
Due after ten years	16,992	16,812	—	—	2,543	2,501	—	—

Subtotal	18,321	18,136	8,780	9,003	11,096	10,919	12,741	12,655
Mortgage-related securities	40,553	40,720	—	—	38,846	38,530	—	—
Mutual funds with no stated maturity	—	—	—	—	1,000	979	—	—

Total	$58,874	58,856	8,780	9,003	$50,942	50,428	12,741	12,655

        Proceeds from the sale of available for sale investment securities totaled $24.6 million for the year ended December 31, 2019. Net gain on sale of available for sale securities totaled $165 thousand for the year ended December 31, 2019. There were no sales of available for sale securities for the year ended December 31, 2019.

(5) Loans Receivable

        Loans and leases outstanding at December 31, 2019 and 2018 are detailed by category as follows:

(dollars in thousands)	December 31, 2019	December 31, 2018
Mortgage loans held for sale	$33,704	37,695
Real estate loans:
Commercial mortgage	362,590	325,393
Home equity lines and loans	81,583	82,286
Residential mortgage(1)	53,665	53,360
Construction	172,044	116,906

Total real estate loans	669,882	577,945
Commercial and industrial	273,301	254,050
Small business loans	21,616	5,756
Consumer	1,003	701
Leases, net	697	1,335

Total portfolio loans and leases	966,499	839,787

Total loans and leases	$1,000,203	877,482

Loans with predetermined rates	$293,114	264,376
Loans with adjustable or floating rates	707,089	613,106

Total loans and leases	$1,000,203	877,482

Net deferred loan origination (fees) costs	$(1,789)	(1,681)

(1)
Includes $10,546 and $11,422 of loans at fair value as of December 31, 2019 and 2018, respectively.

        Components of the net investment in leases at December 31, 2019 and 2018 are detailed as follows:

(dollars in thousands)	December 31, 2019	December 31, 2018
Minimum lease payments receivable	$729	1,420
Unearned lease income	(32)	(85)

Total	$697	1,335

(5) Loans Receivable (Continued)

Age Analysis of Past Due Loans and Leases

        The following table presents an aging of the Corporation's loan and lease portfolio as of December 31, 2019 and 2018, respectively:

December 31, 2019 (dollars in thousands)	30 - 89 days past due	90+ days past due and still accruing	Total past due	Current	Total Accruing Loans and leases	Nonaccrual loans and leases	Total loans and leases	Delinquency percentage
Commercial mortgage	$—	—	—	361,857	361,857	733	362,590	0.20%
Home equity lines and loans	—	—	—	81,046	81,046	537	81,583	0.66
Residential mortgage(1)	4,675	—	4,675	47,446	52,121	1,544	53,665	11.59
Construction	—	—	—	172,044	172,044	—	172,044	—
Commercial and industrial	206	—	206	272,674	272,880	421	273,301	0.23
Small business loans	—	—	—	21,616	21,616	—	21,616	—
Consumer	—	—	—	1,003	1,003	—	1,003	—
Leases	162	—	162	535	697	—	697	23.24

Total	$5,043	—	5,043	958,221	963,264	3,235	966,499	0.86%

(1)
Includes $10,546 of loans at fair value as of December 31, 2019 ($9,056 of current, $786 of 30-89 days past due and $704 of nonaccrual).

December 31, 2018 (dollars in thousands)	30 - 89 days past due	90+ days past due and still accruing	Total past due	Current	Total Accruing Loans and leases	Nonaccrual loans and leases	Total loans and leases	Delinquency percentage
Commercial mortgage	$—	—	—	324,169	324,169	1,224	325,393	0.38%
Home equity lines and loans	348	—	348	81,855	82,203	83	82,286	0.52
Residential mortgage(1)	195	—	195	51,018	51,213	2,147	53,360	4.39
Construction	—	—	—	116,906	116,906	—	116,906	—
Commercial and industrial	217	—	217	253,356	253,573	477	254,050	0.27
Small business loans	—	—	—	5,756	5,756	—	5,756	—
Consumer	—	—	—	701	701	—	701	—
Leases	49	—	49	1,286	1,335	—	1,335	3.67

Total	$809	—	809	835,047	835,856	3,931	839,787	0.56%

(1)
Includes $11,422 of loans at fair value as of December 31, 2018 ($10,098 of current, $187 of 30-89 days past due and $1,137 of nonaccrual).

(6) Allowance for Loan and Lease Losses (the Allowance)

        The Allowance is established through provisions for loan and lease losses charged against income. Loans deemed to be uncollectible are charged against the Allowance, and subsequent recoveries, if any, are credited to the Allowance.

        The Allowance is maintained at a level considered adequate to provide for losses that are probable and estimable. Management's periodic evaluation of the adequacy of the Allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is subjective as it requires material estimates that may be susceptible to significant revisions as more information becomes available.

(6) Allowance for Loan and Lease Losses (the Allowance) (Continued)

Roll-Forward of the Allowance by Portfolio Segment

        The following tables detail the roll-forward of the Corporation's Allowance, by portfolio segment, as of December 31, 2019 and 2018, respectively:

(dollars in thousands)	Balance, December 31, 2018	Charge-offs	Recoveries	Provision	Balance, December 31, 2019
Commercial mortgage	$3,209	—	237	(20)	3,426
Home Equity lines and loans	323	—	10	9	342
Residential mortgage	191	—	5	(17)	179
Construction	1,627	—	—	735	2,362
Commercial and industrial	2,612	(30)	333	(231)	2,684
Small business loans	78	—	—	431	509
Consumer	3	—	4	(1)	6
Leases	10	—	—	(5)	5

Total	$8,053	(30)	589	901	9,513

(dollars in thousands)	Balance, December 31, 2017	Charge-offs	Recoveries	Provision	Balance, December 31, 2018
Commercial mortgage	$2,434	—	7	768	3,209
Home Equity lines and loans	280	(221)	18	246	323
Residential mortgage	82	—	61	48	191
Construction	1,689	—	—	(62)	1,627
Commercial and industrial	2,097	(244)	142	617	2,612
Small business loans	117	—	—	(39)	78
Consumer	5	—	4	(6)	3
Leases	5	—	—	5	10

Total	$6,709	(465)	232	1,577	8,053

(6) Allowance for Loan and Lease Losses (the Allowance) (Continued)

The Allowance Allocated by Portfolio Segment

        The following table details the allocation of the Allowance and the carrying value for loans and leases by portfolio segment based on the methodology used to evaluate the loans and leases for impairment as of December 31, 2019 respectively:

	Allowance on loans and leases			Carrying value of loans and leases
December 31, 2019 (dollars in thousands)	Individually evaluated for impairment	Collectively evaluated for impairment	Total	Individually evaluated for impairment	Collectively evaluated for impairment	Total
Commercial mortgage	$—	3,426	3,426	$2,138	360,452	362,590
Home Equity lines and loans	46	296	342	536	81,047	81,583
Residential mortgage	—	179	179	854	42,265	43,119
Construction	—	2,362	2,362	1,247	170,797	172,044
Commercial and industrial	27	2,657	2,684	1,288	272,013	273,301
Small business loans	63	446	509	1,244	20,372	21,616
Consumer	—	6	6	—	1,003	1,003
Leases	—	5	5	—	697	697

Total	$136	9,377	9,513	$7,307	948,646	955,953	(1)

(1)
Excludes deferred fees and loans carried at fair value.

        The following table details the allocation of the Allowance and the carrying value for loans and leases by portfolio segment based on the methodology used to evaluate the loans and leases for impairment as of December 31, 2018 respectively:

	Allowance on loans and leases			Carrying value of loans and leases
December 31, 2019 (dollars in thousands)	Individually evaluated for impairment	Collectively evaluated for impairment	Total	Individually evaluated for impairment	Collectively evaluated for impairment	Total
Commercial mortgage	$—	3,209	3,209	$1,929	323,464	325,393
Home Equity lines and loans	—	323	323	83	82,203	82,286
Residential mortgage	—	191	191	969	40,969	41,938
Construction	—	1,627	1,627	1,281	115,625	116,906
Commercial and industrial	103	2,509	2,612	443	253,607	254,050
Small business loans	—	78	78	1,094	4,662	5,756
Consumer	—	3	3	—	701	701
Leases	—	10	10	—	1,335	1,335

Total	$103	7,950	8,053	$5,799	822,566	828,365	(1)

(1)
Excludes deferred fees and loans carried at fair value.

(6) Allowance for Loan and Lease Losses (the Allowance) (Continued)

Loans and Leases by Credit Ratings

        As part of the process of determining the Allowance to the different segments of the loan and lease portfolio, Management considers certain credit quality indicators. For the commercial mortgage, construction and commercial and industrial loan segments, periodic reviews of the individual loans are performed by Management. The results of these reviews are reflected in the risk grade assigned to each loan. These internally assigned grades are as follows:

  •
  Pass—Loans considered to be satisfactory with no indications of deterioration.

  •
  Special mention—Loans classified as special mention have a potential weakness that deserves Management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

  •
  Substandard—Loans classified as substandard are inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

  •
  Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Loan balances classified as doubtful have been reduced by partial charge-offs and are carried at their net realizable values.

        The following table details the carrying value of loans and leases by portfolio segment based on the credit quality indicators used to determine the Allowance as of December 31, 2019 and 2018, respectively:

December 31, 2019 (dollars in thousands)	Pass	Special mention	Substandard	Doubtful	Total
Commercial mortgage	$353,724	5,821	3,045	—	362,590
Home equity lines and loans	81,046	—	537	—	81,583
Construction	170,823	1,221	—	—	172,044
Commercial and industrial	251,320	9,648	12,333	—	273,301
Small business loans	20,351	—	1,265	—	21,616

Total	$877,264	16,690	17,180	—	911,134

December 31, 2018 (dollars in thousands)	Pass	Special mention	Substandard	Doubtful	Total
Commercial mortgage	$320,130	3,713	1,550	—	325,393
Home equity lines and loans	82,121	—	165	—	82,286
Construction	114,249	2,657	—	—	116,906
Commercial and industrial	234,813	12,590	6,617	30	254,050
Small business loans	4,368	30	1,358	—	5,756

Total	$755,681	18,990	9,690	30	784,391

        In addition to credit quality indicators as shown in the above tables, Allowance allocations for residential mortgages, consumer loans and leases are also applied based on their performance status as

(6) Allowance for Loan and Lease Losses (the Allowance) (Continued)

December 31, 2019 and 2018, respectively. No troubled debt restructurings performing according to modified terms are included in performing residential mortgages below for the twelve months ended December 31, 2019 and 2018, respectively.

	December 31, 2019			December 31, 2018
(dollars in thousands)	Performing	Nonperforming	Total	Performing	Nonperforming	Total
Residential mortgage	$42,265	854	43,119	$40,969	969	41,938
Consumer	1,003	—	1,003	701	—	701
Leases	697	—	697	1,335	—	1,335

Total	$43,965	854	44,819	$43,005	969	43,974

        There were five nonperforming residential mortgage loans at December 31, 2019 and six at December 31, 2018 with a combined outstanding principal balance of $839 thousand and $1.9 million, respectively, which were carried at fair value and not included in the table above.

Impaired Loans

        The following tables detail the recorded investment and principal balance of impaired loans by portfolio segment, their related Allowance and interest income recognized for the periods.

	At December 31, 2019				At December 31, 2018
(dollars in thousands)	Recorded investment	Principal balance	Related allowance	Average recorded investment	Recorded investment	Principal balance	Related allowance	Average recorded investment
Impaired loans with related allowance:
Commercial mortgage	$—	—	—	—	—	—	—	—
Commercial and industrial	617	617	27	622	676	679	103	680
Small business loans	1,002	1,002	63	1,027	—	—	—	—
Home equity lines and loans	461	461	46	462	—	—	—	—
Residential mortgage	—	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—	—

Total	2,080	2,080	136	2,111	676	679	103	680

Impaired loans without related allowance:
Commercial mortgage	$2,138	2,173	—	2,162	1,929	2,379	—	1,982
Commercial and industrial	671	718	—	693	598	682	—	618
Small business loans	242	242	—	250	263	263	—	267
Home equity lines and loans	75	75	—	76	83	89	—	84
Residential mortgage	854	854	—	855	969	978	—	978
Construction	1,247	1,248	—	1,262	1,281	1,281	—	1,293

Total	5,227	5,310	—	5,298	5,123	5,672	—	5,222

Grand Total	$7,307	7,390	136	7,409	5,799	6,351	103	5,902

(6) Allowance for Loan and Lease Losses (the Allowance) (Continued)

        Interest income recognized on performing impaired loans amounted to $206 thousand and $327 thousand for the twelve months ended December 31, 2019 and 2018, respectively.

Troubled Debt Restructuring

        The restructuring of a loan is considered a "troubled debt restructuring" if both of the following conditions are met: (i) the borrower is experiencing financial difficulties, and (ii) the creditor has granted a concession. The most common concessions granted include one or more modifications to the terms of the debt, such as (a) a reduction in the interest rate for the remaining life of the debt, (b) an extension of the maturity date at an interest rate lower than the current market rate for new debt with similar risk, (c) a temporary period of interest-only payments, (d) a reduction in the contractual payment amount for either a short period or remaining term of the loan, and (e) for leases, a reduced lease payment. A less common concession granted is the forgiveness of a portion of the principal.

        The determination of whether a borrower is experiencing financial difficulties takes into account not only the current financial condition of the borrower, but also the potential financial condition of the borrower, were a concession not granted. The determination of whether a concession has been granted is very subjective in nature. For example, simply extending the term of a loan at its original interest rate or even at a higher interest rate could be interpreted as a concession unless the borrower could readily obtain similar credit terms from a different lender.

        The balance of TDRs at December 31, 2019 and 2018 are as follows:

(dollars in thousands)	December 31, 2019	December 31, 2018
TDRs included in nonperforming loans and leases	$319	1,219
TDRs in compliance with modified terms	3,599	3,047

Total TDRs	$3,918	4,266

        There were no loan and lease modifications granted during the year ended December 31, 2019 that were categorized as TDRs.

        The following table presents information regarding loan and lease modifications granted during the year ended December 31, 2018 that were categorized as TDRs:

	For the Year Ended December 31, 2018
(dollar in thousands)	Number of	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Related Allowance
Real Estate:
Commercial mortgage	1	$796	$796	$—
Land and Construction	1	1,628	1,628	—
Commercial and industrial	2	282	282	63
Small business loans	1	267	267

Total	5	$2,973	$2,973	$63

        No loan and lease modifications granted during the twelve months ended December 31, 2019 and 2018 subsequently defaulted during the same time period.

(6) Allowance for Loan and Lease Losses (the Allowance) (Continued)

        The following table presents information regarding the number of contracts by type of loan and lease modifications made for the twelve months ended December 31, 2018:

	For the Year Ended December 31, 2018
	Loan Term Extension	Interest Rate Change and Loan Term Extension
Real Estate:
Commercial Mortgage	1	—
Land and Construction	1	—
Commercial and industrial	1	1
Small business loans	1	—

Total	4	1

(7) Bank Premises and Equipment

        The components of premises and equipment at December 31, 2019 and 2018 are as follows:

(dollars in thousands)	2019	2018
Building	$4,141	3,824
Leasehold improvements	3,156	3,013
Land	600	600
Land Improvements	215	215
Furniture, fixtures and equipment	2,574	2,447
Computer equipment and data processing software	6,360	6,211
Construction in process	102	118
Less: accumulated depreciation	(8,512)	(6,790)

Total	$8,636	9,638

        Total depreciation expense for the years ended December 31, 2019 and 2018 totaled $1.7 million and $1.7 million, respectively.

(8) Deposits

        The components of deposits at December 31, 2019 and 2018 are as follows:

(dollars in thousands)	2019	2018
Demand, noninterest bearing	$139,450	126,150
Demand, interest-bearing	94,416	114,610
Savings accounts	3,231	3,097
Money market accounts	302,242	229,557
Time deposits	311,829	278,716

Total	$851,168	752,130

        The aggregate amount of time deposits in denominations over $250 thousand were $271.1 million and $233.7 milllion as of December 31, 2019 and 2018, respectively.

(8) Deposits (Continued)

        At December 31, 2019, the scheduled maturities of time deposits are as follows (in thousands):

2020	$261,473
2021	27,438
2022	727
2023	11,249
2024	10,942

$311,829

(9) Short-Term Borrowings and Long-Term Debt

        The Corporation's short-term borrowings generally consist of federal funds purchased and short-term borrowings extended under agreements with Federal Home Loan Bank of Pittsburgh. The Corporation has two Federal Funds borrowing facilities with correspondent banks: one of $15 million and one of $24 million, respectively, which are both unsecured. Federal funds purchased generally represent one-day borrowings. The Corporation had no Federal funds purchased at December 31, 2019 or December 31, 2018, respectively. The Corporation also has a facility with the Federal Reserve discount window of $10.4 million that is fully secured by investment securities and loans. There were no borrowings under this facility at December 31, 2019.

        Short-term borrowings as of December 31, 2019 consisted of short-term advances from FHLB of Pittsburgh in the amounts of $102.3 million with interest at 1.81%, $7.7 million with interest of 1.59%, $5.1 million with interest at 1.59%, $5.0 million with interest at 2.76%, $3.1 million with interest of 2.03%, as well as the acquisition note for the Wealth division that had a balance of $413 thousand as of December 31, 2019.

        Short-term borrowings as of December 31, 2018 consisted of short-term advances from FHLB of Pittsburgh in the amount of $112.5 million with interest at 2.62%, $1.8 million with an original terms of 4 years and interest at 1.70%.

        Long-term debt at December 31, 2019 consisted of the following fixed rate notes with the FHLB of Pittsburgh:

			Balance as of
(dollars in thousands)	Maturity date	Interest rate	December 31, 2019	December 31, 2018
Mid-term Repo-fixed	06/28/21	1.88%	$3,123	—
Mid-term Repo-fixed	08/10/20	2.76	—	5,000
Acquisition Purchase Note(1)	04/01/20	3.00	—	1,238

Total			$3,123	6,238

(1)
The acquisition purchase note for the Wealth division is classified as short-term borrowing at December 31, 2019.

        The FHLB of Pittsburgh had issued $102.8 million of letters of credit to the Corporation for the benefit of the Corporation's public deposit funds and loan customers. These letters of credit expire throughout 2019.

        The Corporation has a maximum borrowing capacity with the FHLB of Pittsburgh of $507.3 million and $437.2 million as of December 31, 2019 and 2018, respectively. All advances and

(9) Short-Term Borrowings and Long-Term Debt (Continued)

letters of credit from the FHLB are secured by a blanket lien on non-pledged, mortgage-related loans and securities as part of the Corporation's borrowing agreement with the FHLB.

(10) Subordinated Debentures

        In December 2008, the Bank issued $550 thousand of mandatory convertible unsecured subordinated debentures (2008 Debentures). The 2008 Debentures have a maturity date of December 18, 2023 and interest on the 2008 Debentures is paid quarterly at 6%. The 2008 Debentures are convertible into 1 share of the Bank's common stock for every $15 in principal amount of the 2008 Debentures automatically on such date, if any, as accumulated losses of the Bank first exceed the sum of the retained earnings and capital surplus accounts of the Bank. The 2008 Debentures began to repay principal in eight equal installments which commenced in December of 2016. As of December 31, 2019, $225 thousand of the 2008 Debentures remained outstanding, after pay downs of $119 thousand during 2019.

        In December 2011, the Bank issued $1.4 million of mandatory convertible unsecured subordinated debentures (2011 Debentures). The 2011 Debentures have a maturity date of December 31, 2026 and interest on the 2011 Debentures is paid quarterly at 6%. The 2011 Debentures are convertible into 1 share of the Bank's common stock for every $17 in principal amount of the 2011 Debentures automatically on such date, if any, as accumulated losses of the Bank first exceed the sum of the retained earnings and capital surplus accounts of the Bank. The 2011 Debentures began to repay principal in eight equal installments which commenced in December of 2019. As of December 31, 2019, $809 thousand of the 2011 Debentures remained outstanding, after pay downs of $116 thousand during 2019.

        In April 2013, the Bank issued $1.4 million of mandatory convertible unsecured subordinated debentures (2013 Debentures). The 2013 Debentures have a maturity date of December 31, 2028 and interest on the 2013 Debentures is paid quarterly at 6.5%. The 2013 Debentures are convertible into 1 share of the Bank's common stock for every $22 in principal amount of the 2013 Debentures automatically on such date, if any, as accumulated losses of the Bank first exceed the sum of the retained earnings and capital surplus accounts of the Bank. As of December 31, 2019, $870 thousand of the 2013 Debentures remained outstanding, after pay downs of $0 thousand during 2019.

        In June, August and September 2014, the Bank issued $3 million, $100 thousand, and $7 million of non-convertible unsecured subordinated debentures (2014 Debentures). The 2014 Debentures have maturity dates of June 30, 2024, June 30, 2024 and September 30, 2024, respectively. Interest on all three tranches of the 2014 Debentures is paid quarterly at 7.25%. As of December 31, 2019, the Corporation redeemed the remaining $7.1 million of 2014 Debentures.

        Upon formation of the bank holding company as described in detail in footnote 1, the Corporation assumed the 2008, 2011, 2013 and 2014 Debentures that were originally issued by the Bank.

        In December 2019, The Corporation issued $40 million of fixed-to-floating rate mandatory convertible unsecured subordinated debentures (2019 Debentures). The 2019 Debentures have a maturity date of December 30, 2029 and interest on the 2019 Debentures is paid semiannually at 5.375%. The debt issuance costs are included as a direct deduction from the debt liability and these costs are amortized to interest expense using the effective yield method.

        The 2008, 2011, and 2013 Debentures are includable as Tier 2 capital for determining the Bank's compliance with regulatory capital requirements (see footnote 19). The 2019 Debentures are included as Tier 2 capital for the Corporation and as Tier 1 capital for the Bank.

(11) Servicing Assets

        The Corporation sells certain residential mortgage loans and the guaranteed portion of certain SBA loans to third parties and retains servicing rights and receives servicing fees. All such transfers are accounted for as sales. When the Corporation sells a residential mortgage loan, it does not retain any portion of that loan and its continuing involvement in such transfers is limited to certain servicing responsibilities. While the Corporation may retain a portion of certain sold SBA loans, its continuing involvement in the portion of the loan that was sold is limited to certain servicing responsibilities. When the contractual servicing fees on loans sold with servicing retained are expected to be more than adequate compensation to a servicer for performing the servicing, a capitalized servicing asset is recognized. The Corporation accounts for the transfers and servicing of financial assets in accordance with ASC 860, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.

Residential Mortgage Loans

        MSRs are amortized to non-interest expense in proportion to, and over the period of, the estimated future net servicing life of the underlying assets. MSR's are evaluated quarterly for impairment based upon the fair value of the rights as compared to their amortized cost. Impairment is recognized on the income statement to the extent the fair value is less than the capitalized amount of the MSR. The Corporation serviced $60.3 million and $24.9 million of residential mortgage loans as of December 31, 2019 and 2018, respectively. During the twelve months ended December 31, 2019, the Corporation recognized servicing fee income of $372 thousand, compared to $241 thousand during the twelve months ended December 31, 2018, respectively.

        Changes in the MSR balance are summarized as follows:

	Year Ended December 31,
(dollars in thousands)	2019	2018
Balance at beginning of the period	$232	—
Servicing rights capitalized	372	241
Amortization of servicing rights	(60)	(9)
Change in valuation allowance	(98)	—

Balance at end of the period	$446	232

        Activity in the valuation allowance for MSR's was as follows:

	Year Ended December 31,
(dollars in thousands)	2019	2018
Valuation allowance, beginning of period	$—	—
Impairment	(98)	—
Recovery	—	—

Valuation allowance, end of period	$(98)	—

        The Corporation uses assumptions and estimates in determining the fair value of MSRs. These assumptions include prepayment speeds and discount rates. The assumptions used in the valuation were based on input from buyers, brokers and other qualified personnel, as well as market knowledge. At December 31, 2019, the key assumptions used to determine the fair value of the Corporation's MSRs included a lifetime constant prepayment rate equal to 13.08% and a discount rate equal to 9.00%. At

(11) Servicing Assets (Continued)

December 31, 2018, the key assumptions used to determine the fair value of the Corporation's MSRs included a lifetime constant prepayment rate equal to 11.78% and a discount rate equal to 9.5%.

        At December 31, 2019 and 2018, the sensitivity of the current fair value of the residential mortgage servicing rights to immediate 10% and 20% unfavorable changes in key economic assumptions are included in the following table.

(dollars in thousands)	December 31, 2019	December 31, 2018
Fair value of residential mortgage servicing rights	$446	$213
Weighted average life (years)	7.8	3.4
Prepayment speed	13.08%	11.78%
Impact on fair value:
10% adverse change	$(19)	$(9)
20% adverse change	(37)	(17)
Discount rate	9.00%	9.50%
Impact on fair value:
10% adverse change	$(14)	$(8)
20% adverse change	(27)	(15)

        The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. As indicated, changes in fair value based on adverse changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of an adverse variation in a particular assumption on the fair value of the MSRs is calculated without changing any other assumption; while in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments), which may magnify or counteract the effect of the change.

SBA Loans

        SBA loan servicing assets are amortized to non-interest expense in proportion to, and over the period of, the estimated future net servicing life of the underlying assets. SBA loan servicing assets are evaluated quarterly for impairment based upon the fair value of the rights as compared to their amortized cost. Impairment is recognized on the income statement to the extent the fair value is less than the capitalized amount of the SBA loan servicing asset. The Corporation serviced $18.0 million of SBA loans, as of December 31, 2019 and no SBA loans, as of December 31, 2018. During the year ended December 31, 2019, the Corporation recognized servicing fee income of $25 thousand.

        Changes in the SBA loan servicing asset balance are summarized as follows:

	Year Ended December 31,
(dollars in thousands)	2019	2018
Balance at beginning of the period	$—	—
Servicing rights capitalized	383	—
Amortization of servicing rights	(20)	—
Change in valuation allowance	(26)	—

Balance at end of the period	$337	—

(11) Servicing Assets (Continued)

        Activity in the valuation allowance for SBA loan servicing assets was as follows:

	Year Ended December 31,
(dollars in thousands)	2019	2018
Valuation allowance, beginning of period	$—	—
Impairment	(26)	—
Recovery	—	—

Valuation allowance, end of period	$(26)	—

        The Corporation uses assumptions and estimates in determining the fair value of SBA loan servicing rights. These assumptions include prepayment speeds, discount rates, and other assumptions. The assumptions used in the valuation were based on input from buyers, brokers and other qualified personnel, as well as market knowledge. At December 31, 2019, the key assumptions used to determine the fair value of the Corporation's SBA loan servicing rights included a lifetime constant prepayment rate equal to 10.77%, and a discount rate equal to 11.28%. The Corporation did not service SBA loans at December 31, 2018.

        At December 31, 2019, the sensitivity of the current fair value of the SBA loan servicing rights to immediate 10% and 20% unfavorable changes in key economic assumptions are included in the following table.

(dollars in thousands)	December 31, 2019
Fair value of SBA loan servicing rights	$337
Weighted average life (years)	4.3
Prepayment speed	10.77%
Impact on fair value:
10% adverse change	$(12)
20% adverse change	(23)
Discount rate	11.28%
Impact on fair value:
10% adverse change	$(9)
20% adverse change	(18)

        The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. As indicated, changes in fair value based on adverse changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of an adverse variation in a particular assumption on the fair value of the SBA servicing rights is calculated without changing any other assumption; while in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments), which may magnify or counteract the effect of the change.

(12) Lease Commitments

        The Corporation leases seventeen branch spaces from third parties under operating lease agreements expiring at different periods through February 2030. Under all current agreements, the Corporation is responsible for its portion of real estate taxes, utilities, insurance, and repairs and maintenance.

(12) Lease Commitments (Continued)

        Total rental expense for the years ended December 31, 2019 and 2018 was $1.3 million and $1.4 million, respectively. Future minimum lease payments by year and in the aggregate, under these lease agreements, are as follows:

        Future minimum lease payments

(dollars in thousands)
2020	$1,133
2021	1,027
2022	857
2023	750
2024	764
Thereafter	3,319

$7,850

(13) Stock-Based Compensation

        The Corporation has issued stock options under the Meridian Bank 2004 Stock Option Plan (2004 Plan). The 2004 Plan authorized the Board of Directors to grant options up to an aggregate of 446,091 shares, as adjusted for the 5% stock dividends in 2012, 2014 and 2016 to officers, other employees and directors of the Corporation. No additional shares are available for future grants. The shares granted under the 2004 Plan to directors are nonqualified options. The shares granted under the 2004 Plan to officers and other employees are incentive stock options, and are subject to the limitations under Section 422 of the Internal Revenue Code.

        The Meridian Bank 2016 Equity Incentive Plan (2016 Plan) was amended on May 24, 2018 to authorize the Board of Directors to grant up to an aggregate of 686,900 awards, as adjusted for the 2016 5% stock dividend. A total of 128,450 options have been granted under the 2016 Plan through December 31, 2019. Options granted under the 2016 Plan to directors are nonqualified options, while options granted to officers and other employees are incentive stock options, and are subject to the limitations under Section 422 of the Internal Revenue Code.

        Stock-based compensation cost is measured at the grant date, based on the fair value of the award and is recognized as an expense over the vesting period. The fair value of stock option grants is determined using the Black-Scholes pricing model. The assumptions necessary for the calculation of the fair value are expected life of options, annual volatility of stock price, risk-free interest rate and annual dividend yield.

        All awards granted under the 2016 Plan to date have a term that does not exceed ten years and vest 25% upon grant and become fully exercisable after three years of service from the grant date.

(13) Stock-Based Compensation (Continued)

        The following table provides information about options outstanding as of December 31, 2019 and 2018:

	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2017	211,915	$14.99	$4.00
Exercised	(14,508)	12.43	3.44
Granted	79,450	17.70	5.49
Forfeited	(2,787)	17.94	4.27

Outstanding at December 31, 2018	274,070	15.88	4.46
Exercised	(689)	11.79	3.89
Granted	73,000	17.03	4.90

Outstanding at December 31, 2019	346,381	16.13	4.55

Exercisable at December 31, 2019	240,208	15.52	4.34
Nonvested at December 31, 2019	106,173	$17.49	$5.03

        The weighted average remaining contractual life of the outstanding stock options at December 31, 2019 is 7.2 years. The range of exercise prices is $9.88 to $19.00. The aggregate intrinsic value of options outstanding and exercisable was $240 thousand as of December 31, 2019.

        The fair value of each option granted in 2019 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, risk-free interest rate of between 1.95% and 2.61%, expected life of 5.75 years, and expected volatility of between 22.44% and 22.48% based on an average of the Corporation's share price since going public and the expected volatility of similar public financial institutions in the Corporation's market area for the period before the Corporation went public. The weighted average fair value of options granted in 2019 was $4.84 to $5.30 per share.

        The fair value of each option granted in 2018 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, risk-free interest rate of between 2.84% and 3.06%, expected life of 5.75 years, and expected volatility of 19.68% and 26.11% based on an average of the Corporation's share price since going public and the expected volatility of similar public financial institutions in the Corporation's market area. The weighted average fair value of options granted in 2018 was $4.87 to $5.52 per share.

        Total stock compensation cost for the twelve months ended December 31, 2019 and December 31, 2018 was $272 thousand and $293 thousand, respectively. During the twelve months ended December 31, 2019, the Corporation received $128 thousand from the exercise of stock options. There were no tax benefits recognized related to stock compensation cost for the twelve months ended December 31, 2019.

        In accordance with ASU 2016-09—Compensation—Stock Compensation (ASU 2016-09), forfeitures are recognized as they occur instead of applying an estimated forfeiture rate to each grant. For purposes of the determination of stock-based compensation expense for the year ended December 31, 2019, we did not recognize any forfeitures of shares of stock options that were granted to officers and other employees.

(13) Stock-Based Compensation (Continued)

        As of December 31, 2019, there was $350 thousand of unrecognized compensation cost related to nonvested stock options. This cost will be recognized over a weighted average period of 1.14 years.

(14) Income Taxes

        The components of the federal and state income tax expense for the years ended December 31, 2019 and 2018 are as follows:

(dollars in thousands)	2019	2018
Federal:
Current	$3,287	2,413
Deferred	(489)	(288)

	2,798	2,125

State:
Current	249	207
Deferred	(14)	(5)

	235	202

Totals	$3,033	2,327

        A reconciliation of the statutory income tax at 21% to the income tax expense included in the statement of operations is as follows for 2019 and 2018, respectively:

(dollars in thousands)	2019		2018
Federal income tax at statutory rate	$2,838	21.0%	2,203	21.0%
State tax expense, net of federal benefit	186	1.4	160	1.5
Tax exempt interest	(65)	(0.5)	(92)	(0.9)
Bank owned life insurance	(61)	(0.5)	(63)	(0.6)
Incentive stock options	66	0.5	52	0.5
Other	69	0.5	67	0.6

Effective income tax rate	$3,033	22.4%	2,327	22.1%

(14) Income Taxes (Continued)

        The components of the net deferred tax asset at December 31, 2019 and 2018 are as follows:

(dollars in thousands)	2019	2018
Deferred tax assets:
Allowance for loan and lease losses	$2,111	1,802
Litigation reserve	220	—
Intangibles	58	74
Accrued incentive compensation	176	—
Accrued retirement	432	380
Unrealized loss on available for sale securities	2	118
Deferred rent	142	155
Mortgage repurchase reserve	16	15
Other	78	169

Total deferred tax asset	3,235	2,713

Deferred tax liabilities:
Property and equipment	(388)	(524)
Loan servicing rights	(183)	—
Mortgage pipeline fair-value adjustment	(77)	(80)
Hedge instrument fair-value adjustment	(41)	(16)
Prepaid expenses	(152)	(131)
Deferred loan costs	(279)	(234)
Total deferred tax liability	(1,120)	(985)

Net deferred tax asset	$2,115	1,728

        The effective tax rates for the twelve-month periods ended December 31, 2019 and 2018 were 22.4% and 22.1% respectively. The increase in rate from 22.1% to 22.4% between 2018 and 2019 was directly related to a decrease in the impact of tax exempt interest.

        Under ASC 740, Income Taxes, the effect of income tax law changes on deferred taxes should be recognized as a component of income tax expense related to continuing operations in the period in which the law is enacted. This requirement applies not only to items initially recognized in continuing operations, but also to items initially recognized in other comprehensive income. During 2019 and 2018 we did not recognize income tax expense related to tax reform.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deferred tax assets.

        As of December 31, 2019, the Corporation had an investment in low income housing tax credits of $1.5 million on which it recognized tax credits of $224 thousand, amortization of $245 thousand and tax benefits from losses of $33 thousand during the year ended December 31, 2019.

(15) Revenue from Contracts with Customers

        All of the Corporation's revenue from contracts with customers in the scope of FASB ASU 2014-09 (Topic 606), "Revenue for Contracts with Customers" (ASC 606) is recognized within noninterest income. The following table presents the Corporation's noninterest income by revenue stream and reportable segment for the year ended December 31, 2019 (in accordance with ASC 606), and for the year ended December 31, 2018 (in accordance with ASC 605—Revenue Recognition) as the Corporation adopted ASC 606 as of December 31, 2019. Items for the year ended December 31, 2019 outside the scope of ASC 606 are noted as such.

	Year Ended December 31, 2019				Year Ended December 31, 2018
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Non-interest Income
Mortgage banking income(1)	$268	—	25,899	26,167	$124	—	26,063	26,187
Wealth management income	92	3,532	—	3,624	200	3,717	—	3,917
SBA income(1)	1,448	—	—	1,448	—	—	—	—
Net change in fair values(1)	(29)	—	518	489	—	—	(368)	(368)
Earnings on investment in life insurance(1)	290	—	—	290	300	—	—	300
Gain on sale of securities(1)	165	—	—	165	—	—	—	—
Dividends on FHLB stock(1)	430	—	—	430	168	—	—	168
Service charges on deposit accounts	110	—	—	110	115	—	—	115
Other(2)	819	—	(444)	375	1,058	—	978	2,036

Non-interest income	$3,593	3,532	25,973	33,098	$1,965	3,717	26,673	32,355

(1)
Not within the scope of ASC 606.

(2)
Other operating non-interest income includes wire transfer fees, ATM/debit card commissions, and title fee income totaling $621 thousand and $530 thousand for the years ended December 31, 2019 and 2018, respectively, which are in the scope of ASC 606.

        A description of the Corporation's primary revenue streams accounted for under ASC 606 follows:

        Wealth Management Income:    The Corporation earns wealth management fee income from investment advisory services provided to individual and 401k customers. Fees that are determined based on the market value of the assets held in their accounts are generally billed quarterly, in arrears, based on the market value of assets at the end of the previous billing period. Other related services that are based on a fixed fee schedule are recognized when the services are rendered. Fees that are transaction based, including trade execution services, are recognized at the point in time that the transaction is executed, i.e. the trade date. Included in other assets on the balance sheet is a receivable for wealth management fees that have been earned but not yet collected.

        Service Charges on Deposit Accounts:    The Corporation earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Corporation fulfills the customer's request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Corporation satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer's account balance.

        Gains/Losses on Sales of OREO:    The Corporation records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. There were no such sales of OREO for the years ended December 31, 2019 or 2018.

(16) Transactions with Executive Officers, Directors and Principal Stockholders

        The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties). Loans receivable from related parties totaled $3.7 million and $3.5 million at December 31, 2019 and 2018, respectively. Advances and repayments during 2019 totaled $8.7 million and $8.5 million respectively. Advances and repayments during 2018 totaled $5.6 million and $3.5 million respectively. Deposits of related parties totaled $20.2 million and $17.8 million at December 31, 2019 and 2018, respectively. Subordinated debt held by related parties totaled $519 thousand and $616 thousand at December 31, 2019 and 2018, respectively.

        The Corporation paid legal fees of $16 thousand and $32 thousand to a law firm of a director for the years ended December 31, 2019 and 2018, respectively.

(17) Financial Instruments with Off-Balance Sheet Risk, Commitments and Contingencies

        The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

        The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

        A summary of the Corporation's financial instrument commitments at December 31, 2019 and 2018 is as follows:

(dollars in thousands)	2019	2018
Commitments to grant loans and commitments under lines of credit	$327,788	290,614
Letters of credit	9,750	5,158

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

        Outstanding letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Corporation requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2019 and 2018 for guarantees under standby letters of credit issues is not material.

(17) Financial Instruments with Off-Balance Sheet Risk, Commitments and Contingencies (Continued)

        Included in commitments to grant loans are mortgage loan commitments of $72.9 million and $33.4 million in 2019 and 2018, respectively, which included interest rate lock commitments. These rate lock commitments represent an agreement to extend credit to a mortgage loan applicant whereby the interest rate on the loan is set prior to funding. The loan commitment binds the Corporation to lend funds to a potential borrower at the specified rate, regardless of whether interest rates change between the commitment date and the loan funding date. The Corporation's loan commitments generally range between 30 and 90 days; however, the borrower is not obligated to obtain the loans. As such, these commitments are subject to interest rate risk and related price risk during the period from interest rate lock commitment through the loan funding date or expiration date. The Corporation economically hedges its mandatory sales channel using the forward sale of mortgage-backed securities, in addition to best-efforts forward sale commitments to substantially eliminate these risks. At December 31, 2019 and 2018, the Corporation had a notional amount of $62.8 million and $26.5 million, respectively. At December 31, 2019 and 2018, the Corporation had best efforts forward sale commitments to sell loans amounting to $18.6 million and $9.3 million, respectively. The Corporation is only obligated to settle the forward sale commitment if the loan closes in accordance with the terms of the interest rate lock commitment. The Corporation's forward sale commitments generally expire within 90 days.

        Loans sold under FHA or investor programs are subject to repurchase or indemnification if they fail to meet the origination criteria of those programs. In addition, loans sold to investors may be subject to repurchase or indemnification if the loan is two or three months delinquent during a set period that usually varies from the first six months to a year after the loan is sold. At December 31, 2019 there were no indemnification or repurchase requests pending. Although repurchases and losses have been infrequent, repurchase reserves of $71 thousand and $68 thousand were recorded as of December 31, 2019 and 2018. There were no such repurchases for the year ended December 31, 2019.

(18) Recent Litigation

        In the ordinary course of business, the Corporation and its subsidiaries are routinely defendants in or parties to pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants. These actions and proceedings are generally based on alleged violations of banking, employment, contract and other laws. In some of these actions and proceedings, claims for substantial monetary damages are asserted against the Corporation and its subsidiaries. In the ordinary course of business, the Corporation and its subsidiaries are also subject to regulatory and governmental examinations, information gathering requests, inquiries, investigations, and threatened legal actions and proceedings. In connection with formal and informal inquiries by federal, state, and local agencies, the Corporation and its subsidiaries receive numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of their activities.

        On November 21, 2017, three former employees of the mortgage-banking division of the Bank filed suit in the United States District Court for the Eastern District of Pennsylvania, Juan Jordan et al. v. Meridian Bank, Thomas Campbell and Christopher Annas, against the Bank purporting to be a class and collective action seeking unpaid and overtime wages under the Fair Labor Standards Act of 1938, the New Jersey Wage and Hour Law, and the Pennsylvania Minimum Wage Act of 1968 on behalf of similarly situated plaintiffs. In September 2019, plaintiffs' counsel and the Bank agreed to move forward with non-binding mediation. Although the Bank believes it had strong and meritorious defenses, given the expense and inconvenience of litigation, on July 24, 2019 through mediation, the Bank reached an agreement in principle with the plaintiffs to settle this litigation for $990 thousand in total. The Bank had a litigation reserve of $990 thousand at December 31, 2019. The parties submitted a negotiated settlement agreement to the court, and received final court approval on December 19,

(18) Recent Litigation (Continued)

2019. On February 29, 2020 the Bank made a payment, which included additional minor expenses, of $1.0 million in final settlement of this matter.

(19) Regulatory Matters

        The Bank and the Corporation are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank and the Corporation must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's and the Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank and the Corporation to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2019, that the Bank and the Corporation meets all capital adequacy requirements to which it is subject.

        As of December 31, 2019, the Federal Deposit Insurance Corporation categorized the Bank and the Corporation as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's and the Corporation's category.

        The Bank is subject to certain restrictions on the amount of dividends that it may declare and pay to the Corporation due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.

(19) Regulatory Matters (Continued)

        The Banks's and the Corporation's actual capital amounts and ratios at December 31, 2019 and 2018 are presented below. The Corporation was not subject to these regulatory capital requirements as of December 31, 2018 and therefore the presentation below is for Bank only as of December 31, 2018.

	December 31, 2019
	Actual		For capital adequacy purposes*		To be well capitalized under prompt corrective action provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)
Corporation	$166,471	16.10%	$108,576	10.50%	$103,405	10.00%
Bank	166,360	16.09%	108,571	10.50%	103,401	10.00%
Common equity tier 1 capital (to risk-weighted assets)
Corporation	115,934	11.21%	72,384	7.00%	67,214	6.50%
Bank	154,881	14.98%	72,381	7.00%	67,211	6.50%
Tier 1 capital (to risk-weighted assets)
Corporation	115,934	11.21%	87,895	8.50%	82,724	8.00%
Bank	154,881	14.98%	87,891	8.50%	82,721	8.00%
Tier 1 capital (to average assets)
Corporation	115,934	10.55%	43,973	4.00%	54,966	5.00%
Bank	154,881	14.08%	44,013	4.00%	55,017	5.00%

	December 31, 2018—as revised
	Actual		For capital adequacy purposes*		To be well capitalized under prompt corrective action provisions
(dollars in thousands):	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)	$122,262	13.66%	$71,585	8.00%	$89,481	10.00%
Common equity tier 1 capital (to risk-weighted assets)	104,881	11.72%	40,266	4.50%	58,163	6.50%
Tier 1 capital (to risk-weighted assets)	104,881	11.72%	53,689	6.00%	71,585	8.00%
Tier 1 capital (to average assets)	104,881	11.16%	37,581	4.00%	46,977	5.00%

*
Does not include capital conservation buffer of 1.250% for 2019 and 1.875% for 2018

(20) Fair Value Measurements and Disclosures

        The Corporation uses fair value measurements to record fair value adjustments to certain assets and liabilities. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

(20) Fair Value Measurements and Disclosures (Continued)

        The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation techniques or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

        In accordance with this guidance, the Corporation groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

        Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

        Level 2—Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

        Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

        For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2019 and 2018 are as follows:

	December 31, 2019
(dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale:
U.S. asset backed securities	$11,866	—	11,866	—
U.S. government agency mortgage-backed securities	5,497	—	5,497	—
U.S. government agency collateralized mortgage obligations	35,223	—	35,223	—
State and municipal securities	6,270	—	6,270	—
Investments in mutual funds	1,009	—	1,009	—
Mortgage loans held-for-sale	33,704	—	33,704	—
Mortgage loans held-for-investment	10,546	—	10,546	—
Mortgage servicing rights	446	—	—	446
SBA loan servicing rights	337	—	—	337
Interest rate lock commitments	504	—	—	504
Customer derivatives—Interest rate swaps	382	—	382	—

Total	$105,784	—	104,497	1,287

(20) Fair Value Measurements and Disclosures (Continued)

	December 31, 2018
(dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale:
U.S. government agency mortgage-backed securities	$23,866	—	23,866	—
U.S. government agency collateralized mortgage obligations	14,664	—	14,664	—
State and municipal securities	10,919	—	10,919	—
Investments in mutual funds and other equity securities	979	—	979	—
Mortgage loans held-for-sale	37,695	—	37,695	—
Mortgage loans held-for-investment	11,422	—	11,422	—
Mortgage servicing rights	213	—	—	213
Interest rate lock commitments	310	—	—	310
Customer derivatives—Interest rate swaps	141	—	141	—

Total	$100,209	—	99,686	523

        Assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2019 and 2018 are as follows:

	December 31, 2019
(dollars in thousands)	Total	Level 1	Level 2	Level 3
Impaired loans(1)	$7,307	—	—	7,307
Other real estate owned(2)	120	—	—	120

Total	$7,427	—	—	7,427

	December 31, 2018
(dollars in thousands)	Total	Level 1	Level 2	Level 3
Impaired loans(1)	$5,799	—	—	5,799
Other real estate owned(2)	—	—	—	—

Total	$5,799	—	—	5,799

(1)
Impaired loans are those in which the Corporation has measured impairment generally based on the fair value of the loan's collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

(2)
Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are carried at fair value less estimated cost to sell. Fair value is based upon independent market prices or appraised value of the property. These assets are included in Level 3 fair value based upon the lowest level of input that is significant to the fair value measurement. Appraised values may be discounted based on management's expertise, historical knowledge, changes in market conditions from the time of valuation and/or estimated costs to sell.

        Below is management's estimate of the fair value of all financial instruments, whether carried at cost or fair value on the Corporation's balance sheet. The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between

(20) Fair Value Measurements and Disclosures (Continued)

the Corporation's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair value of the Corporation's financial instruments:

(a)   Cash and Cash Equivalents

        The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

(b)   Securities

        The fair value of securities available-for-sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted prices.

(c)   Mortgage Loans Held-for-Sale

        The fair value of loans held for sale is based on secondary market prices.

(d)   Loans Receivable

        The fair value of loans receivable is estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value below is reflective of an exit price.

(e)   Mortgage Loans Held-for-Investment

        The fair value of mortgage loans held for investment is based on the price secondary markets are currently offering for similar loans using observable market data.

(f)    Loan Servicing Rights

        The Corporation estimates the fair value of mortgage servicing rights and SBA servicing rights using discounted cash flow models that calculate the present value of estimated future net servicing income. The model uses readily available prepayment speed assumptions for the interest rates of the portfolios serviced. These servicing rights are classified within Level 3 in the fair value hierarchy based upon management's assessment of the inputs. The Corporation reviews the servicing rights portfolios on a quarterly basis for impairment.

(g)   Impaired Loans

        Impaired loans are those in which the Corporation has measured impairment generally based on the fair value of the loan's collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

(20) Fair Value Measurements and Disclosures (Continued)

(h)   Restricted Investment in Bank Stock

        The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

(i)    Accrued Interest Receivable and Payable

        The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

(j)    Deposit Liabilities

        The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

(k)   Short-Term Borrowings

        The carrying amounts of short-term borrowings approximate their fair values.

(l)    Long-Term Debt

        Fair values of FHLB advances and the acquisition purchase note payable are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

(m)  Subordinated Debt

        Fair values of junior subordinated debt are estimated using discounted cash flow analysis, based on market rates currently offered on such debt with similar credit risk characteristics, terms and remaining maturity.

(n)   Off-Balance Sheet Financial Instruments

        Off-balance sheet instruments are primarily comprised of loan commitments, which are generally priced at market at the time of funding. Fees on commitments to extend credit and stand-by letters of credit are deemed to be immaterial and these instruments are expected to be settled at face value or expire unused. It is impractical to assign any fair value to these instruments and as a result they are not included in the table below. Fair values assigned to the notional value of interest rate lock commitments and forward sale contracts are based on market quotes.

(o)   Derivative Financial Instruments

        The fair value of forward commitments and interest rate swaps is based on market pricing and therefore are considered Level 2. Derivatives classified as Level 3 consist of interest rate lock commitments related to mortgage loan commitments. The determination of fair value includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is

(20) Fair Value Measurements and Disclosures (Continued)

a significant unobservable assumption. A significant increase or decrease in the external market price would result in a significantly higher or lower fair value measurement.

        The estimated fair values of the Corporation's financial instruments at December 31, 2019 and 2018 are as follows:

		December 31, 2019		December 31, 2018
(dollars in thousands)	Fair Value Hierarchy Level	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash and cash equivalents	Level 1	$39,371	39,371	23,952	23,952
Securities available-for-sale	Level 2	58,856	58,856	50,428	50,428
Securities held-to-maturity	Level 2	8,780	9,003	12,741	12,655
Equity investments	Level 2	1,009	1,009	—	—
Mortgage loans held-for-sale	Level 2	33,704	33,704	37,695	37,695
Loans receivable, net	Level 3	954,164	973,057	818,631	820,512
Mortgage loans held-for-investment	Level 2	10,546	10,546	11,422	11,422
Interest rate lock commitments	Level 3	504	504	310	310
Forward commitments	Level 2	6	6	—	—
Restricted investment in bank stock	Level 3	8,072	8,072	7,002	7,002
Mortgage servicing rights	Level 3	446	446	232	213
SBA loan servicing rights	Level 3	337	337	—	—
Accrued interest receivable	Level 3	3,148	3,148	2,889	2,889
Customer derivatives—Interest rate swaps	Level 2	382	382	141	141
Financial liabilities:
Deposits	Level 2	851,168	880,400	752,130	744,300
Short-term borrowings	Level 2	123,676	123,678	114,300	114,300
Long-term debt	Level 2	3,123	3,123	6,238	6,240
Subordinated debentures	Level 2	40,962	40,962	9,239	9,396
Accrued interest payable	Level 2	1,088	1,088	305	305
Interest rate lock commitments	Level 3	157	157	40	40
Forward commitments	Level 2	119	119	176	176
Customer derivatives—Interest rate swaps	Level 2	431	431	161	161

Off-balance sheet financial instruments:		Notional amount	Fair value	Notional amount	Fair value
Commitments to extend credit	Level 2	$327,788	504	290,614	310
Letters of credit	Level 2	9,750	—	5,158	—

        The following table includes a rollforward of interest rate lock commitments for which the Corporation utilized Level 3 inputs to determine fair value on a recurring basis for the years ended December 31, 2019 and 2018.

	Year Ended December 31,
	2019	2018
Balance at beginning of the period	$310	344
(Decrease) increase in value	194	(34)

Balance at end of the period	$504	310

(20) Fair Value Measurements and Disclosures (Continued)

Valuation Techniques for Level 3 interest rate lock commitments as of December 31, 2019	Fair Value Level 3	Valuation Technique	Significant Unobservable Input	Range of Inputs	Weighted Average
Interest rate lock commitments	$504	Market comparable pricing	Pull through	1 - 99%	91.70%

        Losses of $78 thousand and gains of $40 thousand due to changes in the fair value of interest rate lock commitments which are classified as Level 3 assets and liabilities for the twelve months ended December 31, 2019 and 2018, respectively, are recorded in non-interest income as net change in the fair value of derivative instruments in the Corporation's consolidated statements of income.

(21) Derivative Financial Instruments

Risk Management Objective of Using Derivatives

        The Corporation is exposed to certain risk arising from both its business operations and economic conditions. The Corporation principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Corporation manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Corporation enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Corporation's derivative financial instruments are used to manage differences in the amount, timing, and duration of the Corporation's known or expected cash receipts and its known or expected cash payments principally related to the Corporation's loan portfolio.

Mortgage Banking Derivatives

        In connection with its mortgage banking activities, the Corporation enters into commitments to originate certain fixed rate residential mortgage loans for customers, also referred to as interest rate locks. In addition, the Corporation enters into forward commitments for the future sales or purchases of mortgage-backed securities to or from third-party counterparties to hedge the effect of changes in interest rates on the values of both the interest rate locks and mortgage loans held for sale. Forward sales commitments may also be in the form of commitments to sell individual mortgage loans or interest rate locks at a fixed price at a future date. The amount necessary to settle each interest rate lock is based on the price that secondary market investors would pay for loans with similar characteristics, including interest rate and term, as of the date fair value is measured. Interest rate lock commitments and forward commitments are recorded within other assets/liabilities on the consolidated balance sheets, with changes in fair values during the period recorded within net change in the fair value of derivative instruments on the unaudited consolidated statements of income.

Customer Derivatives—Interest Rate Swaps

        Derivatives not designated as hedges are not speculative and result from a service the Corporation provides to certain customers to swap a fixed rate product for a variable rate product, or vice versa. The Corporation executes interest rate derivatives with commercial banking customers to facilitate their respective risk management strategies. Those interest rate derivatives are simultaneously hedged by offsetting derivatives that the Corporation executes with a third party, such that the Corporation minimizes its net interest rate risk exposure resulting from such transactions. As the interest rate derivatives associated with this program do not meet the strict hedge accounting requirements, changes

(21) Derivative Financial Instruments (Continued)

in the fair value of both the customer derivatives and the offsetting derivatives are recognized directly in earnings.

        The following table presents a summary of the notional amounts and fair values of derivative financial instruments:

		December 31, 2019		December 31, 2018
(dollars in thousands)	Balance Sheet Line Item	Notional Amount	Asset (Liability) Fair Value	Notional Amount	Asset (Liability) Fair Value
Interest Rate Lock Commitments
Positive fair values	Other assets	$47,660	504	27,188	310
Negative fair values	Other liabilities	22,663	(157)	6,218	(40)

Total		70,323	347	33,406	270
Forward Commitments
Positive fair values	Other assets	4,500	6	—	—
Negative fair values	Other liabilities	58,250	(119)	26,500	(176)

Total		62,750	(113)	26,500	(176)
Customer Derivatives—Interest Rate Swaps
Positive fair values	Other assets	3,271	382	3,330	141
Negative fair values	Other liabilities	3,271	(431)	3,330	(161)

Total		6,541	(49)	6,660	(20)

Total derivative financial instruments		$139,614	185	66,566	74

        Interest rate lock commitments are considered Level 3 in the fair value hierarchy, while the forward commitments and interest rate swaps are considered Level 2 in the fair value hierarchy.

        The following table presents a summary of the fair value gains and losses on derivative financial instruments:

	Year Ended December 31,
(dollars in thousands)	2019	2018
Interest Rate Lock Commitments	$77	(40)
Forward Commitments	63	(101)
Customer Derivatives—Interest Rate Swaps	(29)	(20)

Net fair value gains (losses) on derivative financial instruments	$111	(161)

        Realized gains/(losses) on derivatives were $(816) thousand and $627 thousand for the year ended December 31, 2019 and 2018, respectively, and are included in other non-interest income in the consolidated statements of income.

(22) Segments

        ASC Topic 280—Segment Reporting identifies operating segments as components of an enterprise which are evaluated regularly by the Corporation's Chief Operating Decision Maker, our Chief

(22) Segments (Continued)

Executive Officer, in deciding how to allocate resources and assess performance. The Corporation has applied the aggregation criterion set forth in this codification to the results of its operations.

        Our Banking segment consists of commercial and retail banking. The Banking segment generates interest income from its lending (including leasing) and investing activities and is dependent on the gathering of lower cost deposits from its branch network or borrowed funds from other sources for funding its loans, resulting in the generation of net interest income. The Banking segment also derives revenues from other sources including gains on the sale of available for sale investment securities, gains on the sale of residential mortgage loans, service charges on deposit accounts, cash sweep fees, overdraft fees, BOLI income, title insurance fees, and other less significant non-interest income.

        Meridian Wealth, a registered investment advisor and wholly-owned subsidiary of the Bank, provides a comprehensive array of wealth management services and products and the trusted guidance to help its clients and our banking customers prepare for the future. The unit generates non-interest income through advisory fees.

        Meridian's mortgage banking segment ("Mortgage") consists of one central loan production facility and several retail and profit sharing loan production offices located throughout the Delaware Valley. The Mortgage segment originates 1 - 4 family residential mortgages and sells nearly all of its production to third party investors. The unit generates net interest income on the loans it originates and holds temporarily, then earns fee income (primarily gain on sales) at the time of the sale. The unit also recognizes income from document preparation fees, changes in portfolio pipeline fair values and related net hedging gains.

(22) Segments (Continued)

        The table below summarizes income and expenses, directly attributable to each business line, which has been included in the statement of operations.

	Year Ended December 31, 2019				Year Ended December 31, 2018
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$36,019	65	252	36,336	$31,807	289	561	32,657
Provision for loan losses	901	—	—	901	1,577	—	—	1,577

Net interest income after provision	35,118	65	252	35,435	30,230	289	561	31,080

Non-interest Income
Mortgage banking income	268	—	25,899	26,167	124	—	26,063	26,187
Wealth management income	92	3,532	—	3,624	200	3,717	—	3,917
SBA income	1,448	—	—	1,448	—	—	—	—
Net change in fair values	(29)	—	518	489	—	—	(368)	(368)
Other	1,814	—	(444)	1,370	1,641	—	978	2,619

Non-interest income	3,593	3,532	25,973	33,098	1,965	3,717	26,673	32,355

Non-interest Expense
Salaries and employee benefits	16,408	2,194	16,555	35,157	13,803	1,897	19,094	34,794
Occupancy and equipment	2,166	126	1,514	3,806	2,114	131	1,534	3,779
Professional fees	1,494	18	1,102	2,614	1,709	21	432	2,162
Advertising and promotion	1,502	347	626	2,475	1,197	432	726	2,355
Other	6,362	580	4,025	10,967	5,285	752	3,818	9,855

Non-interest expense	27,932	3,266	23,822	55,019	24,108	3,233	25,604	52,945

Operating Margin	$10,780	331	2,403	13,514	$8,087	773	1,630	10,490

Total Assets	$1,112,862	5,234	31,923	1,150,019	$951,224	6,146	40,110	997,480

(23) Recent Accounting Pronouncements

        As an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012 ("JOBS Act"), the Bank is permitted an extended transition period for complying with new or revised accounting standards affecting public companies. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1,070,000,000 or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the end of the fiscal year in which the market value of our equity securities that are held by non-affiliates exceeds $700 million as of June 30 of that year. We have elected to take advantage of this extended transition period, which means that the financial statements included herein, as well as any financial statements that we file in the future, will not be subject to all new or revised accounting standards generally applicable to public companies for the transition period for so long as we remain an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period under the JOBS Act. If we do so, we will prominently disclose this decision in the first periodic report following our decision, and such decision is irrevocable. As a filer under the JOBS Act, we will implement new accounting standards subject to the effective dates required for non-public entities.

(23) Recent Accounting Pronouncements (Continued)

Adopted Pronouncements in 2019:

FASB ASU 2014-09 (Topic 606), "Revenue from Contracts with Customers"

        The Corporation adopted ASU 2014-09 and all subsequent amendments to the ASU (collectively, "ASC 606"), which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as OREO. The majority of the Corporation's revenues come from interest income and other sources, including loans, leases, investment securities and derivatives, that are outside the scope of ASC 606. The Corporation's services that fall within the scope of ASC 606 are presented within noninterest income and are recognized as revenue as the Corporation satisfies its obligation to the customer. Services within the scope of ASC 606 include wealth management fee income, service charges on deposits, and the net gain on sale of OREO. Refer to Note 15, "Revenue from Contracts with Customers," in the accompanying notes to the consolidated financial statements for further discussion on the Corporation's accounting policies for revenue sources within the scope of ASC 606. The Corporation adopted ASC 606 on December 31, 2019 using the modified retrospective method. The adoption of this ASU did not have a material impact to our consolidated financial statements and required the Corporation to make the revenue disclosures as detailed in note 15.

FASB ASU 2017-05 (Topic 610), "Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets"

        Issued in February 2017, ASU 2017-05 provides clarification of the scope of ASC 610-20. Specifically, the new guidance clarifies that ASC 610-20 applies to nonfinancial assets which do not meet the definition of a business or not-for-profit activity. Further, the new guidance clarifies that a financial asset is within the scope of ASC 610-20 if it meets the definition of an in-substance nonfinancial asset which is defined as a financial asset promised to a counterparty in a contract where substantially all of the assets promised are nonfinancial. Finally, the new guidance clarifies that each distinct nonfinancial asset and insubstance nonfinancial asset should be derecognized when the counterparty obtains control of it. The Corporation adopted this ASU on December 31, 2019 at the same time we adopted ASU 2014-09. The adoption of this ASU did not have a material impact to our consolidated financial statements or disclosures.

FASB ASU 2016-15 (Topic 230), "Classification of Certain Cash Receipts and Cash Payments"

        Issued in August 2016, ASU 2016-15 provides guidance on eight specific cash flow issues and their disclosure in the consolidated statements of cash flows. The issues addressed include debt prepayment, settlement of zero-coupon debt, contingent consideration in business combinations, proceeds from settlement of insurance claims, proceeds from settlement of BOLI, distributions received from equity method investees, beneficial interests in securitization transactions, and separately identifiable cash flows and application of the Predominance principle. ASU 2016-15 is effective for public companies for the annual and interim periods in fiscal years beginning after December 15, 2017, with early adoption permitted. For non-public companies ASU 2016-15 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Corporation adopted ASU 2016-15 on December 31, 2019. Upon the adoption of this ASU the Corporation recorded $98 thousand from the prepayment of subordinated debt as a financing activity in the consolidated statement of cash flows for the year ended December 31, 2019 instead of as an operating activity.

(23) Recent Accounting Pronouncements (Continued)

FASB ASU 2016-01 (Subtopic 825-10), "Financial Instruments—Overall, Recognition and Measurement of Financial Assets and Financial Liabilities"

        The Corporation adopted ASU 2016-01 which requires that equity investments be measured at fair value with changes in fair value recognized in net income. The Corporation's equity investments with a readily determinable fair value are currently included within equity securities and are measured at fair value with changes in fair value recognized in net income. In connection with the adoption of this ASU, the Corporation elected the practicability exception to fair value measurement for investments in equity securities without a readily determinable fair value (other than our Federal Home Loan Bank ("FHLB") and Atlantic Central Bankers Bank stock, which are outside of the scope of this ASU). Under the practicability exception, the investments are measured at cost, less impairment, plus or minus observable price changes (in orderly transactions) of an identical or similar investment of the same issuer. The adoption of this ASU did not have a material impact on our consolidated financial statements and related disclosures. Additionally, upon adoption of this ASU we continued to disclose the fair value of loans using an "exit price".

Pronouncements Not Effective as of December 31, 2019:

FASB ASU 2017-01 (Topic 805), "Business Combinations"

        Issued in January 2017, ASU 2017-01 clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. ASU 2017-01 is effective for public companies for annual periods beginning after December 15, 2017 including interim periods within those periods, while for non-public companies the ASU is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The adoption of this standard on January 1, 2020 did not have a material impact on the Corporation's consolidated financial statements and related disclosures.

FASB ASU 2016-13 (Topic 326), "Measurement of Credit Losses on Financial Instruments"

        Issued in June 2016, ASU 2016-13 significantly changes how companies measure and recognize credit impairment for many financial assets. This ASU requires businesses and other organizations to measure the current expected credit losses ("CECL") on financial assets, such as loans, net investments in leases, certain debt securities, bond insurance and other receivables. The amendments affect entities holding financial assets and net investments in leases that are not accounted for at fair value through net income. Current GAAP requires an incurred loss methodology for recognizing credit losses that delays recognition until it is probable a loss has been incurred. The amendments in this ASU replace the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonableness and supportable information to inform credit loss estimates. An entity should apply the amendments through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (modified retrospective approach). Acquired credit impaired loans for which the guidance in Accounting Standards Codification (ASC) Topic 310-30 has been previously applied should prospectively apply the guidance in this ASU. A prospective transition approach is required for debt securities for which an other-than-temporary impairment has been recognized before the effective date. ASU 2016-13 is effective for public companies for the annual and interim periods in fiscal years beginning after December 15, 2019, with early adoption permitted. For non-public companies the ASU is effective for fiscal years and interim periods beginning after December 15, 2022, or January 1, 2023

(23) Recent Accounting Pronouncements (Continued)

for the Corporation. The Corporation will adopt ASU 2016-13 on January 1, 2023 and is currently determining under which method. The Corporation has assembled a cross-functional team from Finance, Credit, and IT that is leading the implementation efforts to evaluate the impact of this guidance on the Corporation's consolidated financial statements and related disclosures, internal systems, accounting policies, processes and related internal controls. At this time the Corporation cannot yet estimate the impact to the consolidated financial statements.

FASB ASU 2019-04, "Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments"

        Issued in April 2019, ASU 2019-04 clarifies certain aspects of accounting for credit losses, hedging activities, and financial instruments (addressed by ASUs 2016-13, 2017-12, and 2016-01, respectively). The amendments to estimating expected credit losses (ASU 2016-13), in particular, how a company considers recoveries and extension options when estimating expected credit losses, are the most relevant to the Corporation. The ASU clarifies that (1) the estimate of expected credit losses should include expected recoveries of financial assets, including recoveries of amounts expected to be written off and those previously written off, and (2) that contractual extension or renewal options that are not unconditionally cancellable by the lender are considered when determining the contractual term over which expected credit losses are measured. Management will consider the impact of ASU 2019-04 when considering the impact of ASU 2016-13 as discussed above.

FASB ASU 2016-02 (Topic 842), "Leases"

        Issued in February 2016, ASU 2016-02 revises the accounting related to lessee accounting. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use asset for all leases. The new lease guidance also simplifies the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. ASU 2016-02 is effective for public companies for the first interim period within annual periods beginning after December 15, 2018, with early adoption permitted. For non-public companies the ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within the fiscal years beginning after December 31, 2020. In July 2018 ASU 2018-11 was issued which creates a new, optional transition method for implementing ASU 2016-02 and a lessor practical expedient for separating lease and non-lease components and has the same effective date as ASU 2016-02. Under the optional transition method of ASU 2018-11, the Corporation may initially apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Corporation will adopt ASU 2016-12 and ASU 2018-11 as of December 31, 2020 and apply ASC 840 throughout 2020. The Corporation is evaluating the effects that ASU 2016-02 and ASU 2018-11 will have on its consolidated financial statements and related disclosures.

FASB ASU 2017-08 (Subtopic 310-20), "Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities"

        Issued in March 2017, ASU 2017-08 shortens the amortization period for certain callable debt securities held at a premium. Specifically, the amendment requires the premium to be amortized to the earliest call date. The amendment does not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. For public business entities, the amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. For non-public companies the ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within the fiscal years beginning after December 31, 2020. The Corporation

(23) Recent Accounting Pronouncements (Continued)

will adopt ASU 2017-08 as of December 31, 2020 and apply existing guidance throughout 2020. The Corporation is evaluating the effect that ASU 2017-08 will have on its consolidated financial statements and related disclosures.

FASB ASU 2017-12 (Subtopic 815), "Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities"

        Issued in August 2017, ASU 2017-12 better aligns hedge accounting with an organization's risk management activities in the financial statements. In addition, the ASU simplifies the application of hedge accounting guidance in areas where practice issues exist. Specifically, the proposed ASU eases the requirements for effectiveness testing, hedge documentation and application of the shortcut and the critical terms match methods. Entities would be permitted to designate contractually specified components as the hedged risk in a cash flow hedge involving the purchase or sale of nonfinancial assets or variable rate financial instruments. In addition, entities would no longer separately measure and report hedge ineffectiveness. Also, entities, may choose refined measurement techniques to determine the changes in fair value of the hedged item in fair value hedges of benchmark interest rate risk. For public business entities, the ASU is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. Early application is permitted in any interim period after issuance of the ASU for existing hedging relationships on the date of adoption and the effect of adoption should be reflected as of the beginning of the fiscal year of adoption (that is, the initial application date). The Corporation has evaluated ASU 2017-12, and has determined it has no current hedging strategies for which it plans to implement the ASU but we will consider the impact of the ASU on future hedging strategies that may arise. The Corporation will adopt ASU 2017-12 as of December 31, 2020 and apply existing guidance throughout 2020.

FASB ASU 2018-16 (Subtopic 815), "Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes"

        In October 2018 ASU 2018-16 was issued. The new guidance applies to all entities that elect to apply hedge accounting to benchmark interest rate hedges under Topic 815. It permits the use of the OIS rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes in addition to the existing applicable rates. The guidance is required to be adopted concurrently with ASU 2017-12, on a prospective basis for qualifying new or redesignated hedging relationships entered into on or after adoption. The Corporation does not anticipate the adoption of this ASU to have a material impact on its consolidated financial statements and related disclosures.

FASB ASU 2018-07, "Improvements to Nonemployee Share-Based Payment Accounting"

        Issued in June 2018, ASU 2018-07: Compensation—Stock Compensation (Topic 718), "Improvements to Nonemployee Share-Based Payment Accounting" expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor's own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling

(23) Recent Accounting Pronouncements (Continued)

goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers.

        The amendments in this update become effective for us January 1, 2020. The adoption will not have an impact on our consolidated financial statements and related disclosures as the Corporation has not historically granted share based payment awards to nonemployees other than to the Corporation's Board of Directors, who are treated as employees for share-based payment accounting.

FASB ASU 2018-13, "Fair Value Measurement Disclosure Framework"

        Issued in August 2018, ASU 2018-13 modifies, adds and removes certain disclosures aimed to improve the overall usefulness of the disclosure requirements for fair value measurements. ASU 2018-13 is effective for the Corporation on January 1, 2020. Adoption is required on both a prospective and retrospective basis depending on the amendment. Management does not expect the adoption of this ASU to have a material impact on our consolidated financial statements and related disclosures.

FASB ASU 2018-15 (Topic 350), "Intangibles—Goodwill and Other—Internal-Use Software"

        Issued in August 2018, ASU 2018-15 provides clarity on capitalizing and expensing implementation costs for cloud computing arrangements in a service contract. If an implementation cost is capitalized, the cost should be recognized over the noncancellable term and periodically assessed for impairment. The guidance is effective in annual and interim periods in fiscal years beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021. Adoption should be applied retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Corporation does not expect the adoption of this ASU to have a material impact on our consolidated financial statements and related disclosures as we currently do not have any such cloud computing arrangements.

FASB ASU 2019-12, "Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes"

        Issued in December 2019, ASU 2019-12 adds new guidance to simplify accounting for income taxes, changes the accounting for certain income tax transactions and makes minor improvements to the codification. The guidance is effective for annual periods beginning after December 15, 2020. Early adoption is permitted. Management has not yet determined what the impact of the adoption of this ASU will be on our consolidated financial statements and related disclosures.

(24) Parent Company Financial Statements

        The condensed financial statements of the Corporation (parent company only) are presented below. These statements should be read in conjunction with the notes to the consolidated financial statements.

(24) Parent Company Financial Statements (Continued)

  A. Condensed Balance Sheets

(dollars in thousands, except per share data)	December 31, 2019	December 31, 2018
Cash and due from banks	$148	—
Cash and cash equivalents	148	—

Investments in subsidiaries	159,643	109,867
Other assets	40	—

Total assets	$159,831	109,867

Liabilities:
Subordinated debentures	39,058	—
Accrued interest payable	78	—
Total liabilities	39,136	—

Stockholders' equity:
Common stock, $1 par value. Authorized 10,000,000 shares; issued and outstanding 6,406,795 and 6,392,287 as of December 31, 2019 and December 31, 2018	6,408	6,407
Surplus	80,196	79,919
Treasury Stock	(3)	—
Retained earnings	34,097	23,931
Accumulated other comprehensive loss	(3)	(390)

Total stockholders' equity	120,695	109,867

Total liabilities and stockholders' equity	$159,831	109,867

  B. Condensed Statements of Income

	Year ended December 31,
(dollars in thousands, except per share data)	2019	2018
Dividends from subsidiaries	$—	—
Net interest and other income	—	—

Total operating income	—	—

Expenses	81	—

Income before equity in undistributed income of subsidiaries	(81)	—
Equity in undistributed income of subsidiaries	10,562	8,163

Income before income taxes	10,481	8,163
Income tax (benefit) expense	—	—

Net income	10,481	8,163

Total other comprehensive income	387	(92)

Total comprehensive income	$10,868	8,071

(24) Parent Company Financial Statements (Continued)

  C. Condensed Statements of Cash Flows

	Year ended December 31,
(dollars in thousands)	2019	2018
Net income	$10,481	8,163
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(10,562)	(8,163)
Increase in accrued interest payable	78
Decrease (increase) in other assets	(40)	—

Net cash used in operating activities	(43)	—

Cash flows from investing activities:
Investment in subsidiaries	(38,804)	—
Net cash used in investing activities	(38,804)	—

Cash flows from financing activities:
Issuance of long term subordinated debt	39,051	—
Notes repaid (received) for common stock	(59)	—
Net purchase of treasury stock through publicly announced plans	(3)	—
Share based awards and exercises	6	—

Net cash provided by financing activities	38,995	—

Net change in cash and cash equivalents	148	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$148	—

(25) Subsequent Events

        On March 7, 2019 the Corporation announced a stock repurchase plan (the "2019 Stock Repurchase Plan") pursuant to which the Corporation may repurchase up to 5% of its common stock. In March 2020 the Corporation repurchased 314,825 of its own outstanding common shares at an average price of $18.17 per common share. These purchases completed the share repurchases authorized by the 2019 Stock Repurchase Plan.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The following is only a general summary of certain aspects of Pennsylvania law and the Registrant's articles of incorporation and bylaws related to the indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 1741-1850 of the Pennsylvania Business Corporation Law of 1988, as amended, or PBCL.

        Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

        Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person that was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

        Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article 7-F of the Registrant's articles of incorporation and Article 18 of the Registrant's bylaws provide indemnification of directors, officers and other agents of the Registrant and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

        Article 18 of the Registrant's bylaws provides that the rights to indemnification and advancement of expenses in the bylaws are not exclusive, and may be in addition to, any rights granted to an indemnitee under the Registrant's governing documents, as amended from time to time, an agreement or vote of shareholders or disinterested directors or otherwise. Section 1747 of the PBCL and

Article 18 of the Registrant's bylaws also permits the Registrant to maintain, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties.

Item 21.    Exhibits.

        The following exhibits are filed herewith or are incorporated herein by reference to other filings of the Registrant.

Exhibit Number	Description
3.1	Articles of Incorporation of Meridian Corporation, incorporated by reference to Exhibit 3.1 of the Registrant's Form 8-K filed with the SEC on August 24, 2018.

3.2	Bylaws of Meridian Corporation, incorporated by reference to Exhibit 3.2 of the Registrant's Form 8-K filed with the SEC on August 24, 2018.

4.1	Indenture, dated as of December 18, 2019, between Meridian Corporation, as Issuer, and U.S. Bank National Association, as Trustee, incorporated by reference to Exhibit 4.1 of the Registrant's Form 8-K filed with the SEC on December 18, 2019.

4.2	Forms of 5.375% Subordinated Note due 2029 (included as Exhibit A-1 and Exhibit A-2 to the Indenture incorporated by reference as Exhibit 4.1 hereto).

4.3	Form of Registration Rights Agreement, dated as of December 18, 2019, by and among Meridian Corporation and the several Purchasers identified therein, incorporated by reference to Exhibit 10.2 of the Registrant's Form 8-K filed with the SEC on December 18, 2019.

5.1	Opinion of Stradley Ronon Stevens & Young, LLP (previously filed).

23.1	Consent of KPMG LLP, filed herewith.

23.2	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (previously filed).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association (previously filed).

99.1	Form of Letter of Transmittal (previously filed).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

Item 22.    Undertakings.

        (a)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d)   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Malvern, Commonwealth of Pennsylvania, on April 10, 2020.

MERIDIAN CORPORATION
By:	/s/ CHRISTOPHER J. ANNAS Christopher J. Annas President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER J. ANNAS Christopher J. Annas	President and Chief Executive Officer; Chairman of the Board of Directors (Principal Executive Officer)	April 10, 2020
/s/ DENISE LINDSAY Denise Lindsay	Executive Vice President and Chief Financial Officer; Director (Principal Financial and Accounting Officer)	April 10, 2020
* Robert M. Casciato	Director	April 10, 2020
* George C. Collier	Director	April 10, 2020
* Robert T. Holland	Director	April 10, 2020
* Edward J. Hollin	Director	April 10, 2020
* Anthony M. Imbesi	Director	April 10, 2020
* Kenneth H. Slack	Director	April 10, 2020

*By:	/s/ DENISE LINDSAY Denise Lindsay Attorney-in-Fact